Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SENIOR SECURED REVOLVING CREDIT AGREEMENT

Dated as of

February 5, 2021

among

NOBLE FINANCE COMPANY,

as the Company and a Borrower,

NOBLE INTERNATIONAL FINANCE COMPANY and

CERTAIN ADDITIONAL SUBSIDIARIES OF THE COMPANY

as from time to time designated by the Company,

as Designated Borrowers,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent and Security Trustee

THE ISSUING BANKS

FROM TIME TO TIME PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

as Lead Arranger and Lead Bookrunner,

BARCLAYS BANK PLC, CITIBANK, N.A., DNB CAPITAL LLC, HSBC BANK USA, N.A.,

TRUIST BANK, and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

BNP PARIBAS and CREDIT SUISSE AG,

as Documentation Agents

-ii-

-iii-

-iv-

Section 11.31.	Material Non-Public Information	183
Section 11.32.	Certain Non-U.S. Law Limitations	183
Section 11.33.	Swiss Use of Proceeds	184

Exhibits:
Exhibit 1.1	-	Form of Collateral Rig Mortgage
Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8	-	Form of Note
Exhibit 2.14A	-	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.14B	-	Form of Designated Borrower Notice
Exhibit 3.3	-	Form of Tax Certificates
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 7.3	-	Subordination Terms
Exhibit 11.11	-	Form of Assignment Agreement

Schedules:
Schedule 1A	-	Commitment Schedule
Schedule 1B	-	Adjusted EBITDA
Schedule 2.12A	-	Maximum LC Issuance Amounts
Schedule 2.12B	-	Existing Letters of Credit
Schedule 4.1	-	Certain Effective Date Credit Documents and Deliverables
Schedule 5.16	-	Existing Indebtedness
Schedule 5.17	-	Existing Liens
Schedule 5.20	-	Subsidiaries
Schedule 5.21	-	Effective Date Collateral Rigs
Schedule 6.2	-	Approved Appraisers
Schedule 6.5	-	Insurance Requirements
Schedule 6.16	-	Post-Closing Matters
Schedule 7.12	-	Acceptable Flag Jurisdictions

-v-

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of February 5, 2021, is by and among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability and a wholly-owned direct or indirect Subsidiary of the Company (“NIFCO”), as a Designated Borrower, each other Designated Borrower from time to time party hereto, the lenders from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), each Issuing Bank from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, JPMORGAN CHASE BANK, N.A., as Collateral Agent for the Secured Parties, and JPMORGAN CHASE BANK, N.A., as Security Trustee for the Secured Parties.

RECITALS:

A. The Borrowers have requested that the Lenders and the Issuing Banks extend credit to them from time to time subject to the terms of this Agreement; and

B. The Lenders and the Issuing Banks are willing to make available to the Borrowers such credit upon the terms and subject to the conditions and requirements set forth herein;

C. NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acceptable Flag Jurisdiction” means any flag jurisdiction (a) listed on Schedule 7.12 or (b) otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Account Control Agreement” means, with respect to any Commodity Account, Deposit Account or Securities Account established or owned by a Credit Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing Control (as defined in the Guaranty and Collateral Agreement) of such Commodity Account, Deposit Account or Securities Account, as applicable, by the applicable Agent party thereto (it being understood and agreed that, unless an Event of Default has occurred and is continuing and notice has been delivered by such Agent under such agreement, no Agent shall exercise dominion or control over any Commodity Account, Deposit Account or Securities Account subject to such agreement or issue any instructions with respect thereto or any cash or other assets on deposit in or held in any such Commodity Account, Deposit Account or Securities Account). For the avoidance of doubt, no Account Control Agreement shall be required with respect to any Excluded Account or any non-U.S. account.

[Senior Secured Revolving Credit Agreement]

“Acquired Asset Value” means, in respect of the assets received (a) by any Credit Party pursuant to any Designated Asset Swap or (b) by any Credit Party or Restricted Subsidiary in exchange for the assets exchanged by such Credit Party or Restricted Subsidiary pursuant to any Asset Swap permitted hereunder, the total value of such received assets, which value shall be, (i) in the case of a Rig, as reflected in a third party appraisal obtained by or on behalf of such Credit Party or Restricted Subsidiary as the fair market value of such Rig (which appraised value may include the value of net cash flows through any then-existing contracted backlog) and (ii) in the case of any other asset, the fair market value thereof as determined in good faith by the Company.

“Acquisition EBITDA Adjustments” means, with respect to the calculation of Adjusted EBITDA as of any date of determination:

(a) solely in connection with calculating Adjusted EBITDA for the purposes of any incurrence test in connection with any Permitted Acquisition or similar investment where such calculation is based on contract(s) which, as of the date such Permitted Acquisition or other similar permitted Investment is to be consummated, (i) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the three-month anniversary of the date of such consummation and (ii) have a remaining term of at least one (1) year from the date of such consummation, for any fiscal quarter prior to the Commercial Operation Date (beginning with the four-fiscal quarter period that includes the fiscal quarter in which the applicable transaction is consummated and thereafter until the applicable Commercial Operation Date (including the fiscal quarter in which such Commercial Operation Date occurs)), an amount determined by the Company as the Adjusted EBITDA attributable to the Rig(s) contemplated to be acquired pursuant to such transaction, in each case, for the first 12-month period following the consummation of the applicable Permitted Acquisition or similar investment (such amount to be determined in good faith by the Company in consultation with the Administrative Agent based on customer contracts relating to such transaction, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, debt service obligations, contractual limitations on distributions and other factors and assumptions believed by the Company to be reasonable or appropriate at the time, in consultation with the Administrative Agent); and

(b) otherwise with respect to any Rig(s) acquired or constructed after the date hereof during any Test Period (and notwithstanding any restatement of the consolidated financial statements of the Company or any direct or indirect parent of the Company in connection with any such acquisition), an amount equal to the lesser of (i) the Adjusted EBITDA that would have been attributable to such Rig(s) if such Rig(s) had been acquired on the first day of the four-quarter period mostly recently ended prior to the consummation of such transaction, determined on a historical pro forma basis (which amount pursuant to this clause (i) shall not be less than zero if such Rig has a charter or other contract then in effect which has commenced or with an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the three-month anniversary of the date of such acquisition or the completion of construction (or no later than three-months after the relevant date of determination of Adjusted

[Senior Secured Revolving Credit Agreement]

EBITDA of the Company and its Restricted Subsidiaries) and which has a remaining term of at least one (1) year from the date of such acquisition or completion) and (ii) an amount determined by the Company, in the same manner as set forth in the foregoing clause (a), as the Adjusted EBITDA forecasted to be attributable to such Rig(s) for the balance of the four full fiscal quarter period following the consummation of such transaction.

Notwithstanding the foregoing, no such additions shall be allowed pursuant to the foregoing clause (a) unless the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth (i) the Company’s determination of Acquisition EBITDA Adjustments, (ii) the applicable scheduled Commercial Operation Date and (iii) a summary of cash distributions projected to be received by the Company or a Restricted Subsidiary from, or the Adjusted EBITDA otherwise attributable to, the applicable Rig(s), along with a reasonably detailed explanation of the basis therefor.

“Additional Subject Jurisdiction” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (a) is organized, incorporated or formed and/or (b) has material operations or owns any assets, but only if, in the case of any such jurisdiction referred to in clause (a) or (b) above, (x) the fair market value (as determined in good faith by the Company) of all assets (excluding (i) Rigs, (ii) intercompany claims, (iii) Deposit Accounts, Securities Accounts and other bank accounts and assets deposited in or credited to any such account, (iv) spare part equipment, and (v) any assets which are (x) in transit or temporarily located in such jurisdiction, or (y) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $5,000,000 for such jurisdiction, (y) a reasonable request has been made in writing by the Administrative Agent or the Required Lenders to designate, or the Company has notified the Administrative Agent and the Lenders in writing that the Company has elected to designate, such jurisdiction as an “Additional Subject Jurisdiction” and (z) the designation of such jurisdiction as an “Additional Subject Jurisdiction” would not conflict with the Agreed Security Principles.

“Adjusted EBITDA” means, with respect to the Company and its Restricted Subsidiaries, for any period, an amount equal to:

(I) Consolidated Net Income for such period; plus

(II) the sum of the following amounts for such period, without duplication, to the extent deducted from Consolidated Net Income for such period: (a) Interest Expense, taxes (including, without duplication, any Tax Payments), depreciation and amortization, (b) gains, losses and non-cash charges related to the cancellation of debt, swaps and/or other derivatives, (c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or Disposition, (d) all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash), provided that (1) the aggregate amount of such cash charges, expenses or losses under this clause (d) (other than in connection with the Transocean Litigation and the Paragon Litigation), together with any cash charges, costs or losses added back pursuant to clauses (g) and (i) below, shall not exceed the greater of (x) $2,500,000 and (y) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs) and (2) such charges, expenses or losses with the Transocean Litigation

[Senior Secured Revolving Credit Agreement]

and Paragon Litigation shall not be subject to any limitation, (e) all charges and expenses pursuant to or in connection with the Chapter 11 Cases and current restructuring, provided that the aggregate amount of such charges and expenses under this clause (e) shall not exceed $120,000,000 for the fiscal year ending December 31, 2020 and $10,000,000 for the fiscal year ending December 31, 2021, with any unused amounts for the fiscal year ending December 31, 2020 being available for the fiscal year ending December 31, 2021, (f) any non-cash adjustments and charges stemming from the application of fresh start accounting, (g) transaction expenses incurred in connection with any acquisition or Dispositions, provided that the aggregate amount of such cash expenses under this clause (g) (other than in connection with consummated acquisitions in which the acquired assets become Collateral) shall not exceed (1) the limitations set forth in clause (1) of the proviso to clause (d) above, (2) shall not exceed 1% of the total transaction value of the applicable acquisition or Disposition and (3) no such expenses may be paid to any Affiliate of the Company (except to the extent such payment is in respect of (x) third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary or (y) out-of-pocket expenses required to be paid or reimbursed pursuant to the Shared Services Agreement), (h) non-cash charges and expenses relating to employee benefit plans, management incentive plans, equity compensation plans or other stock-based compensation arrangements, (i) charges, costs or losses attributable to severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business integrity and corporate development, provided that the aggregate amount of cash charges, costs or losses under this clause (i) shall not exceed the limitation set forth in clause (1) of the proviso to clause (d) above, and (j) Acquisition EBITDA Adjustments; minus

(III) the sum of (x) any “Permitted Payments to Parent” made during such period solely to the extent not deducted from, or otherwise reducing the amount of, Consolidated Net Income in such period (other than in respect of (1) Tax Payments, and (2) any Permitted Payments to Parent in respect of an expense or liability that would not have been deducted from, or otherwise reduced the amount of, Consolidated Net Income in such period had the Company or any Restricted Subsidiary incurred such expense or liability directly instead of a direct or indirect parent of the Company), (y) Adjusted EBITDA attributable to Rigs that have ceased to be owned by the Company or any Restricted Subsidiary as a result of a Disposition, and (z) all noncash items of income added to Consolidated Net Income.

For purposes of calculating Adjusted EBITDA for any Test Period ending prior to the Test Period ending December 31, 2021, Adjusted EBITDA for any fiscal quarter ending prior to the Effective Date (or in which the Effective Date occurs) included in the Test Period for which Adjusted EBITDA is being calculated shall be as set forth on Schedule 1B hereto.

[Senior Secured Revolving Credit Agreement]

“Adjusted LIBOR Rate” means, with respect to any borrowing of Loans accruing interest at a rate determined with reference to the Adjusted LIBOR Rate for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor administrative agent appointed hereunder pursuant to Section 10.7.

“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in U.S. Dollars, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose and (b) in the case of Letters of Credit denominated in any other currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under direct or indirect common Control with, such Person; provided that the term “Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services that are owned by a direct or indirect equityholder of Noble Parent Company (but not owned directly or indirectly by Noble Parent Company or any of its Subsidiaries).

“Affiliated Lender” means, at any time, any Lender that is also an equityholder of Noble Parent Company.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Security Trustee.

“Agreed Security Principles” means:

(a) the Credit Documents shall not require any Person to take steps to create or perfect any Lien on Excluded Property;

(b) perfection through Account Control Agreements or other actions (other than to the extent not constituting an Excluded Account pursuant to clause (a), (b), (c) or (e) of the definition of “Excluded Accounts”, the filing of UCC-1 financing statements, or giving of notice (to the extent reasonably required in any Collateral Document, which requirement, for the avoidance of doubt, shall be subject to any other applicable Agreed Security Principle), as applicable) shall not be required with respect to (i) any Excluded Account or (ii) any non-U.S. Deposit Account, non-U.S. Securities Account, non-U.S. Commodity Account or other non-U.S.

[Senior Secured Revolving Credit Agreement]

bank account (it being understood that a Credit Party or Restricted Subsidiary may, in its sole discretion, take any action from time to time of the type referred to in clause (a) or (b) of the definition of “Specified Group Cash” with respect to one or more non-U.S. accounts of such Person); provided that, with respect to any account of a Credit Party referred to in clause (ii) above that (x) is not an Excluded Account, (y) has an average monthly account balance in excess of $5,000,000 and (z) is reasonably capable of becoming Collateral, if required by applicable law or where it is consistent with market practice to perfect the applicable Agent’s Liens, the relevant Credit Party shall (1) promptly notify the relevant account bank of such Agent’s Liens created over such account and (2) use its commercially reasonable efforts consistent with market practice (for a period of up to a maximum of sixty (60) days) to obtain an acknowledgement from the relevant account bank in respect of such notice;

(c) none of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral within or subject to the laws of the United States other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) having a value that exceeds (x) individually, $5,000,000 or (y) in the aggregate for all Credit Parties, $5,000,000, (ii) the subordination of intercompany liabilities, (iii) the execution and delivery of, and performance under, the Guaranty and Collateral Agreement, any required short-form intellectual property Collateral Documents and any required Account Control Agreements (the terms of which shall reflect that the relevant Credit Party will have full operational control of the accounts subject thereto absent the occurrence of and continuance of a Notified Event of Default), (iv) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (v) the filing of UCC-1 financing statements, and (vi) other actions reasonably agreed between any Agent and the Company, subject to customary exceptions and thresholds;

(d) none of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Rig required to be Collateral, execution of a Collateral Rig Mortgage (or similar Collateral Document) and registration thereof in the vessel or ship registry in the relevant jurisdiction of the flag under which such Rig is registered in the name of the owner of such Rig (it being understood that, in connection with a bareboat registration or a temporary re-flagging (or equivalent) of a Collateral Rig permitted by Section 7.12(a), none of the Credit Parties or Restricted Subsidiaries shall be required to execute a Collateral Rig Mortgage (or similar Collateral Document) governed by the laws of, or file any additional mortgage registrations in, the jurisdiction of such bareboat registration or temporary flag (or equivalent) (other than the filing or registration of the existing Collateral Rig Mortgage in the vessel or ship registry in the jurisdiction of such bareboat registration, if such action is required by (or advisable and permitted to be made under) the laws of such jurisdiction) so long as the Company provides customary legal opinion of counsel in a form and substance reasonably acceptable to the Administrative Agent opining that, after giving effect to any such bareboat registration or temporary re-flagging (or equivalent), the existing Collateral Rig Mortgage on such Rig remains a legal, valid and binding obligation in full force and effect under the law of the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms); provided that, except as set forth in the foregoing subclause (ii), no Guaranty or Collateral Documents shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions;

[Senior Secured Revolving Credit Agreement]

(e) general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or personal liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules (and, for entities incorporated in the Kingdom of Saudi Arabia and other relevant jurisdictions, requirements for compliance with the Shari’ah) and analogous principles may restrict a Restricted Subsidiary from providing a Guaranty or granting Liens on its assets or may require that any Guaranty of and/or Liens securing the Secured Obligations be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the Guaranty provided and/or the security or other Liens granted by such Restricted Subsidiary be limited in amount or otherwise in order to make the provision of such Guaranty or the grant of such security or other Liens legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal, civil or criminal liability of the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be reduced by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those limitations, rules or principles (and, in this respect, shall have regard to any and all representations made by any Agent);

(f) registration of any liens created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation (to the extent that, if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Document;

(g) where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by a Credit Party in a particular jurisdiction, such Credit Party’s grant of security over such category of assets may be limited to the material assets in that category where determined appropriate by the Company and any Agent in light of the principles set forth in this definition;

(h) no Lien granted on motor vehicles and other assets (other than any owned Rigs required to be mortgaged as Collateral) subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

[Senior Secured Revolving Credit Agreement]

(i) the Credit Parties shall pledge, or cause to be pledged, the Equity Interests of each Restricted Subsidiary that is or becomes a Credit Party; provided that the Equity Interests of any Discretionary Guarantor shall only be required to be pledged if such Equity Interests are owned by another Credit Party and not otherwise excluded from the Collateral pursuant to the Agreed Security Principles. Each Collateral Document in respect of security over Equity Interests in any Subsidiary Credit Party will be governed by the laws of the country (or state thereof) in which such entity is incorporated, organized or formed; provided that each Collateral Document in respect of Liens on Equity Interests in (x) any U.S. Credit Party will be governed by the laws of the State of New York or (y) any Required Guarantor that is not incorporated, organized or formed in a Subject Jurisdiction or any Discretionary Guarantor may be governed by the laws of the State of New York or the laws of a relevant non-U.S. Subject Jurisdiction. No Credit Party or Restricted Subsidiary shall be required to provide any security or take any perfection step in respect of any Equity Interests held in any direct Restricted Subsidiary of any Credit Party incorporated, organized or formed outside a Subject Jurisdiction or any entity which is not a Subsidiary Credit Party or a direct Material Subsidiary of a Credit Party, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that absent a Notified Event of Default that is continuing, there shall be no requirement (and no Agent or other Secured Party shall request) that any local law perfection steps (or Collateral Documents) with respect to Equity Interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent transfer powers) in respect of pledged Equity Interests in any Subsidiary Credit Party or any direct Material Subsidiary of a Credit Party);

(j) information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a Collateral Document will be specified in that Collateral Document and all such information shall be provided by the relevant Credit Party at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under that Collateral Document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction) or, so long as an Event of Default is continuing, following the Administrative Agent’s or other applicable Agent’s request;

(k) unless an Event of Default exists, no registration of the Liens on intellectual property constituting Collateral shall be required other than in the relevant U.S. federal registries, as applicable;

(l) no Credit Party shall be required to give notice of any Liens on any of its book debts or accounts receivable to the relevant debtors unless (i) a Notified Event of Default has occurred and is continuing or (ii) such notice is required pursuant to the laws of the relevant Subject Jurisdiction to perfect the applicable Agent’s security interest in such book debts or accounts receivable that relate to any Collateral Rig (for the avoidance of doubt, subject to any other applicable Agreed Security Principle);

(m) each Credit Party shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges over its assets that are required to constitute Collateral, which floating charges and general business charges shall in each case be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction;

[Senior Secured Revolving Credit Agreement]

(n) the Collateral Documents shall be limited to those documents agreed among counsel for the Borrowers and for the Administrative Agent, which documentation shall in each case be (i) in form and substance consistent with the principles set forth in this definition, (ii) customary for the form of Collateral and (iii) as mutually agreed between the Administrative Agent (or other applicable Agent) and the Borrowers;

(o) no documentation with respect to the creation or perfection of liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Rig required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) with respect to any such assets located in a particular jurisdiction that are reasonably capable of becoming Collateral, the fair market value (as determined in good faith by the Company) of such assets located in such jurisdiction exceeds an aggregate amount equal to $5,000,000; and

(p) no lien searches shall be required other than customary searches in the United States, in any other Subject Jurisdiction (but only to the extent (i) the concept of “lien” searches exists therein, (ii) such requirement would be customary or consistent with market practice in such jurisdiction and (iii) such searches can be obtained at commercially reasonable costs) or with respect to owned Rigs (which shall be customary registry searches).

“Agreement” means this Senior Secured Revolving Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, (a) for any day prior to July 31, 2024, (i) for any Base Rate Loan 3.75% per annum and (ii) for any Eurodollar Loan, 4.75% per annum, and (b) for any day thereafter, (i) for any Base Rate Loan, 4.25% per annum and (ii) for any Eurodollar Loan, 5.25% per annum; provided that, if any Specified Rig is transferred to an Ineligible LCE in reliance on clause (s) of the definition of “Asset Sale”, the Applicable Margin shall be increased by 0.50% per annum for so long as any Specified Rig is owned by any Ineligible LCE.

“Application” has the meaning set forth in Section 2.12(b)(i).

“Approved Appraiser” means any of the appraisal firms identified on Schedule 6.2, or such other independent appraisal firm nominated by the Company and reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

[Senior Secured Revolving Credit Agreement]

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Arranger” means JPMorgan Chase Bank, N.A., as lead arranger and lead bookrunner, acting in its capacities as lead arranger and lead bookrunner; provided, however, that the Arranger shall not have any duties, responsibilities, or obligations hereunder in such capacity.

“Asset Coverage Aggregate Rig Value” means, as of any date of determination, an amount equal to the sum of (a) the aggregate amount of the Rig Value of all of the Collateral Rigs, and (b) with respect to each Specified Rig owned by an Ineligible LCE at such time, the lesser of (i) the Rig Value of such Specified Rig and (ii) the outstanding principal amount of the Specified Rig Intercompany Note owed by such Ineligible LCE at such time to the relevant Credit Party (excluding for such purpose the principal amount of such Specified Rig Intercompany Note that constitutes interest paid in kind and capitalized as principal evidenced by such Specified Rig Intercompany Note).

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Asset Coverage Aggregate Rig Value to (b) the sum of the Loans outstanding as of such date plus the aggregate face amount of all outstanding Letters of Credit as of such date (other than any Letter(s) of Credit with respect to which the Company has provided or caused to be provided Cash Collateral as specified in Section 8.2(c)).

“Asset Sale” means the Disposition by the Company or any Restricted Subsidiary of any asset, including any Equity Interest owned by any such Person; provided that none of the following shall be an “Asset Sale”:

(a) Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment, personal property or fixtures of comparable suitability within 270 days of such Disposition, including but not limited to the Disposition of any boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Rig that are no longer useful, necessary, profitable or advantageous in the operation of such Rig, replaced by new boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability;

(b) Dispositions of inventory that is sold in the ordinary course of business;

(c) Dispositions (other than, for purposes of this clause (c), any Disposition to an Ineligible LCE) by (i) any Credit Party to any other Credit Party, or (ii) any Restricted Subsidiary to any Credit Party or any Restricted Subsidiary;

(d) Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, in each case, constituting Dispositions;

(e) the demise, bareboat, time, voyage, other charter, lease or right to use of any Rig in the ordinary course of business;

[Senior Secured Revolving Credit Agreement]

(f) (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(g) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(h) Dispositions of cash and Cash Equivalents;

(i) any issuance of Equity Interests of any Restricted Subsidiary to any Credit Party or any other Restricted Subsidiary; provided that, in the case of such an issuance by a non-wholly-owned Restricted Subsidiary, such issuance may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests);

(j) the creation of any Permitted Lien;

(k) Dispositions of property (i) subject to casualty or condemnation proceedings (or similar events) or (ii) as a result of any Event of Loss or the occurrence of any event referred to in clause (b) of the definition of “Event of Loss” which would, with the passage of time, constitute an Event of Loss;

(l) [reserved];

(m) the Designated Asset Swap;

(n) any other Asset Swap;

(o) abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Company and the Restricted Subsidiaries;

(p) any issuance of, or other Disposition of, Equity Interests of any Unrestricted Subsidiary;

(q) leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(r) [reserved];

[Senior Secured Revolving Credit Agreement]

(s) any sale and transfer of ownership of any Specified Rig together with the equipment associated with such Specified Rig, to an Ineligible LCE in order to comply with local jurisdictional requirements or customs of the Kingdom of Saudi Arabia in connection with a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Specified Rig (any of the foregoing, a “Relevant Specified Rig Contract”); provided that: (1) no Default or Event of Default exists at the time of such sale or would result therefrom; (2) the Company would have a pro forma Asset Coverage Ratio of no less than 2.00 to 1.00 immediately after giving pro forma effect to such sale and transfer of ownership; (3) the Company or a Restricted Subsidiary directly or indirectly owns at least 50% of the Equity Interests in, or Controls, such Ineligible LCE; (4) the Company or a Restricted Subsidiary directly owns 100% of the Equity Interests of the Restricted Subsidiary that directly owns any Equity Interests of such Ineligible LCE (such Restricted Subsidiary that is the direct owner of any Equity Interests in an Ineligible LCE, an “Ineligible LCE Noble Owner”); (5) the applicable Ineligible LCE Noble Owner is or becomes a Guarantor (or, if such Ineligible LCE Noble Owner is an Excluded Subsidiary pursuant to clause (a) of the definition thereof, its direct parent or next parent entity up the chain of ownership of such Ineligible LCE Noble Owner that is not such an Excluded Subsidiary is or becomes a Guarantor); (6) 100% of the Equity Interests of the applicable Ineligible LCE Noble Owner are pledged by the Company or the applicable Restricted Subsidiary pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document (or, if such pledge would be prohibited by applicable law or any contractual restriction, then 100% of the Equity Interests of its direct parent or next parent entity up the chain of ownership of such Ineligible LCE Noble Owner that is not so prohibited from being pledged shall be pledged by the Company or applicable Restricted Subsidiary pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document); (7) for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s), to the extent the applicable Ineligible LCE Noble Owner is not a Guarantor and/or does not have its Equity Interests pledged pursuant to subclauses (5) and (6) above, then such Ineligible LCE Noble Owner (i) shall be prohibited from incurring any debt for borrowed money or providing a Guarantee of any debt for borrowed money (other than any permitted intercompany debt owed to the Company or another Restricted Subsidiary, which intercompany debt shall be represented by a promissory note or similar instrument that shall constitute Collateral pledged by the Company or such Restricted Subsidiary, as applicable) and (ii) shall not have any material assets, liabilities or operations other than (x) ownership of the Equity Interests of the applicable Ineligible LCE, direct or indirect ownership of the Equity Interests of any of its other Subsidiaries, and assets, liabilities and activities incidental to the foregoing, (y) intercompany transactions not otherwise prohibited hereunder, and (z) Secured Obligations (if any); (8) the consideration payable for the sale of such Specified Rig and related equipment to the applicable Ineligible LCE shall be represented by a promissory note or similar instrument issued by such Ineligible LCE to the Guarantor selling such Specified Rig (any such promissory note or similar instrument, a “Specified Rig Intercompany Note”), which shall (i) be for an initial principal amount not less than the fair market value of such Specified Rig at the time of such sale, (ii) constitute Collateral pledged by such Guarantor (which entity shall continue to be a Guarantor for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s) and such Specified Rig Intercompany Note remains outstanding), (iii) be payable by such Ineligible LCE on demand, (iv) to the extent permitted by applicable law, provide that the debt evidenced thereby accrues interest at a rate of 15% per annum (or such lower interest rate reflecting the maximum interest rate permitted by applicable law) to be periodically paid in kind and capitalized as additional principal evidenced thereby, and (v) promptly be secured by a first preferred ship mortgage (or similar instrument or deed) over of such Specified Rig (a “Specified Rig Intercompany Mortgage”), duly registered in the vessel or ship registry appropriate for such

[Senior Secured Revolving Credit Agreement]

Specified Rig in favor of such Guarantor (or a security trustee or similar representative for the benefit of such Guarantor) (it being understood that (x) such Specified Rig Intercompany Mortgage shall be entered into and registered as promptly as practicable after the transfer of ownership of such Specified Rig to such Ineligible LCE and (y) the obligations represented by any Specified Rig Intercompany Note and secured by any Specified Rig Intercompany Mortgage shall be limited to the principal amount of such Specified Rig Intercompany note (excluding, for the avoidance of doubt, additional principal amounts and any interest amounts referred to in subclause (iii) of this clause (8)); (9) such Ineligible LCE shall not have any other debt for borrowed money, other than debt owed by such Ineligible LCE to the Company or a Restricted Subsidiary (to the extent constituting an Investment not prohibited by this Agreement), which intercompany debt shall be represented by a promissory note or similar instrument that shall constitute Collateral pledged by the Company or such Restricted Subsidiary, as applicable; and (10) for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s), the related Specified Rig Intercompany Note and Specified Rig Intercompany Mortgage shall not be amended, modified or waived in any manner adverse to the interests of the Lenders without the consent of the Required Lenders; provided, further, that, in the event that the Relevant Specified Rig Contract has expired or terminated and such Specified Rig is not subject to, or scheduled to become subject to another Relevant Specified Rig Contract within the next 270 days (or such later date as may be approved by the Administrative Agent), such Specified Rig shall be promptly sold or otherwise transferred to a Guarantor, which Guarantor shall promptly (but in any event within the applicable timeframe set forth in Section 6.12(b)) cause such Specified Rig to become a Collateral Rig in accordance with Section 6.12(b);

(t) the Disposition of Equity Interests in a Subsidiary that becomes a Local Content Entity as a result of such Disposition to one or more Persons referred to in clause (b) of the definition of “Local Content Entity”; and

(u) any other Dispositions of assets (in each case, other than Collateral Rigs or Equity Interests of (i) any Collateral Rig Owner, (ii) any Ineligible LCE to whom a Rig has been transferred pursuant to clause (s) above or (iii) any Ineligible LCE Noble Owner of Equity Interests in an Ineligible LCE to whom a Rig has been transferred pursuant to clause (s) above); provided that the aggregate fair market value of any assets Disposed of in reliance on this clause (u) shall not exceed $2,500,000 in the aggregate since the Effective Date.

“Asset Swap” means any transaction or series of related transactions pursuant to which one or more Credit Parties or Restricted Subsidiaries shall exchange, with a Person that is not an Affiliate, one or more Related Business Assets owned by them for one or more Related Business Assets owned by such Person; provided that (a) the Acquired Asset Value is greater than or equal to the total value of the asset(s) given in exchange by such Credit Party or Restricted Subsidiary (which value shall be, (i) in the case of a Rig, as reflected in the most recent third party appraisal delivered by the Company to the Administrative Agent as the fair market value of such Rig (which appraised value shall include the value of net cash flows through any then-existing contracted backlog) and (ii) in the case of any other asset so given in exchange, the fair market value thereof as determined in good faith by the Company), (b) the Required Lenders consent to such transaction(s), and (c) the assets, including Equity Interests, acquired pursuant to such transaction(s) (or acquired with the Net Cash Proceeds received therefor pursuant to such transaction) will become Collateral to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13).

[Senior Secured Revolving Credit Agreement]

“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.11 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans and outstanding participations in Letters of Credit, pursuant to Section 11.11.

“Assumed Acquisition Indebtedness” has the meaning set forth in Section 7.3(e).

“Australian Dollars” means the lawful currency of Australia.

“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments in effect as of such date and (b) the amount of Loans and Letters of Credit outstanding as of such date.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash (excluding, for the avoidance of doubt, Cash Collateral) and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of its Restricted Subsidiaries other than the following amounts (without duplication): (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Company or any Restricted Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (b) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party; (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (d) cash and Cash Equivalents in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business; (e) petty cash; (f) any cash or Cash Equivalents held in Excluded Accounts; and (g) cash and Cash Equivalents of any joint venture. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined or reasonably estimated by the Company in good faith in accordance with the immediately preceding sentence.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to Section 9.2(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

[Senior Secured Revolving Credit Agreement]

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Lender, Issuing Bank or Agent or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011 of the United Kingdom and/or any equivalent levy imposed under the laws of a jurisdiction other than the United Kingdom).

“Bankruptcy Code” has the meaning assigned to such term in the definition of “Plan of Reorganization.”

“Bankruptcy Court” has the meaning assigned to such term in the definition of “Plan of Reorganization.”

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBOR Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 9.2 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 9.2(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Benchmark” means, initially, LIBOR Rate; provided that, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 9.2(b) or (c).

[Senior Secured Revolving Credit Agreement]

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

[Senior Secured Revolving Credit Agreement]

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 9.2(c); or

[Senior Secured Revolving Credit Agreement]

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

[Senior Secured Revolving Credit Agreement]

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means the Company and each Designated Borrower, and “Borrowers” means, collectively, the Company and the Designated Borrowers.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a) where it relates to a Treaty Lender whose scheme reference number and jurisdiction of tax residence is stated opposite that Lender’s or Issuing Bank’s name on Schedule 1 hereto (in the case of a Treaty Lender that becomes a party to this Agreement on the Effective Date), is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or

(b) where it relates to a Treaty Lender not listed on Schedule 1 whose scheme reference number and jurisdiction of tax residence is listed in any applicable Assignment Agreements or other instrument pursuant to which such Lender or Issuing Bank becomes a party hereto (in the case of a Treaty Lender that becomes a party to this Agreement after the Effective Date), is filed with HM Revenue & Customs within thirty (30) days of that date.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of Eurodollar Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Revolving Loans comprising such Borrowing to a Borrower, is “continued” (in the case of Eurodollar Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Loans or Base Rate Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the applicable Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Loan, $100,000.

“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or Section 2.3(b), as applicable, which, if in writing, shall be substantially in the form of Exhibit 2.3 or otherwise include the information requested in such form.

“Brazilian Real” means the lawful currency of Brazil.

[Senior Secured Revolving Credit Agreement]

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurodollar Borrowing, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the interbank eurodollar market in London, England.

“Calculation Date” means (a) each of the following: (i) each date of the issuance of a Letter of Credit denominated in a currency other than Dollars; (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount); (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement (including Section 11.21) or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Collateral” means all cash and Cash Equivalents (a) of any Borrower or (b) which has been provided by any Defaulting Lender, upon which any Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks and the Agents, under the terms of Section 2.15 or Section 8.4.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (c) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (a) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (f) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above.

[Senior Secured Revolving Credit Agreement]

“Cash Interest Expense” means, with reference to any Test Period, an amount equal to the Interest Expense (including Commitment Fees) of the Company and its Restricted Subsidiaries paid in cash during such Test Period, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received during such Test Period by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements.

“Change in Law” means the occurrence, on or after the date hereof (or, if later, on or after the date any Agent or any Lender becomes an Agent or a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any event or series of events by which either: (i) any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) (other than any Effective Date Owner Entity) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity securities of Noble Parent Company (or other securities convertible into such equity securities) representing more than fifty percent (50%) of the Deemed Outstanding Parent Voting Power, except as a result of a Redomestication; or (ii) Noble Parent Company shall cease to own, directly or indirectly, all of the outstanding equity securities (except for directors’ qualifying shares) of the Company, except as a result of a Redomestication.

“Chapter 11 Cases” has the meaning assigned to such term in the definition of “Plan of Reorganization.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Collateral Rigs, (b) the Parent Pledged Equity, and (c) all other property and interests in property, including cash and Cash Equivalents, and proceeds thereof now owned or hereafter acquired by any Credit Party upon which a Lien is granted or purported to be granted under any Collateral Document to secure the Obligations. For the avoidance of doubt, “Collateral” shall in no event include any Excluded Property.

“Collateral Account” has the meaning set forth in Section 8.4(b).

[Senior Secured Revolving Credit Agreement]

“Collateral Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as collateral agent for the Secured Parties, and any successor collateral agent appointed hereunder pursuant to Section 10.7.

“Collateral and Guaranty Requirements” means the requirements set forth in Section 6.12.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages, the Parent Pledge Agreement, the collateral documents described in Part A of Schedule 4.1 hereto, the Account Control Agreements and any and all other security agreements, vessel mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in connection with the Collateral in favor of any Agent, to secure the Obligations, entered into pursuant to the terms hereof.

“Collateral Rig” means, as of the Effective Date, each Effective Date Collateral Rig, and thereafter, each Rig owned by any Credit Party that becomes a Collateral Rig in accordance with Section 6.12 and is subject to a Collateral Rig Mortgage, in any such case, other than (i) any Excluded Rig, and (ii) any Rig that ceases to be a Collateral Rig as the result of (x) the Designated Asset Swap or any Asset Sale or Asset Swap or Permitted Investment permitted hereby or consented to by the Administrative Agent (acting at the instructions of the Required Lenders), (y)a Disposition of such Rig to an Ineligible LCE pursuant to clause (s) of the definition of “Asset Sale” (for the avoidance of doubt, for so long as such Rig is not yet required to become a Collateral Rig again pursuant to the last proviso to such clause (s)), or (z) any other release of the Lien on such Rig in accordance with Section 11.30; provided that, the provisions of Articles 5, 6, 7 (other than Section 7.12) and 8 shall apply to each Rig referred to in the foregoing clause (y) as if such Rig were a Collateral Rig for such purposes, mutatis mutandis.

“Collateral Rig Mortgages” means any of the first preferred ship mortgages and other instruments (including deeds) over the Collateral Rigs, each duly registered in the vessel or ship registry appropriate for such Collateral Rig in favor of the Security Trustee or any other Agent, substantially in the form of Exhibit 1.1, or such other form as may be agreed between any Agent and the Company, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Rig Owner” means any Person that owns a Collateral Rig.

“Collateralized Obligations” has the meaning set forth in Section 8.4(b).

“Commercial Operation Date” means the date on which an acquired Rig commences commercial operations in accordance with the terms of its material customer contracts.

“Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans and participate in Letters of Credit pursuant to Section 2.1 and Section 2.12, respectively, initially in the amount and percentage set forth opposite such Lender’s name on Schedule 1A or later set forth on any updated version of Schedule 1A, any Assignment Agreement pursuant to Section 11.11 or any amendment or supplement hereto, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.

“Commitment Fees” has the meaning set forth in Section 3.1(a).

[Senior Secured Revolving Credit Agreement]

“Commitment Letter” means that certain Commitment Letter, dated October 23, 2020, between the Prepetition Parent Guarantor, JPMorgan Chase Bank, N.A. and the other commitment parties party thereto.

“Commitment Termination Date” means the earliest to occur of: (i) July 31, 2025 (such date, the “Scheduled Commitment Termination Date”); (ii) Facility Termination; (iii) the occurrence of any Specified Bankruptcy Event of Default; and (iv) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 8.2 that the Commitments have been terminated.

“Commodity Account” has the meaning set forth in the Guaranty and Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the first paragraph hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.

“Confirmation Order” has the meaning set forth in Section 4.1(g).

“Consolidated First Lien Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries that (i) is outstanding on such date, determined on a consolidated basis in accordance with GAAP, and (ii) constitutes First Lien Indebtedness, minus (b) the aggregate amount of Specified Group Cash as of such date.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date of determination to (b) Adjusted EBITDA for the most recently ended Test Period.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following, without duplication: (a) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of (i) the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be, and (ii) the amount of any loans repaid by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (b) the net income of any Ineligible LCE or Unrestricted Subsidiary except to the extent of (i) the amount of dividends or distributions or other return on investment actually paid in cash during such period by such Ineligible LCE or Unrestricted Subsidiary to the Company or to any of its Restricted Subsidiaries (or to the extent non-cash dividends or distributions are received and converted into

[Senior Secured Revolving Credit Agreement]

cash by the Company or any of its Restricted Subsidiaries during such period), as the case may be, (ii) the amount of any loans repaid by such Ineligible LCE or Unrestricted Subsidiary to the Company or to any of its Restricted Subsidiaries, as the case may be, and (iii) any other amount paid in cash by such Ineligible LCE or Unrestricted Subsidiary pursuant to Section 6.15; (c) the net income (but not loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not permitted at the date of determination by the terms of its organizational documents or any contractual obligation applicable to such Restricted Subsidiary (other than by the terms of any Indebtedness of such Restricted Subsidiary outstanding pursuant to Section 7.3(h) or any Permitted Refinancing Debt with respect thereto) except to the extent such income is actually paid in cash during such period by such Restricted Subsidiary to the Company or another Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Company or any of its Restricted Subsidiaries during such period); (d) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (e) any extraordinary gains or losses during such period, including any cancellation of indebtedness income; (f) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; and (g) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries that is (i) outstanding on such date, determined on a consolidated basis in accordance with GAAP, and (ii) secured by a Lien on any assets of the Company or any Restricted Subsidiary, minus (b) the aggregate amount of Specified Group Cash as of such date.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date of determination to (b) Adjusted EBITDA for the most recently ended Test Period.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Specified Group Cash as of such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date of determination to (b) Adjusted EBITDA for the most recently ended Test Period.

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

[Senior Secured Revolving Credit Agreement]

“Controlling Affiliate” means any Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, the Company (other than Persons Controlled by the Company or any of its Subsidiaries); provided that the term “Controlling Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services in the ordinary course of business that are owned by a direct or indirect equityholder of Noble Parent Company (but not owned directly or indirectly by Noble Parent Company or any of its Subsidiaries) other than any such portfolio company which is an offshore maritime drilling service company.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.29.

“Credit Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, Borrowing Requests, any Designated Borrower Request and Assumption Agreement, the Collateral Documents, the Second Lien Intercreditor Agreement, any other intercreditor arrangement entered into after the Effective Date to which any Agent is a party in connection herewith, and any other instrument or agreement now or hereafter executed and delivered by a Credit Party in connection herewith that is designated in writing by any Borrower and any Agent as a “Credit Document,” each as amended, restated, modified, replaced and supplemented and in effect from time to time.

“Credit Party” means each of the Company, each Designated Borrower from time to time and each Guarantor from time to time.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtors” has the meaning assigned to such term in the definition of “Plan of Reorganization.”

[Senior Secured Revolving Credit Agreement]

“Deemed Outstanding Parent Voting Power” means the voting power of all outstanding ordinary shares (other than equity securities having such power only by reason of the happening of a contingency) of Noble Parent Company; provided that, for purposes of determining the Deemed Outstanding Parent Voting Power as of any date of determination, the ordinary shares issuable upon exercise or conversion, as the case may be, of any outstanding Designated Penny Warrant or Designated Convertible Preferred Share (without regard to any limitation on the exercisability of any such Designated Penny Warrant or Designated Convertible Preferred Share) shall be deemed outstanding.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to any Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent and the Company that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

[Senior Secured Revolving Credit Agreement]

“Deposit Account” has the meaning set forth in the Guaranty and Collateral Agreement.

“Designated Asset Swap” means an Asset Swap of a single Rig and other related assets specifically designated to the Administrative Agent for such purpose to the Administrative Agent prior to the Effective Date (such Rig and related assets, the “Designated Rig”); provided that (i) the Acquired Asset Value exceeds 85% of the appraised value of the Designated Rig reflected in the most recent third-party appraisal of the Designated Rig delivered to the Administrative Agent (which appraised value shall include cash flows through any then-existing contracted backlog), (ii) Equity Interests shall constitute no more than 10% of the total consideration received by the Credit Parties therefor, (iii) any such Equity Interests shall be traded on a nationally-recognized public stock exchange and shall not be subject to any lock-up or other restrictions on the sale thereof, (iv) such transaction is with one or more third parties and on an arms-length basis and otherwise complies with Section 7.4, and (v) the assets, including Equity Interests, acquired pursuant to such transaction(s) (including assets and Equity Interests acquired with Net Cash Proceeds received pursuant to such transaction(s)) will become Collateral and any newly acquired Restricted Subsidiary (including any Restricted Subsidiary thereof) will become a Guarantor, in each case of this clause (v), to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13).

“Designated Borrowers” means (a) NIFCO and (b) following such designation as a Designated Borrower pursuant to Section 2.14, any other wholly-owned Restricted Subsidiary of the Company as may be designated by the Company (provided that, solely to the extent such Restricted Subsidiary is not incorporated, organized or formed in a Designated Borrower Specified Jurisdiction, such Restricted Subsidiary is acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)), in each case until such time as terminated as a Designated Borrower pursuant to the terms hereof.

“Designated Borrower Notice” has the meaning set forth in Section 2.14(c).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(a).

“Designated Borrower Specified Jurisdictions” means (a) England and Wales, (b) the United States or a political subdivision thereof, and (c) the Cayman Islands.

“Designated Convertible Preferred Share” means any convertible preferred share issued by Noble Parent Company to any Priority Guaranteed Noteholder or Legacy Noteholder (as such terms are defined in the Plan of Reorganization) (or any affiliate of any of the foregoing) either (i) on the Effective Date and in lieu of ordinary shares otherwise issuable to such noteholder pursuant to the Plan of Reorganization or the rights offering referred to in Section 4.1(j), or (ii) after the Effective Date and in exchange for then-outstanding ordinary shares of Noble Parent Company previously issued to such noteholder pursuant to the Plan of Reorganization or the rights offering referred to in Section 4.1(j); provided that no convertible preferred share shall constitute a Designated Convertible Preferred Share if such convertible preferred share is convertible into a number of ordinary shares of Noble Parent Company that exceeds the number of ordinary shares of Noble Parent Company in lieu of which it was issued (in the case of clause (i) above) or for which it was exchanged (in the case of clause (ii) above), in any such case, other than as a result of the application of any anti-dilution or similar provisions contained in the certificate of designation for such convertible preferred share.

[Senior Secured Revolving Credit Agreement]

“Designated Penny Warrant” means any warrant to acquire ordinary shares of Noble Parent Company issued by Noble Parent Company to any Priority Guaranteed Noteholder or Legacy Noteholder (as such terms are defined in the Plan of Reorganization) (or any affiliate of any of the foregoing) either (i) on the Effective Date and in lieu of ordinary shares otherwise issuable to such noteholder pursuant to the Plan of Reorganization or the rights offering referred to in Section 4.1(j), or (ii) after the Effective Date and in exchange for then-outstanding ordinary shares of Noble Parent Company previously issued to such noteholder pursuant to the Plan or Reorganization or the rights offering referred to in Section 4.1(j); provided that no warrant shall constitute a Designated Penny Warrant if such warrant is exercisable for a number of ordinary shares of Noble Parent Company that exceeds the number of ordinary shares of Noble Parent Company in lieu of which it was issued (in the case of clause (i) above) or for which it was exchanged (in the case of clause (ii) above), in any such case, other than as a result of the application of any anti-dilution or similar provisions contained in the warrant agreement governing such warrant.

“Designated Rig” has the meaning set forth in the definition of “Designated Asset Swap”.

“Designated Reinvestment Period” means (a) in respect of any Asset Sale or Event of Loss, the date which is 270 days following receipt of any Net Cash Proceeds in respect of such Asset Sale or Event of Loss, as applicable, which period will be extended to 330 days if a binding commitment to reinvest such Net Cash Proceeds has been executed prior to the expiration of the initial 270 day period and (b) in respect of the Designated Asset Swap or any other Asset Swap, the date which is 270 days following receipt of any Net Cash Proceeds in respect of the Designated Asset Swap or such other Asset Swap, as applicable.

“Discretionary Guarantor” means each Immaterial Subsidiary of the Company that elects to provide a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12 (or, as applicable, by continuing to be a party thereto after ceasing to be a Required Guarantor).

“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction) and any issuance of Equity Interests by a direct Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Disposal”, “Dispose” and “Disposed of” have the correlative meaning thereto.

[Senior Secured Revolving Credit Agreement]

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Scheduled Commitment Termination Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that, if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all outstanding Loans hereunder, termination in whole of the Commitments hereunder and the termination, expiration, or Cash Collateralization of, or the making of other arrangements acceptable to the applicable Issuing Bank with respect to, all Letters of Credit issued hereunder.

“Disqualified Institution” means (a) any competitor of the Company, the Prepetition Parent Guarantor or any of their Subsidiaries identified on a list delivered to the Administrative Agent by the Company or the Prepetition Parent Guarantor prior to the Effective Date (by way of notice delivered to JPMDQ_Contact@jpmorgan.com) and (b) any Affiliate of any such Person that is clearly identifiable as such solely on the basis of the similarity of its name (or that is identified as such by written notice delivered by the Company to the Administrative Agent from time to time at the contact information set forth above), but excluding any such Affiliate that is a fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course; provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time at the contact information set forth above.

“Documentation Agents” means, collectively, BNP Paribas and Credit Suisse AG, in their capacities as documentation agents, and any successor Documentation Agents; provided, however, as provided in Section 10.3, no such Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 11.20 or as otherwise expressly provided herein.

[Senior Secured Revolving Credit Agreement]

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR Rate, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Company to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement shall become effective as defined in Section 11.17.

“Effective Date Collateral Rigs” means each Rig listed on Schedule 5.21.

“Effective Date Guarantor” means the Company and each of its Subsidiaries that is identified as an “Effective Date Guarantor” on Schedule 5.20 as of the Effective Date.

“Effective Date Owner Entity” means any Person that, directly or indirectly, owns Equity Interests of Noble Parent Company as of the Effective Date, together with any of such Person’s Affiliates or any fund or account controlled or managed by such Person or any of its Affiliates.

[Senior Secured Revolving Credit Agreement]

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible LCE” means a Local Content Entity (a) with respect to which the provision of a Guaranty of the Secured Obligations by such Local Content Entity (subject to inclusion of any local law-required limitations and such other changes as any Agent may reasonably agree) would not be prohibited by its organizational or constitutional documents, by applicable laws or by any applicable limitation, rule and/or principle referred to in clause (e) of the definition of “Agreed Security Principles”, (b) that is Controlled by the Company, and (c) that is not an Unrestricted Subsidiary.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claims” means any and all claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or to any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release of or exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for Equity Interests, regardless of whether such debt securities include any right of participations with Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with each Credit Party would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412, 430 or 436 of the Code). Unless the context expressly provides otherwise, references to an ERISA Affiliate mean an ERISA Affiliate of any Credit Party.

[Senior Secured Revolving Credit Agreement]

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Credit Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Credit Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of such Credit Party or such ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by a Credit Party or an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from such Credit Party or such ERISA Affiliate of any notice, concerning the imposition upon such Credit Party or such ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing, means that such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig unless, within one hundred and eighty (180) days of such occurrence, such Collateral Rig is released from confiscation or seizure within one hundred and eighty (180) days of such occurrence. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

[Senior Secured Revolving Credit Agreement]

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. on such day on the applicable page of the Bloomberg reporting service then being used by the Administrative Agent reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall, with respect to each Letter of Credit issued in such Specified Currency, be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Issuing Bank thereof and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be determined by such Issuing Bank based on current market spot rates in accordance with the provisions of Section 11.19; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, such Issuing Bank, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Account” means: (a) Deposit Accounts, Securities Accounts and other bank accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any employees of the Company or any Restricted Subsidiary; (b) Deposit Accounts, Securities Accounts and other bank accounts constituting pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions); (c) Deposit Accounts, Securities Accounts and other bank accounts (i) exclusively used for withholding tax and other tax accounts (including sales tax accounts) or (ii) that are fiduciary accounts, escrow accounts, or trust accounts (or the equivalent thereof in any non-U.S. jurisdiction), or other accounts which solely contain deposits made for the benefit of, or otherwise holds funds on behalf of, another Person (other than the Company or any Restricted Subsidiary); (d) Deposit Accounts and other bank accounts that are zero balance accounts; (e) petty cash and similar local accounts; and (f) any other Deposit Accounts, Securities Accounts, Commodity Accounts and other bank accounts of the Credit Parties having an average monthly account balance, in the aggregate for such all accounts of the Credit Parties referred to in this clause (f), not exceeding $2,500,000.

“Excluded Noble Parent Subsidiary” means any direct or indirect Subsidiary of Noble Parent Company (other than the Company and its Subsidiaries).

“Excluded Property” means, collectively:

(a) (i) any fee owned real property, in the aggregate, with a fair market value of less than $25,000,000, (ii) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) and (iii) any fixtures affixed to any real property;

(b) any Commercial Tort Claim, except for any Commercial Tort Claim held by a Credit Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages (individually for any such Commercial Tort Claim) in excess of $1,000,000 for each such claims in the United States (but for each such claim in excess of $1,000,000 outside of the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim);

[Senior Secured Revolving Credit Agreement]

(c) Letter-of-Credit Rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in Letter-of-Credit Rights other than the filing of a UCC-1 financing statement));

(d) any assets to the extent the grant of a Lien on such assets is prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any Governmental Authority unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization));

(e) (i) Margin Stock and (ii) minority interests or Equity Interests in joint ventures and non-wholly-owned Subsidiaries, in any such case of this subclause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any Governmental Authority or any other Person (other than a Credit Party or Restricted Subsidiary);

(f) (i) any Credit Party’s right, title or interest in any lease, license, contract, or agreement to which such Credit Party is a party or any of its right, title or interest thereunder and (ii) any property subject to a Lien permitted by Section 7.2(j) (or any modification, replacement, renewal, extension or refinancing thereof permitted by Section 7.22(aa)) or any other permitted purchase money Lien, Capitalized Lease Obligation or similar arrangement, in each case to the extent, but only to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than a Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(g) any assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to the Company or any Restricted Subsidiary as reasonably determined by the Company;

(h) any United States trademark or service mark application filed on the basis of a Credit Party’s “intent-to-use” such trademark or service mark pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, et seq., unless and until evidence of use of such trademark or service mark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), in each case, to the extent (and solely during the period in which) the inclusion in the Collateral of, or granting a security interest in, any such application prior to such filing would impair the enforceability or validity, or invalidate, any such application or any resulting registration;

[Senior Secured Revolving Credit Agreement]

(i) any assets as to which any Agent and the Company shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Parties afforded thereby;

(j) any after-acquired property (including property acquired through acquisition or merger of another entity) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(k) the Equity Interests of (i) Unrestricted Subsidiaries and (ii) Excluded Subsidiaries (other than, in the case of this clause (k)(ii), any Discretionary Guarantor and any Restricted Subsidiary that becomes an Excluded Subsidiary solely by virtue of its being an Immaterial Subsidiary, in any such case, to the extent a Lien on such Equity Interests may be created pursuant to a customary composite “all assets” security document governed by the laws of the applicable Subject Jurisdiction);

(l) any Excluded Rig;

(m) the Excluded Accounts and all funds and other property held in or maintained in any Excluded Account; and

(n) any other asset that is otherwise excluded from the requirement to become Collateral pursuant to the Agreed Security Principles.

“Excluded Rig” means any Rig acquired or constructed after the Effective Date in connection with Indebtedness incurred, issued or assumed pursuant to Section 7.3(h), but solely to the extent and for so long as the terms of the applicable Indebtedness or any Permitted Refinancing Debt with respect thereto prohibit the mortgaging of such Rig hereunder.

“Excluded Subsidiary” means:

(a) any Subsidiary with respect to which the provision of a Guaranty of the Obligations by such Subsidiary: (i) would be prohibited or restricted by any Governmental Authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including (1) any requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, unless such consent, approval, license or authorization has been received and (2) any restriction or requirement contained in any organizational documents to comply with local jurisdictional requirements or customs (subject to inclusion of any local law-required limitations and such other changes as any Agent may reasonably agree), but excluding any other restriction in any organizational documents of such Subsidiary for purposes of this clause (a)(i)) so long as (x) in the case of Subsidiaries of any Borrower existing on the Effective Date, such contractual obligation is in existence on the Effective Date and (y) in the case of Subsidiaries of the Company acquired (or formed) after the Effective Date, such contractual obligation is in existence at the time of such acquisition or formation; (ii) would result in material adverse tax consequences as reasonably determined by the Company; or (iii) would result in a risk to the officers or directors (or equivalent) of such Subsidiary of personal, civil or criminal liability;

[Senior Secured Revolving Credit Agreement]

(b) (i) any non-wholly owned Subsidiary, other than Eligible LCEs (provided that no Restricted Subsidiary that is wholly owned and a Guarantor as of the Effective Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the Equity Interests in such Subsidiary are sold or otherwise transferred to any Person that is not a Credit Party, and, notwithstanding such sale or other transfer of a portion (but not all) of the Equity Interests in such Subsidiary, such Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary;

(c) any Restricted Subsidiary acquired with pre-existing Indebtedness (to the extent not created in contemplation of such acquisition) and the terms of which prohibit the provision of a Guaranty of the Obligations by such Restricted Subsidiary;

(d) any Subsidiary to the extent that the burden or cost of providing a Guaranty of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Company and any Agent; and

(e) any Subsidiary that is otherwise excluded from the requirement to provide a Guaranty of the Obligations pursuant to the Agreed Security Principles.

“Excluded Swap Obligations” means, with respect to any Guarantor, (a) as it relates to all or a portion of any Guaranty of such Guarantor, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a Lien, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or such Lien in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Lien of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation. If a Specified Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Agreement Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal.

“Existing Letters of Credit” means each Letter of Credit listed in Schedule 2.12B.

[Senior Secured Revolving Credit Agreement]

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Facility Termination” means the first date on which all of the following shall have occurred: (a) all Commitments, and all obligations of the Issuing Banks to issue any Letters of Credit hereunder, have terminated or expired, (b) all Obligations have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), and (c) all Letters of Credit have terminated or expired (other than any Letter(s) of Credit which have been Cash Collateralized in an amount equal to 105% of the face amount of such outstanding Letter(s) of Credit in accordance with the terms of this Agreement or other arrangements with respect thereto satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Credit Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Fee Letter, dated October 23, 2020, between the Prepetition Parent Guarantor, the Company and JPMorgan Chase Bank, N.A.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other officer or director of such Person who is primarily responsible for matters relating to such Person’s financial affairs. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Company.

“First Lien Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any asset of the Company or any Restricted Subsidiary other than a Lien that is junior to the Lien of the applicable Agent pursuant to the Second Lien Intercreditor Agreement or any other subordination or intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by a Responsible Officer to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by any Credit Party prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company or Noble Parent Company would provide in a published fleet status report posted to the Company’s or Noble Parent Company’s website and indicating the name and fleet status of each such Rig or (b) an updated published fleet status report posted to the Company’s or Noble Parent Company’s website.

[Senior Secured Revolving Credit Agreement]

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR Rate.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by the Company or any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to, with respect to Letters of Credit, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof (or as to which other arrangements satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made.

“Funded Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) Capitalized Lease Obligations of such Person; (c) purchase money Indebtedness; (d) all obligations of such Person evidenced by bonds, promissory notes, debentures, indentures, credit agreements or other similar instruments of such Person; and (e) drawn but unreimbursed obligations under letters of credit or similar instruments issued for such Person’s account (to the extent not cash collateralized); provided that Funded Indebtedness shall not include (i) contingent reimbursement obligations with respect to undrawn amounts under letters of credit, performance guarantees, surety or performance bonds or similar arrangements, (ii) obligations under any Swap Agreement, (iii) any intercompany claims or (iv) obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means, collectively, (a) each Effective Date Guarantor that is a party to the Guaranty and Collateral Agreement on the Effective Date, (b) each Required Guarantor and (c) each Discretionary Guarantor, in each case unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.30.

[Senior Secured Revolving Credit Agreement]

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (c) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (d) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guaranty and Collateral Agreement” means the New York law guaranty and collateral agreement, dated as of the Effective Date, among each Credit Party party thereto from time to time and the Collateral Agent.

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of its Restricted Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.

“IBA” has the meaning set forth in Section 1.4.

[Senior Secured Revolving Credit Agreement]

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company which, as of the last day of the most recently Test Period, (a) contributed less than 5.0% of Adjusted EBITDA for such Test Period or (b) contributed less than 5.0% of Total Assets for such Test Period; provided that, as of the last day of such Test Period, the combined (i) Adjusted EBITDA attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Adjusted EBITDA for such Test Period and (ii) the portion of “Total Assets” attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Total Assets for such Test Period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and Total Assets to be determined after eliminating intercompany obligations); provided, further, that (1) solely for purposes of any determination pursuant to this definition and the definition of “Material Subsidiary” with respect to the Test Period ended September 30, 2020, Adjusted EBITDA attributable to Bully 2 (Switzerland) GmbH for such Test Period shall be disregarded, and (2) no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary (x) owns one or more Rigs, (y) is the Local Content Entity Noble Owner of Equity Interests in a Local Content Entity which owns a Rig other than an Excluded Rig or (z) is integral to the operation and maintenance of one or more Rigs.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Rate”.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (c) all obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (d) all obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (e) all Capitalized Lease Obligations of such Person; (f) net obligations under Swap Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (g) all obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided that the definition of “Indebtedness” shall not include: (i) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller of such asset; (ii) customary cash pooling and cash management practices and other intercompany indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) incurred in the ordinary course of business; (iii) trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds, performance guaranties, and pre-paid hire under vessel time charters or similar contracts which have not yet been earned), or obligations in respect of Equity Interests that do not constitute Disqualified Capital Stock; (iv) liabilities resulting from endorsements of instruments for collection in the ordinary course of business; and (v) any indebtedness with respect to which cash or Cash Equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness pursuant to a transaction not prohibited by Section 7.5(b). For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

[Senior Secured Revolving Credit Agreement]

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Ineligible LCE” means, as of any time of determination, any Local Content Entity which is not an Eligible LCE.

“Ineligible LCE Available Excess Cash” means, as of any date of determination with respect to any Ineligible LCE, an amount equal to the following (as reasonably determined or reasonably estimated by the Company in good faith), without duplication, which amount shall not be less than zero:

(1) the aggregate of all unrestricted cash and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, such Person other than the following amounts (without duplication): (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Person to unaffiliated third parties and for which such Person has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (b) any cash of such Person constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party; (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (d) cash and Cash Equivalents in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business; (e) petty cash; (f) any cash or Cash Equivalents held in Excluded Accounts; and (g) cash and Cash Equivalents of such Person: (i) that may not be distributed (as a dividend or otherwise) to any of the Credit Parties (directly or indirectly) without a prior governmental approval (that has not been obtained) or the distribution (by dividend or otherwise) of which to a Credit Party would be prohibited by any law, rule, regulation, judgment, decree or order of any Governmental Authority with jurisdiction over such Person, its property or such transaction, (ii) the distribution (by dividend or otherwise) of which is prohibited by such Person’s organizational documents or any contractual obligation applicable to such Person or its property), (iii) with respect to which repatriation thereof (directly or indirectly) to a Credit Party would (x) result in a risk of personal, civil or criminal liability on the part of, or a conflict with the fiduciary duties of, any officer, director or manager (or equivalent) of such Person, (y) be restricted by corporate benefit or other principles of a type referred to in clause (e) of the definition of “Agreed Security Principles”, or (z) result in adverse tax consequences, in each case as reasonably determined by the Company or (iv) that are otherwise not reasonably expected to be readily accessible in cash for the general corporate purposes of a Credit Party without undue administrative burden or costs during the period ending sixty (60) days after such determination date; minus

(2) cash and Cash Equivalents of such Person constituting (a) reserves of the type referred to in clause (v) of the definition of “Net Cash Proceeds” in connection with a permitted Disposition, and (b) reserves for Taxes and other liabilities to the extent such amounts are required by any applicable law or are in accordance with GAAP or other generally accepted accounting principles in effect in the jurisdiction of organization of such Person; minus

[Senior Secured Revolving Credit Agreement]

(3) the aggregate amount of expenses and disbursements projected to be paid in cash by such Person during the period ending sixty (60) days after such date of determination.

“Ineligible LCE Noble Owner” has the meaning assigned to such term in the definition of “Asset Sale”.

“Initial Subject Jurisdictions” means the United States (or any political subdivision thereof), the Cayman Islands and Switzerland.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the Test Period most recently ended on or prior to such date of determination to (b) Cash Interest Expense for such Test Period. In the event that an Acquisition EBITDA Adjustment for any acquired or constructed Rig or Permitted Acquisition is included in Adjusted EBITDA for any such Test Period and any Indebtedness was incurred in connection with such transaction, then for purposes of calculating the Interest Coverage Ratio (i) the amount of Interest Expense included in Adjusted EBITDA for such Test Period and (ii) the Cash Interest Expense for such Test Period shall be calculated on a pro forma basis as if such Indebtedness so incurred had been incurred as of the first day of such Test Period with a constant interest rate per annum equal to the rate in effect on the date of incurrence.

“Interest Expense” means, with reference to any period, an amount equal to the cash and non-cash interest expense (including Commitment Fees) of the Company and its Restricted Subsidiaries, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Scheduled Commitment Termination Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Scheduled Commitment Termination Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter (or with the consent of each Lender making a Revolving Loan as part of such Borrowing, any other period), in each case as the applicable Borrower may elect (or the Company on behalf of such Borrower). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

[Senior Secured Revolving Credit Agreement]

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) the entering into of (i) any Guaranty of, or other contingent payment or credit support obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness of any other Person or (ii) any other contingent obligation with respect to Indebtedness of any other Person that directly or indirectly has the economic effect of guaranteeing or providing any payment or credit support with respect such Indebtedness or otherwise is for the purpose of assuring the owner of such Indebtedness of the payment thereof. For purposes of covenant compliance, the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means any Lender or Affiliate of a Lender that is reasonably acceptable to the Administrative Agent and the Borrowers (such acceptance not to be unreasonably withheld, conditioned or delayed) that agrees to issue Letters of Credit hereunder. As of the Effective Date, the sole Issuing Bank is JPMorgan Chase Bank, N.A.

“Junior Indebtedness” means (a) the Second Lien Notes, (b) any Permitted Additional Debt, (c) any Indebtedness incurred, issued or assumed pursuant to Section 7.3(h) and (d) any Assumed Acquisition Indebtedness that constitutes Specified Corporate Indebtedness.

“L/C Documents” means the Letters of Credit, any Application with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

[Senior Secured Revolving Credit Agreement]

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the Dollar Equivalent of the L/C Obligations (determined in accordance with Section 11.20).

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Legal Reservations” means (a) any debtor relief, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles and (b) restrictions or limitations in accordance with, or exceptions pursuant to, the Agreed Security Principles.

“Lender” has the meaning set forth in the first paragraph hereof.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan and/or currency of Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letter of Credit” has the meaning set forth in Section 2.12(a).

“Letter of Credit Sublimit” has the meaning set forth in Section 2.12(a)(iii).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBOR Rate” means, with respect to any borrowing of Loans accruing interest at a rate determined with reference to the LIBOR Rate for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBOR Rate shall be the Interpolated Rate.

“LIBOR Screen Rate” means, for any day and time, with respect to any borrowing of Loans accruing interest at a rate determined with reference to the Adjusted LIBOR Rate for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other entity that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) for U.S. dollars; provided that, if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Credit Documents.

[Senior Secured Revolving Credit Agreement]

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Limited Condition Transaction” mean any acquisition of the Equity Interests, assets and/or line of business of any other Person or any other Investment, in any such case, the consummation of which is not conditioned on availability of any funds, financing or other Indebtedness.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) Availability and (b) Specified Group Cash.

“Loan” means (a) a Base Rate Loan or (b) a Eurodollar Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Loan Transactions” means the execution, delivery and performance by the Company and the Borrowers of this Agreement and the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Local Content Entity” means any Affiliate of the Company (a) that owns or is contemplated to own a Rig or that is party to or contemplated to be party to a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Rig owned by it or by the Company, any Restricted Subsidiary or another Local Content Entity and (b) the capital stock or other Equity Interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) that is(are) required or necessary under local law or custom to own capital stock or other Equity Interests in the Local Content Entity as a condition for (i) the operation of a Rig in such jurisdiction, (ii) the ownership of any asset owned, or contemplated to be acquired, by such entity in such jurisdiction or (iii) the business transacted, or contemplated to be transacted, by such entity in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

“Local Content Entity Noble Owner” means a Restricted Subsidiary that is the direct owner of any Equity Interests in a Local Content Entity.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means any material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the Credit Parties’ ability, taken as a whole, to perform their payment obligations under the Credit Documents or (c) the validity or enforceability in any material respect of the Credit Documents or the rights and remedies of the Agents and the Lenders thereunder.

[Senior Secured Revolving Credit Agreement]

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more Credit Parties in the aggregate principal amount exceeding the Dollar Equivalent of $40,000,000.

“Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.

“Mexican Pesos” means the lawful currency of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents actually received by the Company or any of its Restricted Subsidiaries in respect of any Asset Swap, the Designated Asset Swap, any Event of Loss or any Asset Sale by the Company or any Restricted Subsidiary (including, without limitation, any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received in any such Asset Swap, the Designated Asset Swap or any such Asset Sale, but only as and when so received), net of (i) the direct costs relating to such transaction and the sale or Disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, transactional fees, brokers’ fees and other professional fees, severance costs and any relocation expenses incurred as a result of such transaction, (ii) amounts actually paid or payable or distributed or required to be distributed in cash in respect of, or for the purpose of, total federal, state, local and foreign income, value added and similar taxes as a result of such transaction, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such transaction, or which must by its terms, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid out of the proceeds from such transaction, (iv) payments (or arrangements for payments made) of unassumed liabilities (not constituting Indebtedness) relating to any of the assets so Disposed of at the time of, or within thirty (30) days after the date of, such transaction, and (v) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any of its Restricted Subsidiaries in connection with such transaction or for other liabilities associated with such transaction and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount of cash actually returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“NIFCO” has the meaning set forth the first paragraph hereof.

[Senior Secured Revolving Credit Agreement]

“Noble Parent Company” means Noble Corporation (f/k/a Noble Cayman II Corporation), an exempted company incorporated in the Cayman Islands with limited liability, or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary in respect of which the holder or holders thereof have no recourse (including by way of guaranty, support, security or indemnity) to the Company or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Equity Interests of any Unrestricted Subsidiary.

“Note” has the meaning set forth in Section 2.8(e).

“Notified Event of Default” means an Event of Default that has occurred and is continuing in respect of which any Agent or the Required Lenders have served a notice on the Borrowers.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that, if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documents.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Credit Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Company or any Restricted Subsidiary under any Credit Document and (b) the obligation of the Company or any Restricted Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Company or such Restricted Subsidiary.

[Senior Secured Revolving Credit Agreement]

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Agents” means, collectively, the Syndication Agents and the Documentation Agents.

“Other Connection Taxes” means, with respect to any Lender, Issuing Bank or Agent, Taxes imposed as a result of a present or former connection between such Lender, Issuing Bank or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender, Issuing Bank or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paragon Litigation” means the litigation brought by the litigation trust of Paragon Offshore plc against the Prepetition Parent Company in December 2017, and as further described in Note 14 of Part I Item 1 of the quarterly report on Form 10-Q of the Prepetition Parent Company filed with the SEC on November 5, 2020.

“Parent Pledge Agreement” means that certain limited recourse share pledge agreement, dated as of the date hereof, between the direct parent company of the Company, as chargor, and the Collateral Agent, pursuant to which 100% of the capital stock of the Company is pledged on a limited recourse basis, as such agreement may be amended, restated, amended and restated, supplemented, modified or replaced from time to time.

“Parent Pledged Equity” means the capital stock of the Company that is pledged to secure the Secured Obligations under the Parent Pledge Agreement.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, for each Lender, the percentage of the aggregate amount of the Commitments of all Lenders (or, if the Commitments have been terminated, the Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Commitment (or, if such Commitment has been terminated, such Lender’s Revolving Credit Exposure).

[Senior Secured Revolving Credit Agreement]

“Permitted Acquisition” means any acquisition of the Equity Interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a) no “person” or related persons constituting a “group” (as such terms are used in Rule 13d-5 under the Exchange Act) (other than any Effective Date Owner Entity) acquires shares representing greater than 50% of the Deemed Outstanding Parent Voting Power after giving pro forma effect thereto;

(b) the requirements set forth in any of the following clause (i), (ii) or (iii) below are satisfied with respect thereto (it being understood and agreed that (x) only the requirements in one such clause shall be required to be satisfied for any such transaction(s), (y) in the case of substantially concurrent transactions or a series of related transactions, such satisfaction may be determined with respect to each such transaction on an individual basis or, at the Company’s option, with respect to such substantially concurrent transactions or series of related transactions, as the case may be, on an aggregate basis, and (z) in the event any such transaction(s) would satisfy the requirements in more than one such clause, the Company shall have the option to determine which clause is being relied upon for such transaction(s)):

(i) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case on a pro forma basis would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Leverage Ratio, as applicable, before giving effect to such transaction(s); provided that, for purposes of this clause (i) the calculations of the Consolidated Total Net Leverage Ratio before and after giving effect to such transaction(s) shall exclude any adjustments pursuant to clause (II)(i) of the definition of “Adjusted EBITDA” and any other adjustments pursuant to clause (II) of the definition of “Adjusted EBITDA” otherwise attributable to cost savings initiatives); or

(ii) (A) the ratio of (1) the sum of the Rig Value of the Rigs acquired pursuant to such transaction(s) to (2) the sum of the aggregate principal amount of Loans incurred to finance such transaction(s) and assumed indebtedness (if any) constituting purchase price consideration for such transaction(s) (to the extent such assumed indebtedness remains outstanding after giving effect to such transaction(s)), shall be greater than or equal to 1.20 to 1.00, and (B) Liquidity would be greater than or equal to $150,000,000 after giving pro forma effect to such transaction(s); or

(iii) such transaction(s) is consummated with cash constituting Collateral that is being reinvested pursuant to Section 2.10(c) or Section 2.13(b)(iii);

(c) the aggregate amount of Loans and cash constituting Collateral used to fund transaction(s) under clauses (b)(i) and (ii) above shall not exceed $150,000,000 (or such greater amount as approved by the Required Lenders) in the aggregate;

(d) the assets, including Equity Interests, acquired pursuant to such transaction(s) will become Collateral and each newly acquired or created Subsidiary (including each Subsidiary thereof) shall become a Guarantor (unless such Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 7.9 or is an Excluded Subsidiary), in each case of this clause (c), to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13); and

[Senior Secured Revolving Credit Agreement]

(e) after giving effect to any acquisition (at the time of execution of a binding agreement in respect thereof) and immediately before and immediately after the consummation of any such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if such acquisition is a Limited Condition Transaction, (i) as of the date on which the definitive agreement for such acquisition is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately before and immediately after the consummation of such acquisition, no Event of Default under Section 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(n) shall have occurred and be continuing or would result therefrom).

“Permitted Additional Debt” means any Indebtedness that is incurred or issued by the Company or any Guarantor and is either (a) unsecured or (b) that is secured by the Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that the terms of the Second Lien Intercreditor Agreement are satisfactory) (including Guaranties of the foregoing that are unsecured or secured by Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations in accordance with the foregoing clause (b)); provided that, (i) such Indebtedness (A) shall be incurred or issued only by the Company or a Guarantor, (B) if secured, shall be secured only by assets constituting the Collateral, (C) shall not be guaranteed by any Subsidiary of the Company that is not a Credit Party, and (D) shall not have a maturity date prior to the date that is 91 days after the Scheduled Commitment Termination Date or have terms which provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Scheduled Commitment Termination Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default); (ii) the covenants, events of default, guarantees and other material terms of such Indebtedness (other than (x) terms referred to in clause (i) above and (y) interest rates, interest rate margins, rate floors, fees, original issue discounts, funding discounts and redemption, prepayment or make-whole terms (including premiums) determined by the Company to be “market” rates, margins, rate floors, fees, discounts, terms and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Company to be not materially more restrictive on the Company and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of a Responsible Officer, than the terms of this Agreement, when taken as a whole (as in effect at the time of such issuance or incurrence); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least one (1) Business Day prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, and (iii) if such Indebtedness is contractually subordinated Indebtedness (it being understood that Permitted Additional Debt is not required to be contractually subordinated to the Secured Obligations), the terms of such Indebtedness provide for subordination of such Indebtedness to the Secured Obligations on terms substantially similar to those set forth in Exhibit 7.3 or on such other terms as the Administrative Agent my reasonably agree.

[Senior Secured Revolving Credit Agreement]

“Permitted Investment” means:

(a) any Investment (other than, for purposes of this clause (a), any Investments in any Ineligible LCE) by (i) the Company in a Restricted Subsidiary, (ii) any Restricted Subsidiary in the Company or (iii) any Restricted Subsidiary in another Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents;

(c) any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Company or the applicable Restricted Subsidiary, (ii) in compromise, settlement or resolution of (including upon satisfaction of judgments with respect to) (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(d) Investments represented by Swap Agreements to the extent permitted by Section 7.3(d);

(e) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(f) any Guaranty of Indebtedness permitted by Section 7.3;

(g) Guaranties by the Company or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(h) any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted hereunder;

(i) Investments received or acquired as consideration for any Disposition not prohibited by Section 7.11;

(j) any Permitted Acquisition;

[Senior Secured Revolving Credit Agreement]

(k) Investments in lieu of, and not in excess of the amount of (after giving effect to any other Investments or Restricted Payments in respect thereof) Restricted Payments permitted by Section 7.5(a)(ii); provided that any such Investment shall reduce the amount of such applicable Restricted Payments thereafter permitted by Section 7.5(a)(ii) by a corresponding amount;

(l) loans and advances to any direct or indirect parent of the Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Permitted Payments to Parent permitted to be made in accordance with Section 7.5(a)(i); provided that the proceeds of such loans and advances are used or will be used solely as set forth in the definition of “Permitted Payments to Parent”:

(m) Investments in Unrestricted Subsidiaries and Ineligible LCEs in an amount equal to the fair market value of cash or other assets received as a capital contribution to the Company or from the net cash proceeds from the issuance or sale of Equity Interests of Noble Parent Company;

(n) additional Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(o) Investments made to consummate any transaction pursuant to clause (r) of the definition of “Asset Sale” and to comply with the applicable requirements set forth therein, including the issuance of any Specified Rig Intercompany Note pursuant thereto;

(p) Investments in any Ineligible LCE incorporated or organized under the laws of the Kingdom of Saudi Arabia (other than, for purposes of this clause (p)), any Disposition of a Rig to any such Ineligible LCE); provided that, (i) at the time of and immediately after giving effect to any such Investment, the aggregate principal amount of all outstanding Investments at such time pursuant to this clause (p) shall not exceed the lesser of (x) $15,000,000 and (y) the aggregate amount of all accounts receivable owed by third parties to all such Ineligible LCEs at such time pursuant to any charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Rig to which any such Ineligible LCE is a party, (ii) promptly after any such Ineligible LCE’s receipt of a payment of any such accounts receivable, such Ineligible LCE shall apply such amount (to the extent constituting Ineligible LCE Available Excess Cash) to make, directly or indirectly, to one or more Credit Parties a repayment or return on, or distribution with respect to, outstanding Investments made in such Ineligible LCE pursuant to this clause (p), (iii) to the extent not prohibited by any applicable contractual obligations relating to the applicable Rig or applicable law, any such Investment shall be evidenced by a promissory note or similar instrument that is payable on demand by the relevant Ineligible LCE in which such Investment is made and (iv) such promissory note or similar instrument shall constitute Collateral pledged by the Company or by the applicable Restricted Subsidiary making such Investment pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document; and

(q) to the extent constituting an Investment, any transaction permitted by Section 7.1, any Indebtedness permitted by Section 7.3 and any Disposition not prohibited by Section 7.11.

[Senior Secured Revolving Credit Agreement]

“Permitted Liens” has the meaning set forth in Section 7.2.

“Permitted Maritime Liens” means, at any time with respect to a Rig:

(a) Liens for crews’ wages (including the wages of the master of the Rig) that are discharged in the ordinary course of business and have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Rig, the master of the Rig or a charterer or lessee of such Rig, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Rig (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture, or loss;

(d) Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Credit Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture, or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

(f) Liens for charters or subcharters or leases or subleases permitted under this Agreement, including any charter, subcharter, lease or sublease described in Schedule 5.17.

[Senior Secured Revolving Credit Agreement]

“Permitted Payments to Parent” means, without duplication as to amounts, (a) payments to Noble Parent Company (or any Subsidiary thereof that is a direct or indirect parent of the Company) to permit Noble Parent Company or any such Subsidiary thereof to pay reasonable accounting, legal and investment banking fees and administrative expenses of Noble Parent Company or any such Subsidiary thereof when due; provided that any such payment shall not be in respect of expenses or other amounts that are allocable to, or attributable to the ownership or operations of, (i) any Unrestricted Subsidiary, except to the extent of the amount actually received in cash or Cash Equivalents from such Unrestricted Subsidiary (or any cash or Cash Equivalents received upon the Disposition or monetization of any non-cash consideration received from such Unrestricted Subsidiary), or (ii) any Excluded Noble Parent Subsidiary, (b) payments pursuant to the Shared Services Agreement and (c) for so long as the Company is a member of a group filing a consolidated or combined tax return with Noble Parent Company (or any Subsidiary thereof that is a direct or indirect parent of the Company), payments to Noble Parent Company or any such Subsidiary (directly or indirectly) in respect of an allocable portion of the tax liabilities of such group that is allocable or attributable to the Company and its Restricted Subsidiaries (and, to the extent of the amount actually received in cash or Cash Equivalents from its Unrestricted Subsidiaries (or any cash or Cash Equivalents received upon the Disposition or monetization of any non-cash consideration received from such Unrestricted Subsidiaries), allocable or attributable to the Unrestricted Subsidiaries) and not, for the avoidance of doubt, to any Excluded Noble Parent Subsidiary (such permitted payments pursuant to this clause (c), “Tax Payments”). The Tax Payments shall not exceed the lesser of (x) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Noble Parent Company (or any Subsidiary thereof that is a direct or indirect parent of the Company) actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within thirty (30) days of receipt by Noble Parent Company (or any Subsidiary thereof that is a direct or indirect parent of the Company) of such Tax Payments or refunded to the Company, except to the extent any such Tax Payment is in respect of tax liabilities that have been satisfied in advance of, and were required to be so satisfied prior to the time of, Noble Parent Company’s or any such Subsidiary’s receipt of such Tax Payment.

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to purchase or refinance, other Indebtedness (the “Refinanced Debt”); to the extent that: (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) accrued and unpaid interest, cash fees and expenses (including make-whole payments and premiums) on the Refinanced Debt and amounts to pay fees and expenses reasonably incurred, in each case, in connection with such extension, refinancing, repayment and reborrowing, renewal or replacement; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt; (c) such new Debt has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Refinanced Debt; (d) if applicable, such new Debt is subordinated in right of payment or security to the Obligations to the same extent as the Refinanced Debt; and (e) the obligors with respect to such new Debt do not include any Persons that were not obligors (or would not have been (i) required to become obligors or (ii) permitted to become obligors) with respect to such Refinanced Debt, except that any Credit Party may be added as an additional obligor.

[Senior Secured Revolving Credit Agreement]

“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is, or has within the preceding five (5) years been, maintained by a Credit Party an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan of Reorganization” means the chapter 11 plan of reorganization (including any annexes, supplements, exhibits, term sheets, or other attachments thereto) of the Prepetition Parent Company, the Prepetition Parent Guarantor and certain of their subsidiaries (the foregoing entities, collectively, the “Debtors”) filed under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as administered as Bankruptcy Case No. 20-33826 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), as may be amended from time to time in accordance with the terms thereof.

“Pledgor” means (a) the direct parent company of the Company, (b) the Company, and (c) each Restricted Subsidiary, in each case, to the extent that such Person directly owns any capital stock in the Company or any Guarantor.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Prepetition Facility” means that certain Revolving Credit Agreement, dated as of December 21, 2017, among the Prepetition Parent Guarantor, as parent guarantor, Noble Cayman Limited, a Cayman Islands company, as the company and a borrower, NIFCO and certain additional subsidiaries of Noble Cayman Limited as from time to time designated by Noble Cayman Limited, as designated borrowers, the subsidiary guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the swingline lenders, issuing banks and other lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified through the Effective Date.

“Prepetition Parent Company” means Noble Holding Corporation plc (f/k/a Noble Corporation plc), a company organized under the laws of England and Wales.

“Prepetition Parent Guarantor” means Noble Holding UK Limited, a company organized under the laws of England and Wales.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

[Senior Secured Revolving Credit Agreement]

“Protesting Lender” has the meaning set forth in Section 2.14(b).

“PSC Register” has the meaning assigned to the term “PSC Register” within the meaning of section 790C(10) of the Companies Act 2006 of the United Kingdom.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or any of its Controlling persons or Subsidiaries while in possession of the financial statements provided by the Company pursuant to Section 6.6(a)(i) or 6.6(a)(ii).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.29.

“Qualifying Lender” means a Lender or Issuing Bank which is beneficially entitled to interest payable to that Lender or Issuing Bank under a Credit Document and which is:

(a) a Lender or Issuing Bank:

(i) which is a bank (as defined for the purposes of Section 879 of the Income Tax Act 2007 of the United Kingdom) making an advance under a Credit Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the Corporation Tax Act 2009 of the United Kingdom; or

(ii) in respect of an advance made under a Credit Document by a Person that was a bank (as defined for the purposes of Section 879 of the Income Tax Act 2007 of the United Kingdom) at the time that that advance was made, and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender or Issuing Bank which is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is (x) a company resident in the United Kingdom for United Kingdom tax purposes, or (y) a company not so resident which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the Corporation Tax Act 2009 of the United Kingdom) the whole of any share of such interest that is attributable to it because of Part 17 of the Corporation Tax Act 2009 of the United Kingdom; or

[Senior Secured Revolving Credit Agreement]

(iii) a company not resident in the United Kingdom for United Kingdom tax purposes which carries on a trade in the United Kingdom through a permanent establishment and which brings into account such interest in computing the chargeable profits (within the meaning of Section 19 of the Corporation Tax Act 2009 of the United Kingdom) of that company; or

(c) a Treaty Lender.

“Redemption” means, with respect to any Junior Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Junior Indebtedness prior to its stated maturity. “Redeem” has the correlative meaning thereto.

“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of Noble Parent Company with or into any other Person, or of any other Person with or into Noble Parent Company, or the sale or other Disposition (other than by lease) of all or substantially all of its assets by Noble Parent Company to any other Person,

(b) any continuation, discontinuation, statutory migration, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of Noble Parent Company, pursuant to the law of the jurisdiction of its organization or incorporation and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares (except for directors’ qualifying shares) of Noble Parent Company (the “New Parent”), if as a result thereof

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such sale or other Disposition,

(y) in the case of any action specified in clause (b), the entity that constituted Noble Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization or incorporation), or

(z) in the case of any action specified in clause (c), the New Parent

[Senior Secured Revolving Credit Agreement]

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of (1) the State of Delaware or another State of the United States, (2) the Cayman Islands, (3) the United Kingdom, (4) any member state of the European Union, (5) any member of the European Economic Area (EEA) or NAFTA, (6) Switzerland, (7) Singapore, (8) any territory or other political subdivision of any of the foregoing or (9) with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of Noble Parent Company immediately prior thereto; provided that, substantially concurrently with the consummation of such Redomestication, the Surviving Person or the Company shall deliver to the Administrative Agent (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists, and (ii) if the Surviving Person is the direct parent company of the Company, an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent may reasonably request.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).

“Related Business Asset” means (a) one or more Rigs, (b) the Equity Interests of a Person owning one or more Rigs and/or (c) any other related asset that is useful in the business in which the Company and the Restricted Subsidiaries are engaged on the date of this Agreement or permitted to engage in pursuant to Section 6.8.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

[Senior Secured Revolving Credit Agreement]

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Required Guarantor” means each of the following, on a joint and several basis: (a) the Company, and (b) each Restricted Subsidiary of the Company (including each Eligible LCE) which is not an Excluded Subsidiary.

“Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars); provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders except with respect to waivers and amendments described in clauses (A) and (B) of Section 11.12(iv).

“Reset Date” has the meaning assigned to such term in Section 11.20(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, other Financial Officer, director, secretary or assistant secretary, or other similar officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary organizational action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. Unless otherwise specified, all references herein to a Responsible Officer means a Responsible Officer of the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof) and any Restricted Investment.

“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary. For the avoidance of doubt, “Restricted Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries, in each case, that is not an Unrestricted Subsidiary.

[Senior Secured Revolving Credit Agreement]

“Restructuring Support Agreement” means that certain agreement between the Prepetition Parent Company and the other parties thereto, dated as of July 31, 2020, and as filed as an exhibit to the Prepetition Parent Company’s 8-K dated July 31, 2020, as amended, supplemented or otherwise modified prior to the Effective Date with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), unless such amendment, supplement or other modification would not be materially adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Administrative Agent and any Lender, in their capacities as such, relative to the version filed with the Bankruptcy Court on July 31, 2020.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Commitment Amount” means the sum of the Commitments of all of the Lenders, which is an amount initially equal to $675,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Percentage of the principal amounts of the outstanding Revolving Loans and (b) such Lender’s L/C Exposure.

“Revolving Loan” has the meaning set forth in Section 2.1.

“Rig” means any mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, as of any date of determination, with respect to any Rig (and all related equipment) owned by any Credit Party or Restricted Subsidiary, the value of such Rig (and all related equipment) as reflected in the most recent third-party appraisal (which shall not include any allowance for depreciation and obsolescence since the delivery of such appraisal and with respect to “idle” Rigs shall not include any discount for current markets and demand) delivered to the Administrative Agent for such Rig; provided that (a) the Rig Value of any Rig shall be equal to (i) 100% of such third-party appraised value, for any contracted Rig or a Rig that is idle for up to six (6) months, (ii) 75% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (iii) 50% of such appraised value for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (iv) 0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination, and (b) for purposes of such determination, the Rig Value of any Rig acquired after the last day of the most recently ended Test Period, or to be acquired on the date on which a pro forma calculation is to be determined, shall be as reasonably agreed by the Company and the Administrative Agent (to the extent a third-party appraisal for such Rig has not yet been delivered to the Administrative Agent pursuant to this Agreement).

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

[Senior Secured Revolving Credit Agreement]

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws and Regulations (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including any Person named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evader” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, to the extent the subject of Sanctions Laws and Regulations, or (c) any Person 50% or more owned or Controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions Laws and Regulations” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“Saudi Riyal” means the lawful currency of the Kingdom of Saudi Arabia.

“Scheduled Commitment Termination Date” has the meaning assigned to such term in the definition of “Commitment Termination Date.”

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Second Lien Indenture” means that certain Indenture dated as of the Effective Date, among U.S. Bank National Association, as trustee, and the Company, as issuer, for the senior second lien notes due 2027.

“Second Lien Initial Notes” has the meaning assigned to such term in the definition of “Second Lien Notes.”

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date, by and among the Agents, the trustee for the Second Lien Notes, and the Credit Parties, in form and substance reasonably satisfactory to each party thereto and the Company, as amended, restated, amended and restated, supplemented, modified, replaced, restructured, extended, renewed or refinanced and in effect from time to time.

“Second Lien Notes” means (a) the “Exit Second Lien Notes” as defined in the Plan of Reorganization (collectively, the “Second Lien Initial Notes”) and (b) subject to Section 7.3(b)(ii)(y), any additional notes issued under the Second Lien Indenture after the Effective Date.

[Senior Secured Revolving Credit Agreement]

“Second Lien Notes Documents” means the Second Lien Indenture, the Second Lien Notes and the other Securities Documents (as defined in the Second Lien Indenture).

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Specified Swap Agreement Obligations (other than Excluded Swap Obligations) and (c) all Specified Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Security Trustee, the Lenders, the Issuing Banks, the holders of any Specified Swap Agreement Obligations, the holders of any Specified Cash Management Obligations and any other holder of any Secured Obligation.

“Securities Account” has the meaning set forth in the Guaranty and Collateral Agreement.

“Security Trustee” means JPMorgan Chase Bank, N.A., acting in its capacity as security trustee for the Secured Parties, and any successor security trustee appointed hereunder pursuant to Article 10.

“Shared Services Agreement” means a services agreement between the Company or another Credit Party, on the one hand, and Noble Parent Company and/or any Subsidiary thereof that is a direct or indirect parent of the Company, on the other hand, in form and substance reasonably acceptable to the Administrative Agent, as such agreement may be amended, restated, supplemented, modified or replaced from time to time to the extent such amendment, restatement, supplement, modification or replacement, taken as a whole, is not materially adverse to the Lenders.

“Shari’ah” means the Islamic Shari’ah, as interpreted and applied by courts in the Kingdom of Saudi Arabia.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Exchange Act and shall also mean each Designated Borrower.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

[Senior Secured Revolving Credit Agreement]

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will generally be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after such date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Bankruptcy Event of Default” means the occurrence of any Event of Default described in clause (i), (iv) or (v) of Section 8.1(h) or in Section 8.1(i) with respect to any Borrower or Guarantor.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit card or other cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (a) the Company and/or any Restricted Subsidiary, on the one hand, and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such agreement or transaction or with respect to which such agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender) (any Person referred to in this clause (b), a “Specified Cash Management Provider”).

“Specified Cash Management Provider” has the meaning assigned to such term in the definition of “Specified Cash Management Obligations”.

“Specified Corporate Indebtedness” means (a) a line of credit, (b) credit facility, (c) capital markets issuance of debt securities, (d) indebtedness for borrowed money, (e) other indebtedness evidenced by bonds, promissory notes, debentures, indentures, credit agreements or other similar instruments, and/or (f) any other financing arrangement similar to that provided under this Agreement or the Second Lien Indenture, in any such case of the foregoing clauses, to the extent such Indebtedness was provided primarily for general working capital purposes or general corporate purposes of the issuer(s) thereof or the borrower(s) or other obligor(s) thereunder.

“Specified Currency” means each of the following currencies: Australian Dollars, Brazilian Real, Canadian Dollars, Euros, Mexican Pesos, Pound Sterling, Saudi Riyal and any other major currency as may be requested by the Company and agreed to by the Administrative Agent and each Lender in its sole discretion, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.

“Specified Group Cash” means, as of any date of determination the aggregate amount of the following (without duplication): cash and Cash Equivalents of the Company or any Restricted Subsidiary that are on deposit in or held in any Deposit Account, securities account or other bank account that is subject to (a) a perfected first priority lien (subject to Permitted Liens that have priority by operation of law and Permitted Liens permitted by Section 7.2(b)(iv)) in favor of any Agent (or its designee) pursuant to an Account Control Agreement or (b) other than with respect to any U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law to perfect the applicable Agent’s (or its designee’s) first priority lien (subject to Permitted Liens that have priority by operation of law and Permitted Liens permitted by Section 7.2(b)(iv)) on such account.

[Senior Secured Revolving Credit Agreement]

“Specified Rig Intercompany Mortgage” has the meaning set forth in the definition of “Asset Sale”.

“Specified Rig Intercompany Note” has the meaning set forth in the definition of “Asset Sale”.

“Specified Rigs” means the following Rigs: (a) Noble Scott Marks; (b) Noble Joe Knight; (c) Noble Johnny Whitstine; (d) Noble Roger Lewis; and (e) any Rig acquired by the Company or any Restricted Subsidiary after the Effective Date with Net Cash Proceeds of an Asset Sale or Event of Loss with respect to, or pursuant to a permitted Asset Swap of, any other Rig referred to in this definition.

“Specified Swap Agreement” means any Swap Agreement that is entered into between (a) the Company and/or any Restricted Subsidiary, on the one hand and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such Swap Agreement or with respect to which such Swap Agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender).

“Specified Swap Agreement Obligations” means any and all obligations of any Credit Party or Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Jurisdiction” means each Initial Subject Jurisdiction and any Additional Subject Jurisdiction; provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as one or more Required Guarantors (a) are organized, incorporated or formed in such jurisdiction and/or have material operations or own assets in such jurisdiction and (b) the fair market value (as determined in good faith by the Company) of all assets (excluding (i) Rigs, (ii) intercompany claims, (iii) Deposit Accounts,

[Senior Secured Revolving Credit Agreement]

Securities Accounts and other bank accounts and assets deposited in or credited to any such account, (iv) spare part equipment, and (v) any assets which are (x) in transit or temporarily located in such jurisdiction, or (y) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $5,000,000 for such jurisdiction.

“Subsidiary” means, for any Person (the “parent”), any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the outstanding stock or comparable Equity Interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise Controlled, by the parent or one or more of its other Subsidiaries. For the avoidance of doubt, “Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary mean a Subsidiary of the Company.

“Subsidiary Credit Party” means the Credit Parties other than the Company.

“Supported QFC” has the meaning set forth in Section 11.29.

“Surviving Person” has the meaning set forth in the definition of “Redomestication.”

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Swiss Federal Tax Administration” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Swiss Withholding Tax” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Syndication Agents” means, collectively, Barclays Bank PLC, Citibank, N.A., DNB Capital LLC, HSBC Bank USA, N.A., Truist Bank, and Wells Fargo Bank, National Association, in their capacities as syndication agents, and any successor Syndication Agents; provided, however, as provided in Section 10.3, no such Syndication Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

[Senior Secured Revolving Credit Agreement]

“Tax Payments” has the meaning set forth in the definition of “Permitted Payment to Parent”.

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-In Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 9.2 that is not Term SOFR.

“Test Period” means the most recently ended four-fiscal quarter period of the Company and/or the Prepetition Parent Company, as applicable, for which financial statements have been delivered (or were required to be delivered) to the Administrative Agent pursuant to Section 6.6(a)(i) or Section 6.6(a)(ii), as applicable; provided that, prior to the date on which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.6(a)(i) for the fiscal quarter ending March 31, 2021, the Test Period in effect shall be deemed to be the four-fiscal quarter period ended December 31, 2020.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Transactions” means (a) the Loan Transactions, (b) the consummation of the Plan of Reorganization and (c) all other related transactions, including the payment of fees and expenses in connection with all of the foregoing.

“Transocean Litigation” means the litigation brought by a subsidiary of Transocean Ltd. against certain affiliates of the Company in January 2017, and as further described in Note 14 of Part I Item 1 of the quarterly report on Form 10-Q of the Prepetition Parent Company filed with the SEC on November 5, 2020.

“Treaty Lender” means a Lender or Issuing Bank which:

(a) is treated as resident of a UK Treaty State for the purposes of the UK Treaty;

[Senior Secured Revolving Credit Agreement]

(b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s or Issuing Bank’s participation in any Loan or L/C Obligation is effectively connected; and

(c) fulfills all other conditions which must be fulfilled under the relevant UK Treaty to be entitled to full exemption from Tax imposed by the United Kingdom on interest which relate to such Lender or Issuing Bank, subject to completing any procedural formalities (including completing and filing UK Treaty forms) necessary for the purpose of the Company or other relevant Borrower obtaining authorization to make a payment to the relevant Treaty Lender without any deduction or withholding for or on account of any Taxes imposed by the United Kingdom.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the creation, perfection or priority of security interests in any Collateral or as otherwise may be required to apply to any asset.

“UK Credit Party” means any Credit Party (if any) incorporated, organized or formed under the laws of England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a) a UK Relevant Entity is unable, admits inability or is deemed unable to pay its debts as they fall due (other than (i) debts owed to the Company or a Subsidiary, (ii) solely by reason of balance sheet liabilities exceeding balance sheet assets or (iii) under section 123(1)(a) of the Insolvency Act 1986 of the United Kingdom where demand is made for an amount of less than $40,000,000 and such demand is settled and/or discharged within twenty one (21) days of being made), suspends making payments on any of its material debts, fails generally to pay its debts as they become due, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more class of creditors (other than pursuant to the Credit Documents) with a view to rescheduling any of its Material Indebtedness;

(b) any corporate action, legal proceedings or other formal legal procedure or step is taken in relation to:

(i) the suspension of payments of its debts generally, a moratorium of any indebtedness, winding-up, liquidation, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) of any UK Relevant Entity;

[Senior Secured Revolving Credit Agreement]

(ii) (by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of any UK Relevant Entity (excluding any Secured Party in its capacity as such with respect to any Obligations);

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or other similar officer in respect of any UK Relevant Entity, or all or substantially all of its assets; or

(iv) enforcement of any Lien over any material asset of any UK Relevant Entity, or any analogous procedure or step is taken in any jurisdiction, save that this clause (b) shall not apply to (1) any involuntary proceeding or procedure that is discharged, permanently stayed or dismissed within 21 days of commencement, or (2) any solvent liquidation or reorganization of any Restricted Subsidiary incorporated under the laws of England and Wales so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to the Company or other Restricted Subsidiaries; provided that, in the case of any such Restricted Subsidiary being liquidated or reorganized (x) that is a wholly-owned Restricted Subsidiary, such distribution is to one or more Credit Parties or wholly-owned Restricted Subsidiaries or (y) the Equity Interests of which were directly owned by one or more Credit Parties, such distribution is to one or more Credit Parties;

(c) any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a UK Relevant Entity, except where such action has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(d) any UK Relevant Entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; and

(e) any UK Relevant Entity takes any action in furtherance of, or confirming its consent to, approval of, or acquiescence in, or supporting or facilitating any of the foregoing acts described in clauses (a) to (d) above;

provided that no transaction permitted by Section 7.1 shall constitute a UK Insolvency Event.

[Senior Secured Revolving Credit Agreement]

“UK Relevant Entity” means any UK Credit Party or any other Credit Party or Material Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty State.”

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a Credit Party or any ERISA Affiliate to the PBGC or such Plan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated as such on Schedule 5.20 as of the Effective Date or that, thereafter, has been or is designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.9 (unless and until such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 7.9) and (b) each of such entity’s Subsidiaries.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.29.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in the United Kingdom or any country that is not a member of the European Union together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In

[Senior Secured Revolving Credit Agreement]

Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 11.21, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

Section 1.4. Interest Rate; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 9.2(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrowers, pursuant to Section 9.2(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 9.2(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 9.2(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

[Senior Secured Revolving Credit Agreement]

Section 1.5. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.1. Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to the Borrowers from time to time on and after the Effective Date and prior to the Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (a) the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (b) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time before the Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in U.S. Dollars.

Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Loans or Eurodollar Loans, as selected by the Company (on behalf of any Borrower) pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be made in an amount of not less than $1,000,000 and each Borrowing of Eurodollar Loans shall be made in an amount of not less than $2,500,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3. Manner of Revolving Loan Borrowings; Continuations and Conversions of Revolving Loan Borrowings.

(a) Notice of Revolving Loan Borrowings. To request any Borrowing of Revolving Loans on behalf of any Borrower, the Company shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 p.m. at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurodollar Loans, and (ii) 12:00 p.m. on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Company on behalf of the applicable Borrower may from time to time elect to change or continue the type of interest rate borne by all or, subject to the minimum amount requirements in Section 2.2, any portion of, any Borrowing of Revolving Loans of such Borrower as follows: (i) if such Borrowing is of Eurodollar Loans, the Company may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period specified by the Company or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the

[Senior Secured Revolving Credit Agreement]

Company may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Company may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period specified by the Company on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Company on behalf of the applicable Borrower may select multiple Interest Periods for the Eurodollar Loans constituting any particular Borrowing of such Borrower, provided that at no time shall the number of different Interest Periods for outstanding Eurodollar Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurodollar Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Loans into Base Rate Loans or of such Base Rate Loans into Eurodollar Loans must be given by no later than (A) 12:00 p.m. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Loans and (B) 12:00 p.m. on the date of any conversion of Eurodollar Loans to Base Rate Loans.

(c) Manner of Notice. The Company on behalf of the applicable Borrower shall give notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify, as applicable, the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Loans and the Interest Period applicable thereto, the applicable Borrower and the location and number of the Deposit Account or other bank account to which the proceeds of the requested Borrowing are to be disbursed. The Company agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Company without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(e) Company’s Failure to Notify. If the Company fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans, or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 p.m. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Loans, or (B) the day such Reimbursement Obligation becomes due, as the case may be, that it intends to repay such Borrowing or Reimbursement Obligation, the Company shall be

[Senior Secured Revolving Credit Agreement]

deemed to have requested for the applicable Borrower, as applicable, (x) the continuation of such Borrowing as a Eurodollar Borrowing with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.3. If so directed by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Company, each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.

(f) Type Conversion. If the Company on behalf of any Borrower shall elect to convert any particular Borrowing of such Borrower pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Company to be comprised of Eurodollar Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to be comprised of Base Rate Loans. If the Company shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement, be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to have such Interest Period. For the avoidance of doubt, in the event that the Company makes the elections described in the two preceding sentences at the same time, then the two preceding sentences of this Section 2.3(f) shall be applied simultaneously with respect to the same particular Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurodollar Loans or for the continuation or conversion of any Borrowing of Eurodollar Loans, the Company on behalf of the applicable Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a) the Company may not select an Interest Period that extends beyond the Scheduled Commitment Termination Date;

[Senior Secured Revolving Credit Agreement]

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, however, that, if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Funding of Revolving Loans.

(a) Disbursement of Revolving Loans. Not later than 12:00 p.m. with respect to Borrowings of Eurodollar Loans, and 2:00 p.m. with respect to Borrowings of Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Revolving Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Revolving Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the applicable Borrower (or as directed in writing by the Company on behalf of such Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the applicable Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by any Borrower of any such late amount shall not be deemed a waiver by such Borrower of any rights it may have against such Lender. No Lender shall be responsible to any Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the applicable Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is

[Senior Secured Revolving Credit Agreement]

not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to such Loan, but the applicable Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) Cashless Rollover of Prepetition Loans. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, any Lender may replace its commitments or loans under the Prepetition Facility with Commitments or Loans incurred hereunder by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Administrative Agent and such Lender, and such replacement shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 2.6. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Revolving Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin for Eurodollar Loans. Each Borrower agrees to pay such interest on each Interest Payment Date for such Revolving Loan and at maturity (whether by acceleration or otherwise) or, in the case of any Eurodollar Loan that is converted to a Base Rate Revolving Loan on a day prior to the end of the then-current Interest Period therefor, on the date of such conversion.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR or LIBOR Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Company and each Lender of each determination of Adjusted LIBOR, with respect to each Eurodollar Loan.

[Senior Secured Revolving Credit Agreement]

Section 2.7. Default Rate. If an Event of Default has occurred and is continuing, or if any Reimbursement Obligation, any principal or interest on any Loan or any fee or other amount payable by the Company or any Guarantor hereunder or under any other Credit Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, each Borrower agrees to pay on demand, interest on such overdue amounts at a rate per annum equal to:

(a) for any Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum plus (y) a rate per annum equal to (A) until the end of the Interest Period for such Loan in effect at the time of such default, the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default and (B) thereafter, the sum of the Base Rate from time to time in effect and the Applicable Margin for Base Rate Loans;

(b) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a Eurodollar Loan made in such currency for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due); and

(c) for any fee or other amount payable by any Credit Party hereunder or under any other Credit Document, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans.

It is the intention of the Agents and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower).

[Senior Secured Revolving Credit Agreement]

Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Scheduled Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to such Borrower then outstanding.

(b) Record of Loans by Lenders. Subject to Section 2.8(d), each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) and the records maintained pursuant to Section 2.8(f), as applicable, shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the Company’s reasonable written request from time to time, the Administrative Agent and each Lender will provide to the Company copies of such records maintained by such Person pursuant to Section 2.8(b) or (c), as applicable.

(e) Notes. The Revolving Loans outstanding to each Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the applicable Borrower payable to such Lender substantially in the form of Exhibit 2.8 (each, a “Note”). Each Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note, an original of each such Note, appropriately completed, to evidence the respective Revolving Loans made by such Lender to such Borrower hereunder, within ten (10) Business Days after the Company receives a written request therefor (or such longer period of time as such Lender may agree).

[Senior Secured Revolving Credit Agreement]

(f) Recording of Loans and Payments on Notes. Subject to Section 2.8(d), each Lender holding a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Eurodollar Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a Lender holding a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender holding a Note to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans outstanding to such Borrower hereunder together with accrued interest thereon. At the request of any Lender holding a Note and upon such Lender tendering to the applicable Borrower the Note to be replaced, the applicable Borrower shall furnish a new Note to such Lender to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.9. Optional Prepayments of Loans. Each Borrower shall have the right to prepay Base Rate Loans without premium or penalty at any time and from time to time, in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000 or such smaller amount as needed to prepay a particular Borrowing in full); provided, however, that the Company on behalf of such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. on the date of such prepayment. Each Borrower shall have the right to prepay any Eurodollar Loans at any time and from time to time without premium or penalty, in whole or in part (but, if in part, then in an amount which is equal to or greater than $2,500,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full), subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Company on behalf of such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such prepayment and; provided, that upon any such rescission the applicable Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Company.

Section 2.10. Mandatory Prepayments of Loans.

(a) If the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, including after giving effect to any mandatory commitment reductions under Section 2.13(b), then the Borrowers shall promptly (i) prepay Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any such excess remains after prepaying all of the Borrowings as a result of any L/C Exposure, pay to the Administrative Agent, on behalf of the Lenders, Cash Collateral, as provided in Section 8.4(b), in respect of L/C Exposure existing at such time in an aggregate amount sufficient to eliminate such remaining excess.

[Senior Secured Revolving Credit Agreement]

(b) If, at the end of any Wednesday (or if such day is not a Business Day, the immediately succeeding Business Day) (each such date, an “Excess Cash Test Date”), (i) Loans are outstanding and (ii) Available Cash exceeds $150,000,000, then the Company shall notify the Administrative Agent thereof pursuant to Section 6.6(e)(i) and the Borrowers shall prepay, or cause to be prepaid, within five (5) Business Days after such Excess Cash Test Date, Loans in an aggregate amount equal to the lesser of (x) the amount sufficient to eliminate such excess Available Cash as of such Excess Cash Test Date and (y) the principal amount of Loans then outstanding.

(c) On or before the third (3rd) Business Day following the receipt by the Company or any Restricted Subsidiary of Net Cash Proceeds from any Asset Swap (including the Designated Asset Swap), Event of Loss or Asset Sale, the Borrowers shall prepay, or cause to be prepaid, Loans in an aggregate amount equal to 100% of such Net Cash Proceeds unless, within one (1) Business Day of receiving such Net Cash Proceeds, the Company notifies the Administrative Agent in writing of the intent of one or more Credit Parties and Restricted Subsidiaries to reinvest all or a portion of such Net Cash Proceeds (it being understood that such description shall not be binding) in one or more Related Business Assets within the relevant Designated Reinvestment Period following receipt of such Net Cash Proceeds; provided that (i) no Event of Default shall have occurred and be continuing at the time of the application of such Net Cash Proceeds for such reinvestment, and (ii) any such Net Cash Proceeds not actually reinvested within the relevant Designated Reinvestment Period in accordance with the foregoing shall be promptly applied by the Borrowers to prepay the Loans after the end of such Designated Reinvestment Period.

(d) If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any prepayment is required under Section 2.10(a), the applicable Borrower shall make such prepayment no later than the second (2nd) Business Day following the Company’s receipt of such notice from the Administrative Agent. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Any prepayment or Cash Collateralization pursuant to this Section 2.10 shall be made without any corresponding reduction to the Revolving Credit Commitment Amount. Each such prepayment of Eurodollar Loans under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.

Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Section 9.1 or Section 9.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

[Senior Secured Revolving Credit Agreement]

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

(c) any failure by any Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the applicable Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Company of such claim for compensation as provided herein, in which event no Borrower shall have any obligation to pay such claim.

Section 2.12. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Effective Date and prior to the Commitment Termination Date, at the request of the Company, one or more standby letters of credit (or, as may be agreed by an Issuing Bank, any other type of letter of credit or similar instrument) (each, a “Letter of Credit”) for the account of the Company, any Local Content Entity or any other Subsidiary of the Company in a face amount in each case of at least $25,000 or, if denominated in a Specified Currency, the Dollar Equivalent of $25,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided, that an Issuing Bank shall not be obligated to issue or amend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance or amendment thereof, the aggregate Revolving Credit Exposure of all Lenders would exceed the Revolving Credit Commitment Amount then in effect, (ii) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit, (iii) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the outstanding L/C Obligations would exceed $67,500,000 (the “Letter of Credit Sublimit”), or (iv) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank would exceed its “Maximum LC Issuance Amount” set forth opposite such Issuing Bank’s name on Schedule 2.12A (as may be amended from time to time by the Administrative Agent, the Company and each Issuing Bank affected thereby); and provided, further that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue a Letter of Credit unless the Company shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance or would exist immediately after giving effect to such issuance. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of Dollars or any Specified Currency.

[Senior Secured Revolving Credit Agreement]

(b) Issuance Procedure.

(i) To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may agree to in its sole discretion), the Company shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Company and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by the Company (each, an “Application”), including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank, and (y) such other information or documents as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern, and in the event that any Application contains provisions that impose obligations on the Company or grant rights to such Issuing Bank beyond those imposed or granted under this Agreement and the other Credit Documents, such provisions shall be of no force or effect and shall not be binding on the Company. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.3 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. The Company may cancel any request to issue a Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent of the account party, amount, currency, and expiration date of such Letter of Credit promptly following the issuance thereof. Each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the applicable Borrower, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.

(ii) If the Company so requests in any applicable Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that (i) any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued

[Senior Secured Revolving Credit Agreement]

(and such Issuing Bank shall give such notice of non-renewal to the beneficiary if so directed by the Company) and (ii) such Issuing Bank will not permit the renewal of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Unless otherwise notified in writing to the Company by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this Section 2.12(b)(ii), from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.3 are not then satisfied.

(iii) Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Renewal Letter of Credit) may have an expiration date later than five (5) Business Days before the Scheduled Commitment Termination Date, if (x) the Company shall provide or cause to be provided, no later than the Scheduled Commitment Termination Date, (1) Cash Collateral in an amount equal to 105% of the undrawn face amount of such Letter of Credit or (2) a back-to-back letter of credit in an amount equal to 105% of the undrawn face amount of such Letter of Credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (y) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Scheduled Commitment Termination Date, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Scheduled Commitment Termination Date. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Company, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.12.

[Senior Secured Revolving Credit Agreement]

(c) The Company’s Reimbursement Obligations.

(i) The Company hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days of the date that the Company receives notice from such Issuing Bank that such draft has been paid or such other payment has been made (and such Issuing Bank hereby agrees to give the Company such notice within one (1) Business Day after such draft is drawn or such other payment is made). The Reimbursement Obligations shall bear interest (which the Company hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) such Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Base Rate (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to an Eurodollar Loan with an Interest Period of one month (in the case of a Letter of Credit payable in any Specified Currency), plus in either such case the Applicable Margin for Base Rate Loans, in each case so long as such Reimbursement Obligation shall not be past due, and thereafter, with respect to past due amounts, at the default rate per annum as set forth in Section 2.7(b), whether or not the Commitment Termination Date shall have occurred. If any such payment or disbursement is reimbursed to an Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid on the reimbursable amount for one (1) day.

(ii) In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, violation of law, or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether a Borrower or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.

(iii) The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or

[Senior Secured Revolving Credit Agreement]

any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence but not for such Issuing Bank’s gross negligence, violation of law, or willful misconduct.

(iv) The Company agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Company under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(1) any lack of validity or enforceability of any of the L/C Documents;

(2) any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(3) any exchange, change, waiver or release of any Collateral for, or any Person’s guarantee of or other liability for, any of the Secured Obligations;

(4) the existence of any claim, set-off, defense or other right the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(5) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(6) payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(7) any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Company’s obligations hereunder or under an Application;

[Senior Secured Revolving Credit Agreement]

provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Company that are caused by such Issuing Bank’s gross negligence, violation of law, or willful misconduct.

(d) The Participating Interests. Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and such Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Company to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Section 2.12(c) and Section 2.3(e), or if such Issuing Bank is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Company of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to such Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation (after converting, if necessary, such Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 p.m., or not later than the following Business Day if such notice is received after such time. If a Lender fails to pay timely such amount to an Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Company, any Issuing Bank, any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit or force majeure and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

[Senior Secured Revolving Credit Agreement]

(f) Letters of Credit Issued for Company; Subsidiaries; Local Content Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company, any Local Content Entity or any other Subsidiary of the Company, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of the Company, any of its Subsidiaries or Local Content Entities inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Company and such Subsidiaries and Local Content Entities.

(g) Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the Company shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.15(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as the Company may elect: (i) deliver to the Administrative Agent Cash Collateral to secure such unallocated Fronting Exposure in accordance with Section 8.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion) with the Issuing Bank to eliminate such Fronting Exposure.

(h) Existing Letters of Credit. On the Effective Date, the Existing Letters of Credit shall be deemed issued under this Agreement. Any cash collateral posted by the Company with respect to any Existing Letter of Credit shall be released to the Company.

Section 2.13. Reductions and Terminations of the Commitments.

(a) Voluntary Reductions and Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to in its sole discretion), to terminate or reduce the Commitments without premium or penalty, in whole or in part, provided, that any such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination. Any partial reduction of the Commitments shall be (i) in an amount not less than $5,000,000 as determined by the Company and in integral multiples of $100,000 in excess thereof and (ii) as to the Commitments, allocated ratably among the Lenders in proportion to their respective Percentages; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Revolving Credit Exposure of all Lenders, after converting, if necessary, any outstanding L/C Obligations to their Dollar Equivalent amounts in accordance with Section 11.20 and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) Cash Collateral for the purpose of securing such L/C Obligations, and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations

[Senior Secured Revolving Credit Agreement]

by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(a) is permanent and may not be reinstated.

(b) Mandatory Reductions.

(i) Effective Date Indebtedness. The Commitments shall be automatically reduced on the Effective Date by an amount equal to the product of 1.00 multiplied by the aggregate principal amount of Indebtedness (if any) of the Credit Parties consisting of indebtedness for borrowed money outstanding as of the Effective Date (solely to the extent such indebtedness remains outstanding as of the Effective Date) in excess of $225,000,000 other than the Loans and the Letters of Credit. Any reduction of the Commitments pursuant to this Section 2.13(b)(i) shall be allocated ratably among the Lenders in proportion to their respective Percentages. On or before the Effective Date, the Administrative Agent shall give prompt notice to each Lender and the Company of any such reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(b)(i) is permanent and may not be reinstated.

(ii) Certain Additional Indebtedness. On or before the first (1st) Business Day following (x) the receipt by the Company or any Restricted Subsidiary of net cash proceeds from the issuance or incurrence of any additional Second Lien Notes after the Effective Date in reliance on clause (ii)(y) of Section 7.3(b), (y) the assumption of any Assumed Acquisition Indebtedness in reliance on Section 7.3(e), or (z) the receipt by the Company or any Restricted Subsidiary of net cash proceeds from the issuance or incurrence of any Permitted Additional Indebtedness in reliance on Section 7.3(f), the Commitments then in effect shall be reduced by an amount equal to the product of 0.50 multiplied by the stated principal amount of such Indebtedness (or, if less, by the total amount of Commitments then in effect), in any such case of this Section 2.13(b)(ii) unless, after giving pro forma effect to such assumption, issuance or incurrence and any contemporaneous repayment of other Indebtedness, both (A) the Consolidated Total Net Leverage Ratio would be less than or equal to 4.00 to 1.00 and (B) the Consolidated Secured Net Leverage Ratio would be less than or equal to 2.00 to 1.00. Any reduction of the Commitments pursuant to this Section 2.13(b)(ii) shall be allocated ratably among the Lenders in proportion to their respective Percentages. The Administrative Agent shall give prompt notice to each Lender of any such reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(b)(ii) is permanent and may not be reinstated.

(iii) Designated Asset Swap. On or before the third (3rd) Business Day following the receipt by the Company or any Restricted Subsidiary of Net Cash Proceeds from the Designated Asset Swap, the Commitments then in effect shall be reduced by an amount equal to the product of 1.00 multiplied by the amount of such Net Cash Proceeds (or, if less, by the total amount of Commitments then in effect) unless, within one (1)

[Senior Secured Revolving Credit Agreement]

Business Day of receiving such Net Cash Proceeds, the Company notifies the Administrative Agent in writing of the intent of one or more Credit Parties and Restricted Subsidiaries to reinvest or commit to reinvest all or a portion of such Net Cash Proceeds (it being understood that such description shall not be binding) in one or more Related Business Assets to be made within 270 days of receipt of such Net Cash Proceeds; provided that no Event of Default shall have occurred and be continuing at the time of the application of any such Net Cash Proceeds for such reinvestment; provided, further, that any such Net Cash Proceeds not actually reinvested within such 270-day period in accordance with the foregoing shall be promptly applied by the Borrowers to prepay the Loans after the end of such 270-day period in accordance with, and as referred to in, Section 2.10(c) (with a concurrent reduction of the Commitments then in effect at the end of such period in accordance with the foregoing provisions of this Section 2.13(b)(iii)). Any reduction of the Commitments pursuant to this Section 2.13(b)(iii) shall be allocated ratably among the Lenders in proportion to their respective Percentages. The Administrative Agent shall give prompt notice to each Lender of any such reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(b)(iii) is permanent and may not be reinstated.

(iv) Certain Rig Sales. If (A) the Company or any Restricted Subsidiary has received any Net Cash Proceeds from an Asset Sale of (w) any Effective Date Collateral Rig, (x) any Rig acquired by the Company or any Restricted Subsidiary after the Effective Date in reliance on clause (c) of the definition of “Permitted Acquisition”, (y) the Equity Interests of any Restricted Subsidiary or Local Content Entity who directly or indirectly owns any Rig referred to in clause (w) or (x) above, or (z) any Rig acquired by the Company or any Restricted Subsidiary after the Effective Date with Net Cash Proceeds of an Asset Sale of any Rig or Equity Interests referred to in clause (w), (x) or (y) above or an Event of Loss with respect to any Rig referred to in clause (w) or (x) above, and (B) a prepayment is required to be made under Section 2.10(c) in respect of all or a portion of such Net Cash Proceeds (for the avoidance of doubt, after giving effect to the reinvestment rights set forth in Section 2.10(c)), then the Commitments then in effect shall be reduced by an amount equal to the product of 1.00 multiplied by the amount of such required prepayment (or, if less, by the total amount of Commitments then in effect). Any reduction of the Commitments pursuant to this Section 2.13(b)(iv) shall be allocated ratably among the Lenders in proportion to their respective Percentages. The Administrative Agent shall give prompt notice to each Lender of any such reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(b)(iv) is permanent and may not be reinstated.

(v) Notice and Effectiveness. Promptly upon determining the need for any Commitment reduction to be made pursuant to clause (ii), (iii) or (iv) above, the Company shall notify the Administrative Agent of such required reduction to the Commitments. If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any Commitment reduction is required pursuant to clause (ii), (iii) or (iv) above, the Company shall notify the Administrative Agent of the required amount of such Commitment reduction no later than the fifth (5th) Business Day following the Company’s receipt of such notice from the Administrative Agent. Any Commitment reduction pursuant to clause (ii), (iii) or (iv) above shall become effective upon the Administrative Agent’s receipt of the relevant notice thereof from the Company pursuant to this clause (v) (or such later date of effectiveness specified in such notice that complies with the requirements of clause (ii), (iii) or (iv) above, as applicable).

[Senior Secured Revolving Credit Agreement]

Section 2.14. Designated Borrowers.

(a) The Company hereby designates NIFCO as a Designated Borrower as of the Effective Date. The Company may at any time and from time to time after the Effective Date, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate additional Designated Borrowers to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14A (a “Designated Borrower Request and Assumption Agreement”). Following the giving of any notice pursuant to this Section 2.14(a), if the designation of any such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b) With respect to any proposed Designated Borrower that is a Subsidiary formed, organized or incorporated under the laws of a jurisdiction other than a Designated Borrower Specified Jurisdiction, within five (5) Business Days after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate such Subsidiary as a Designated Borrower, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in Section 2.14(a) or shall otherwise object to such designation (such objection not to be unreasonably exercised) (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated and either (1) the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement, or (2) the Company shall have the right to require any Protesting Lender at any time thereafter to (and any such Protesting Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and, in the case of any other Person, become a party to this Agreement as a Lender; provided that (x) such assignment is otherwise in compliance with Section 11.11(b), and (y) such Protesting Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement; or (ii) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

[Senior Secured Revolving Credit Agreement]

(c) The parties hereto acknowledge and agree that prior to any Designated Borrower other than NIFCO becoming a Borrower hereunder, the Administrative Agent and the Lenders shall have received such confirmation and ratification of Liens and Guaranties, supporting resolutions, incumbency certificates, opinions of counsel and other documents or information of the new Designated Borrower, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders, and Notes signed by such Designated Borrower to the extent any Lenders so require. Promptly following receipt of all such requested confirmations and ratifications, resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14B (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which such Designated Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement. It being understood and agreed that any such documentation referred to above that is substantially consistent with any corresponding documentation executed, delivered or contemplated on the Effective Date shall be deemed satisfactory to the Administrative Agent and the Lenders for purposes of this Section 2.14.

(d) The Obligations of each Designated Borrower shall be guaranteed by the Company, and the Obligations of the Company shall be guaranteed by each Designated Borrower, pursuant to the Guaranty and Collateral Agreement.

(e) Each Designated Borrower (including NIFCO) hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

[Senior Secured Revolving Credit Agreement]

Section 2.15. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 11.12.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as Cash Collateral with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a

[Senior Secured Revolving Credit Agreement]

Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.15 shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section 2.15, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.

(iii) Certain Fees. Commitment Fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.12, the “Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Non-Defaulting Lender. Subject to Section 11.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

[Senior Secured Revolving Credit Agreement]

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.15 are in addition to, and cumulative and not in limitation of, all other rights and remedies that any Agent, any other Lender, any Issuing Bank, the Company or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE 3

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date in the case of each Lender on the Effective Date and from the effective date specified in the relevant Assignment Agreement pursuant to which it became a Lender in the case of each other Lender, in each case, to but excluding the date on which such Lender’s Commitment terminates (such fees payable pursuant to this Section 3.1(a), “Commitment Fees”). Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on March 31, 2021, and on the Commitment Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. With respect to each Letter of Credit, the Borrowers shall pay (i) a fronting fee to the applicable Issuing Bank in an amount equal to 0.125% per annum (or, in the case of any Issuing Bank other than JPMorgan Chase Bank, N.A. and its Affiliates, such other percentage per annum agreed to in writing between the Company and such Issuing Bank at or before the time such Letter of Credit is issued by such Issuing Bank) and (ii) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) of the rate per annum equal to the Applicable Margin in effect for Eurodollar Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year and on such expiration date and, if applicable, on the Scheduled Commitment Termination Date; provided that, if any Lender shall become a Defaulting Lender, then without prejudicing any right or remedy that the Company may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no such letter of credit fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender. For any Letter of Credit issued with a face amount in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder. In addition, the Borrowers shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

[Senior Secured Revolving Credit Agreement]

(c) Administrative Agent and Arrangement Fees. The Company shall pay to the Administrative Agent the fees from time to time agreed to by the Company and the Administrative Agent and the arrangement fees previously agreed to by the Company and the Arranger.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Letter of Credit fees (other than issuance and administrative fees payable to the Issuing Banks), to the Lenders. The Borrowers shall be jointly and severally liable for the payment of the fees set forth in Sections 3.1(a), (b) and (c).

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 p.m. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the account of the applicable Issuing Bank as designated in writing to the Company by the applicable Issuing Bank). Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the applicable Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the applicable Borrower shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 11.20. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b) If any payment received by any Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Agents and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order set forth in Section 8.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

[Senior Secured Revolving Credit Agreement]

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Borrowers to any Lender, Issuing Bank, or Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any Taxes. If any such withholding is so required by law (as determined in the reasonable discretion of the applicable Borrower), the applicable Borrower shall make the withholding and pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such Taxes, excluding, in the case of each Lender, Issuing Bank, and Agent, the following Taxes (whether imposed on or with respect to such Lender, Issuing Bank, or Agent or required to be withheld or deducted from any payment by or on account of any obligation of any Borrower under any Credit Document):

(i) Taxes imposed on, based upon, or measured by such Lender’s, Issuing Bank’s, or Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar Taxes imposed on it, in each case, (x) as a result of such Lender, Issuing Bank or Agent being organized under the laws of, or having a principal office or, in the case of any Lender (or Issuing Bank), its applicable lending office (or issuing office) located in, the jurisdiction that imposed such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes;

(ii) Taxes imposed (other than pursuant to FATCA) by the United States (or any political subdivision thereof or Tax authority therein) on or with respect to a Lender, Issuing Bank, or Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such Tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) (x) after the date hereof, in the case of each Lender, Issuing Bank, or Agent originally a party hereto, (y) in the case of any Purchasing Lender (as defined in Section 11.11(b)) or other Issuing Bank or Agent, after the date on which it becomes a Lender, Issuing Bank or Agent, as the case may be (unless such Purchasing Lender or Issuing Bank acquired its interest following a request by the Company under Section 9.6), or (z) after the designation by such Lender, Issuing Bank, or Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.3(c)); except in each case to the extent that, pursuant to this Section 3.3(a), amounts with respect to such taxes were payable either to such Lender’s, Issuing Bank’s, or Agent’s assignor immediately before such Lender, Issuing Bank, or Agent became a party hereto or to such Lender, Issuing Bank, or Agent immediately before it changed its Lending Office;

(iii) Taxes imposed by the United States pursuant to FATCA on or with respect to a Lender, Issuing Bank, or Agent organized under the laws of a jurisdiction outside of the United States;

[Senior Secured Revolving Credit Agreement]

(iv) Taxes which would not have been imposed but for (x) the failure of such Lender, Issuing Bank, or Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(c) (unless excused pursuant to Section 3.3(d)) and Section 3.3(e), or (II) any other form, certification, documentation or proof which is reasonably requested by any Borrower or the Administrative Agent or (y) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, Issuing Bank, or Agent to establish an exemption from such Tax, assessment or other governmental charge is false or not properly completed;

(v) Taxes consisting of any Bank Levy;

(vi) Taxes imposed by the United Kingdom and which are required to be deducted or withheld from payments to a Lender or Issuing Bank if, on the date on which such payment falls due, the payment could have been made without such deduction or withholding if the relevant Lender or Issuing Bank had been a Qualifying Lender, but on that date the relevant Lender or Issuing Bank is not, or has ceased to be, a Qualifying Lender other than as a result of any change after the date on which it became a party to this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority;

(vii) Taxes imposed by the United Kingdom and which are required to be deducted or withheld from payments to a Lender or Issuing Bank if, on the date on which such payment falls due, the relevant Lender or Issuing Bank is a Qualifying Lender solely by virtue of clause (b) of the definition of “Qualifying Lender” and:

(A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under Section 931 of the Income Tax Act 2007 of the United Kingdom (as that provision has effect on the date on which the relevant Lender or Issuing Bank becomes a party to this Agreement) which relates to the payment and that Lender or Issuing Bank has received from the Borrower making the payment or from the Company a certified copy of that Direction; and

(B) the payment could have been made to that Lender or Issuing Bank without any such deduction or withholding if that Direction had not been made;

(viii) Taxes imposed by the United Kingdom and which are required to be deducted or withheld from payments to a Lender or Issuing Bank if, on the date on which such payment falls due, the relevant Lender or Issuing Bank is a Qualifying Lender solely by virtue of clause (b) of the definition of “Qualifying Lender” and:

(A) the relevant Lender or Issuing Bank has not given a tax confirmation pursuant to Section 3.3(b)(ii) that it is a Qualifying Lender solely by virtue of clause (b) of the definition of “Qualifying Lender” to the Company; and

[Senior Secured Revolving Credit Agreement]

(B) payment could have been made to the relevant Lender or Issuing Bank without any such deduction or withholding if that Lender or Issuing Bank had given such confirmation to the relevant Borrower, on the basis that such confirmation would have enabled the relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the Income Tax Act 2007 of the United Kingdom;

(ix) Taxes imposed by the United Kingdom and which are required to be deducted or withheld from payments to a Lender or Issuing Bank if, on the date on which such payment falls due, the relevant Lender or Issuing Bank is a Qualifying Lender solely by virtue of clause (c) of the definition of “Qualifying Lender” and the payment could have been made to the relevant Lender or Issuing Bank without such deduction or withholding had that Lender or Issuing Bank complied with its obligations under Section 3.3(b)(iii) or (iv); or

(x) any documentary, stamp or similar taxes, including interest and penalties, or VAT which shall be dealt with in accordance with Section 11.3 and Section 11.4;

(all such Taxes, other than the Taxes described in the preceding clauses (i) through (x), “Indemnified Taxes”), the applicable Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, Issuing Bank, and Agent is free and clear of any such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, Issuing Bank or Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Borrower deducts or withholds any Taxes from any payments to a Lender, Issuing Bank or Agent or pays any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, Issuing Bank or Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days after being actually received. If any Agent, any Issuing Bank or any Lender pays any Indemnified Taxes which any Borrower has failed to withhold or pay to the appropriate Governmental Authority, or any penalties or interest in connection therewith, such Borrower shall reimburse that Agent, that Issuing Bank or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, Issuing Bank, or Agent shall make written demand on the Company for reimbursement hereunder no later than ninety (90) days after the earlier of (x) the date on which such Lender, Issuing Bank or Agent makes payment of the Indemnified Taxes, penalties and interest, and (y) the date on which the relevant taxing authority or other Governmental Authority makes written demand upon such Lender, Issuing Bank or Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, Issuing Bank or Agent, as the case may be. In the event that such Lender, Issuing Bank or Agent fails to give the Company timely notice as provided herein, no Borrower shall have any obligation to pay such claim for reimbursement. If a Borrower is or will be required to pay an additional amount to a Lender, an Issuing Bank or Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

[Senior Secured Revolving Credit Agreement]

(b) UK Withholding Tax Exemptions. To the extent any UK Credit Party is a party to any Credit Document at any time following the Effective Date:

(i) Upon the request of the Company or the Administrative Agent, each Lender, Issuing Bank and Agent shall promptly provide to the Company and the Administrative Agent such documents and other evidence as is reasonably necessary for the relevant Borrower to establish whether or not any deductions or withholdings for or on account of United Kingdom Taxes may be required from any payments.

(ii) Without any liability to the Company or any other Borrower, each Lender and Issuing Bank shall: (A) in the case of a Lender or Issuing Bank that becomes a party to this Agreement on the Effective Date, opposite its name on the applicable schedule to be appended hereto; or (B) in the case of a Lender or Issuing Bank that becomes a party to this Agreement after the Effective Date, on their applicable Assignment Agreements (or other instrument pursuant to which such Lender or Issuing Bank, as the case may be, becomes a party hereto) indicate and confirm whether it is (w) a Qualifying Lender by virtue of clause (a) of the definition of “Qualifying Lender”, (x) a Qualifying Lender by virtue of clause (b) of the definition of “Qualifying Lender”, (y) a Treaty Lender, or (z) not a Qualifying Lender. If a Lender or Issuing Bank fails to indicate its status in accordance with this Section 3.3(b)(ii) then that Lender or Issuing Bank shall be treated for the purposes of this Agreement (including by the Company) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender or Issuing Bank executes on becoming a party as a Lender or Issuing Bank shall not be invalidated by any failure of a Lender or Issuing Bank to comply with this Section 3.3(b)(ii).

(iii) Subject to paragraph (iv) below, the Company and each Treaty Lender shall co-operate in completing any procedural formalities (including completing and filing UK Treaty forms) necessary for the purpose of any Borrower obtaining authorization to make a payment to the relevant Treaty Lender without any deduction or withholding for or on account of any Taxes imposed by the United Kingdom.

(iv) A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence: (x) opposite its name on the applicable schedule to be appended hereto (in the case of a Treaty Lender that becomes a party to this Agreement on the Effective Date), or (y) in the applicable Assignment Agreements or other instrument pursuant to which such Lender or Issuing Bank becomes a party hereto (in the case of a Treaty Lender that becomes a party to this Agreement after the Effective Date) and (z) having done so, that Treaty Lender shall be under no further obligation pursuant to Section 3(b)(iii) above.

[Senior Secured Revolving Credit Agreement]

(v) Where the Company has notified the relevant Treaty Lender that a Borrower DTTP Filing has been validly made but HM Revenue & Customs has not given the relevant Borrower authority to make payments to that Treaty Lender without such deduction or withholding within sixty (60) days of the date of making the Borrower DTTP Filing, or HM Revenue & Customs has given the relevant Borrower authority to make payments to that Lender or Issuing Bank without such deduction or withholding but such authority has subsequently been revoked or expired, that Treaty Lender and the Company shall co-operate in completing any additional procedural formalities necessary for the relevant Borrower to obtain authorization to make payment to that Treaty Lender without deduction or withholding of Taxes.

(vi) If a Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.3(b)(iv) above, no Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Treaty Lender’s Commitment(s) or its participation in any Letters of Credit or Loan unless the Treaty Lender otherwise agrees.

(c) U.S. Withholding Tax Exemptions.

(i) Each Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8-BEN-E (or any successor form) wherein such Lender or Issuing Bank either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y) above, such Lender or Issuing Bank also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender or Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

(ii) Upon the request of any Borrower or the Administrative Agent, each Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) shall submit to the Borrowers and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or any such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) that such Borrower believes to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable U.S. law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment, such submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

[Senior Secured Revolving Credit Agreement]

(iii) Each Lender or Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent two copies of a properly completed and duly executed certification of Internal Revenue Service Form W-9 certifying to the effect that it is a United States person and is exempt from U.S. withholding tax.

(iv) Each Lender and Issuing Bank agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(d) Inability of Lender to Submit Forms. If any Lender or Issuing Bank determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is not legally able to submit to the Borrowers or Administrative Agent any form or certificate that such Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(c), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or Issuing Bank shall promptly notify the Borrowers and Administrative Agent of such fact, and such Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(e) FATCA Compliance. If any payment required to be made to any Lender or Issuing Bank under this Agreement or any other Credit Document or L/C Document would be subject to taxes imposed by the United States pursuant to FATCA as a result of such Lender, or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall submit to any Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Miscellaneous.

(i) Refund of Taxes. If any Lender, Issuing Bank or Agent receives a refund or credit of any Indemnified Tax or any tax referred to in Section 11.3 or Section 11.4 with respect to which any Borrower has paid any amount pursuant to this Section 3.3, Section 11.3 or Section 11.4, such Lender, such Issuing Bank, or Agent shall pay the amount of such refund or credit (including any interest received with respect thereto) to such Borrower within fifteen (15) days after receipt thereof. A Lender, Issuing Bank or Agent shall provide, at the sole cost and expense of the Borrowers, such assistance as the Company or such Borrower may reasonably request in order to obtain such a refund or

[Senior Secured Revolving Credit Agreement]

credit; provided, however, that no Agent, Lender, or Issuing Bank shall in any event be required to disclose any information to any Borrower with respect to the overall Tax position (or any other information relating to Taxes that such Person reasonably determines to be confidential) of such Agent, Issuing Bank or Lender. Notwithstanding anything to the contrary in this Section 3.3(f)(i), in no event will any Lender or Issuing Bank be required to pay any amount to a Borrower pursuant to this Section 3.3(f)(i) the payment of which would place such Lender or Issuing Bank in a less favorable net after-Tax position than such Lender or Issuing Bank would have been in if the applicable tax giving rise to such refund had not been deducted, withheld or otherwise imposed

(ii) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of any Agent, any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and repayment, satisfaction or discharge of all obligations under any Credit Document or L/C Document.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1. Effective Date. The Effective Date shall not occur, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective, until the first date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 11.12):

(a) The Administrative Agent shall have received, subject to the Agreed Security Principles, (I) from each party hereto, either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (II) each of the following agreements, duly executed and delivered by each party thereto: (A) the Guaranty and Collateral Agreement, (B) the Collateral Rig Mortgages with respect to the Effective Date Collateral Rigs, (C) the Second Lien Intercreditor Agreement, (D) the Parent Pledge Agreement and (E) the other Credit Documents and deliverables identified on Schedule 4.1 hereto, (III) a true and complete copy of the Second Lien Indenture, in form reasonably satisfactory to the Administrative Agent and (IV) each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) Certificates of Officers/Directors of the Credit Parties; Good Standing Certificates. Certificates of a Responsible Officer of each Credit Party and Noble Parent Company containing specimen signatures of the Persons authorized to execute Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution and delivery of the Credit Documents to which such entity is a party, (B) in respect of the Company, copies of the resolutions of the shareholders of the Company authorizing the execution and delivery of the Credit Documents to which the Company is a party, (C)

[Senior Secured Revolving Credit Agreement]

copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable, (D) where applicable and customary, copies to such entity’s statutory registers and (E) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization;

(ii) Rig Matters. (A) a Fleet Status Certificate, (B) a confirmation of class certificate for each Effective Date Collateral Rig issued no earlier than five (5) days prior to the Effective Date, (C) certificates of registration showing the registered ownership of each Effective Date Collateral Rig, and (D) the results of maritime lien registry searches with respect to each Effective Date Collateral Rig, indicating in each case no record liens other than Permitted Liens (provided that such search results with respect to Noble Joe Knight and Noble Johnny Whitstine shall be provided no later than one (1) Business Day after the Effective Date);

(iii) Lien Searches. Subject to the Agreed Security Principles, customary UCC or equivalent lien, tax and judgment lien searches for the Credit Parties, indicating the absence of liens and security interests other than Permitted Liens and Liens being released on or prior to the Effective Date;

(iv) Opinions of Counsel. The opinions of (A) Skadden Arps Slate Meagher & Flom LLP, special New York counsel to the Company, (B) Maples Group, Cayman Islands counsel for the Borrowers, (C) Pestalozzi Law, Swiss counsel for the Company, and Lenz & Staehelin, Swiss counsel for the Agents, (D) Thompson Coburn LLP, special counsel to the Company, as to matters of Liberian law, (E) Chrysostomides, Cypriot counsel to the Company, and (F) Maples Group, Luxembourg counsel to the Company, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;

(v) Insurance Certificates. Insurance certificates, dated not more than ten (10) Business Days prior to the Effective Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents;

(vi) Solvency Certificate. A certificate from a Financial Officer certifying that the Company and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions contemplated to occur on the Effective Date, are Solvent;

[Senior Secured Revolving Credit Agreement]

(vii) Effective Date Financial Officer Certificate. A certificate of a Financial Officer demonstrating in reasonable detail that, as of the Effective Date, and giving pro forma effect to the Plan of Reorganization, the ratio of (A) Adjusted EBITDA for the most recently ended period of four fiscal quarters for which financial statements were delivered pursuant to Section 4.1(d) below to (B) an amount equal to the cash interest reasonably forecasted to be payable on Funded Indebtedness of the Company and its Restricted Subsidiaries that is outstanding as of the Effective Date (immediately after giving effect to the Transactions contemplated to occur on the Effective Date) for the period of four fiscal quarters following the Effective Date (assuming the rate at which interest will accrue is fixed) will not be less than 2.50 to 1.00; and

(viii) Closing Certificate. A certificate of a Responsible Officer certifying (x) the satisfaction of all conditions set forth in Sections 4.1(e) and (f), (y) that all material governmental and third party approvals necessary in connection with the consummation of the Plan of Reorganization and the other transactions contemplated hereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, and (z) that since July 31, 2020, no Effective Date Material Adverse Effect (as defined below) shall have occurred. Solely for purposes of this Section 4.1(a)(viii), “Effective Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after July 31, 2020 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (I) the business, results of operations, or financial condition of the Credit Parties, taken as a whole, or (II) the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Credit Documents, including in connection with this Agreement; provided, however, that any change arising from or related to any of the following shall not constitute an Effective Date Material Adverse Effect or be taken into account in determining whether an Effective Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases; (B) changes in general economic or industry conditions, including changes in the prices of oil, natural gas, condensate or natural gas liquids or other commodities, changes in exchange rates, interest rates or monetary policy, or the commodities, credit, financial, currency, securities or capital markets that generally affects the industry in which any of the Credit Parties, the Debtors or their Subsidiaries operate or participate; (C) any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus), act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof; (D) changes in general legal, regulatory or political conditions after July 31, 2020; (E) changes in GAAP, applicable laws or any accounting requirements applicable to any industry in which any of the Credit Parties, the Debtors or their Subsidiaries operate or the interpretation of any of the foregoing after July 31, 2020; (F) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Commitment Letter, the Restructuring Support Agreement or any Credit Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent, the Required Lenders and/or the Requisite Consenting Creditors (as defined in the Restructuring Support Agreement); (G) any action taken or omitted by any Lender, any Consenting Creditor (as defined in the Restructuring Support Agreement) or any of their representatives, including any breach of the Commitment Letter or the Restructuring Support Agreement; (H) any failure by any of the Credit Parties, the Debtors

[Senior Secured Revolving Credit Agreement]

or their Subsidiaries to meet any internal or published projection for any period (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, an Effective Date Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (A)–(G)); and (I) any change in the market price or trading volume of any debt or equity securities of any of the Credit Parties, the Debtors or their Subsidiaries (provided that the underlying cause of any such change may constitute, or be taken into account in determining, an Effective Date Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (A)-(H)); provided, further, that the exceptions set forth in clauses (B), (C), (D) and (E) above shall not apply to the extent that such event, change, effect, occurrence, development, circumstance or change of fact is disproportionately adverse to the Credit Parties, taken as a whole, as compared to other companies in the industries in which the Credit Parties operate.

(b) The Administrative Agent, the Arranger and the Lenders, as applicable, shall have received or, to the extent the initial funding under this Agreement shall occur on the Effective Date, shall have been authorized to deduct from the proceeds of the initial funding under this Agreement, (x) all reasonable and documented out-of-pocket fees and expenses due and payable by the Credit Parties on the Effective Date pursuant to the Commitment Letter or this Agreement, to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such later date as the Borrowers may reasonably agree), and (y) the Upfront Fee (as defined and set forth in the Commitment Letter) and any fees set forth in the Fee Letter that are due and payable by the Company on the Effective Date.

(c) The Administrative Agent and each Lender who has requested the same shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Borrowers in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrowers in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (i) and (ii) above, to the extent reasonably requested in writing at least eight (8) Business Days prior to the Effective Date.

(d) The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Prepetition Parent Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Effective Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Prepetition Parent Company and its subsidiaries, for each subsequent fiscal quarter ended on or prior to September 30, 2020 (in each case, together with the corresponding comparative period from the prior fiscal year), (iii) unaudited interim monthly consolidated financial statements prepared by management of the Prepetition Parent Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) Business Days before the Effective Date, (iv) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Effective Date (as if the Effective Date had occurred on the last date of the most recently ended calendar month for which financial statements are required to be provided pursuant to clause (iii) above, adjusted to give effect to the making of the initial extensions of credit under this Agreement, the application of the

[Senior Secured Revolving Credit Agreement]

proceeds thereof and to the other transactions contemplated to occur on the Effective Date), which balance sheet shall (A) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (B) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (C) be certified by a Financial Officer of the Company as being prepared in good faith by the Company and (D) reflect no indebtedness other than (1) the Loans and other extensions of credit under this Agreement, (2) indebtedness in respect of the Second Lien Initial Notes and (3) any other indebtedness permitted under the Credit Documents, and (v) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended calendar month previously delivered to the Arranger pursuant to clause (iii) above that are reflected in the pro forma balance sheet referred to in clause (iv) above; provided that the Arranger hereby acknowledges it has received the financial statements required to be provided pursuant to clause (i), clause (ii), and, with respect to the calendar months ended October 31, 2020 and November 30, 2020, clause (iii) above.

(e) Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, each of the representations and warranties of the Credit Parties set forth herein (other than Section 5.10) and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.

(f) Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, no Default or Event of Default shall have occurred and be continuing, as of the Effective Date.

(g) (i) The terms of the Plan of Reorganization shall be substantially consistent with the Restructuring Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders, and such Restructuring Support Agreement shall not have been amended or modified in any manner that is materially adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Administrative Agent and any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on July 31, 2020, without the prior written consent of the Administrative Agent and (ii) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders shall have been entered confirming the Plan of Reorganization and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Arranger, the Administrative Agent or the Lenders or the treatment contemplated by the Plan of Reorganization to the lenders under the Prepetition Facility without the written consent of the Administrative Agent (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

[Senior Secured Revolving Credit Agreement]

(h) The Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been (or substantially concurrently with the Effective Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

(i) An order of the Bankruptcy Court (which may be the Confirmation Order), in form and substance reasonably satisfactory to the Administrative Agent, shall have been entered approving the Commitment Letter and the Fee Letter (including the fees set forth in the Fee Letter and specifically providing for the right to receive all amounts due and owing, including indemnification obligations, the fees and other payments as set forth herein, and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated herein and as set forth herein and which, indemnification and reimbursement obligations shall be entitled to priority as administrative expense claims under Sections 503(b) and 507(a)(1) of title 11 of the Bankruptcy Code) and such order shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner without the written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

(j) The Company shall have received, substantially concurrently with the initial funding hereunder, no less than $200,000,000 in gross proceeds from a rights offering (in accordance with the Confirmation Order) and/or the Second Lien Initial Notes pursuant to the Second Lien Indenture which shall be in form reasonably satisfactory to the Administrative Agent.

(k) The aggregate principal amount of Loans and Letters of Credit outstanding on the Effective Date shall not exceed an amount equal to $300,000,000, less the amount by which the aggregate initial principal amount of the Second Lien Initial Notes exceeds $200,000,000.

(l) Subject to the Agreed Security Principles, the Company shall have taken, or cause to be taken, all actions reasonably necessary to establish that an Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral, including the delivery of required Account Control Agreements in connection with Deposit Accounts and Securities Accounts of the Effective Date Guarantors (other than Excluded Accounts and non-U.S. accounts).

(m) To the extent the initial funding under this Agreement shall occur on the Effective Date, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c). To the extent any Letter of Credit is to be issued under this Agreement on the Effective Date, the Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).

[Senior Secured Revolving Credit Agreement]

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.1 to be consented to or approved by or acceptable or satisfactory to any Lender, the Arranger or any Agent, unless (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Person specifying its objection thereto at least one (1) day prior to the proposed Effective Date and (ii) in the case of any such Lender, such Lender shall not have made available to the Administrative Agent any portion of its initial Loan contemplated to be funded on the Effective Date.

Section 4.2. All Credit Extensions after the Effective Date. The obligation of each Lender to make any Revolving Loan after the Effective Date and of each Issuing Bank to issue, extend the expiration date of or increase the face amount of any Letter of Credit hereunder after the Effective Date is subject to satisfaction (or waived in accordance with Section 11.12) of the following conditions precedent:

(a) Notices. (i) In the case of any Revolving Loan, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c), and (ii) in the case of the issuance, extension (other than any automatic extension) or increase of a Letter of Credit, the relevant Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).

(b) Available Cash and Consolidated First Lien Leverage Ratio.

(i) In the case of any Revolving Loan after the Effective Date, after giving pro forma effect thereto and any transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $100,000,000.

(ii) If the Consolidated First Lien Net Leverage Ratio would be greater than 5.50 to 1.00 after giving pro forma effect to any extension of credit, then the aggregate principal amount available to be borrowed hereunder shall not exceed $610,000,000.

(iii) Other than with respect to any extensions of credit prior to the delivery of the appraisals required pursuant to Section 6.6(f), after giving pro forma effect to (A) any advance of a Loan and (B) if applicable, the inclusion of the Rig Value of any Rig permitted to be acquired with proceeds thereof pursuant to a Permitted Acquisition or other similar permitted Investment to the extent the Company has identified any such Rig in writing to the Administrative Agent as a Rig that will be mortgaged as a Collateral Rig in accordance with Section 6.12(b) within the applicable time period set forth therein following the consummation of such Permitted Acquisition or other similar permitted Investment, the Company would have an Asset Coverage Ratio of no less than 2.00 to 1.00.

(c) Warranties True and Correct. In the case of any advance of a Revolving Loan or any such issuance, extension or increase of any Letter of Credit, in each case, that increases the aggregate amount of Revolving Loans or L/C Obligations, respectively, outstanding immediately after giving effect to such advance of such Loan or such issuance, extension or increase of such Letter of Credit, as applicable, (and any prepayments or reimbursements made substantially concurrently therewith), each of the representations and warranties of the Company

[Senior Secured Revolving Credit Agreement]

and the other Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the time of such advance or issuance, extension or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.

(d) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance of a Loan or issuance, extension or increase of a Letter of Credit.

Each acceptance by the applicable Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Effective Date shall be deemed to be a representation and warranty by the Company on the date of such acceptance, as to the matters specified in Section 4.2(b) through Section 4.2(e) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.2 to be consented to or approved by or acceptable or satisfactory to any Lender or Agent, unless (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender specifying its objection thereto prior to such a Loan being made or such Letter of Credit being issued, extended or increased after the Effective Date and (ii) in the case of such Loan being made after the Effective Date, such Lender shall not have made available to the Administrative Agent any portion of such Loan.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Unless otherwise specified, each Credit Party represents and warrants to each Lender, each Issuing Bank and the Administrative Agent (a) as of the Effective Date and (b) as of each other date as may be expressly required by the terms of any Credit Document, as follows:

Section 5.1. Corporate Organization. Each Credit Party: (a) is duly organized or incorporated and existing in good standing (as applicable) under the laws of the jurisdiction of its organization or incorporation; (b) has all necessary corporate or other organizational or constitutional (as applicable) power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (c) is duly licensed or qualified and in good standing (as applicable) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing (as applicable), as the case may be, would not have a Material Adverse Effect.

[Senior Secured Revolving Credit Agreement]

Section 5.2. Power and Authority; Validity. Each Credit Party has the corporate or other organizational or constitutional power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other company action to authorize the execution, delivery and performance of such Credit Documents. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, except as such enforceability may be limited by Legal Reservations.

Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (a) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (c) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.

Section 5.4. Litigation and Environmental Matters.

(a) As of the Effective Date, there are no actions, suits, investigations, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against the Company or any of its Restricted Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involve any Credit Document or the Transactions.

(b) As of the Effective Date, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received notice of any Environmental Claim or (iv) knows of any basis for any Environmental Claim.

[Senior Secured Revolving Credit Agreement]

Section 5.5. Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. Subject to Section 2.10(b), the proceeds of the Loans shall only be used to refinance outstanding Indebtedness (if any) under the Prepetition Facility and for working capital and other general corporate purposes of the Company, its Restricted Subsidiaries and Local Content Entities, including for investments and acquisitions. Letters of Credit will be issued only to support the general corporate purposes of the Company, its Restricted Subsidiaries and Local Content Entities. The Company and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Company or any of its Subsidiaries), shall not, directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or Sanctioned Country to the extent that such activities, business or transaction would be prohibited by applicable Sanctions Laws and Regulations, (ii) in any other manner that would result in a material violation of any applicable Sanctions Laws and Regulations by any Credit Party or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws.

(b) Margin Stock. Neither the Company nor any of its Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans or the Letters of Credit will be used by the Company or its Restricted Subsidiaries for a purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.6. Investment Company Act. Neither the Company nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with applicable Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Company and its Subsidiaries with applicable Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by the Company or Noble Parent Company or disclosed in writing to the Administrative Agent (with a copy to Lenders), in each case, at least twenty (20) days prior to the Effective Date). Neither the Company nor any of its Subsidiaries or, to their knowledge, any of their respective directors, officers, or agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Sanctioned Person.

[Senior Secured Revolving Credit Agreement]

Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by the Company or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Company has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 5.9. Financial Statements. The financial statements heretofore delivered to the Lenders for the most recently ended fiscal year and fiscal quarter ended prior to the Effective Date and required by Section 4.1(d) have been furnished to the Administrative Agent, and such financial statements have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with the Prepetition Parent Company’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of the Prepetition Parent Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, Noble Parent Company and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of Noble Parent Company that were not included in the pro forma consolidated balance sheet delivered pursuant to Section 4.1(d) or disclosed in writing to the Administrative Agent.

Section 5.10. No Material Adverse Change. Since July 31, 2020, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.11. Taxes. Each Credit Party has filed all material tax returns required to be filed, whether in the United Kingdom, United States or in any foreign jurisdiction, and has paid all taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, imposed upon such Credit Party and its Subsidiaries’ properties, income or assets or which are otherwise due and payable (other than any of the foregoing which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

[Senior Secured Revolving Credit Agreement]

Section 5.12. Consents. As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and with respect to the Company, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect. As of the date of any Designated Borrower Notice, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the applicable Designated Borrower in order to execute, deliver and perform the Credit Documents to which it is a party, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13. Insurance. The Company and its Restricted Subsidiaries currently maintain in effect insurance in compliance with the requirements set forth in Schedule 6.5.

Section 5.14. Intellectual Property. The Company and its Restricted Subsidiaries own or hold valid licenses (or have other valid rights) to use all the copyrights, patents, trademarks, service marks, trade secrets, know-how and trade names that are necessary to the operation of the business of the Company and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses (or have other valid rights) to use, such copyrights, patents, trademarks, trade secrets, know-how, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect and the use thereof by each such Person in the operation of the business of the Company and its Restricted Subsidiaries as presently conducted does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Ownership of Property. Other than with respect to Rigs, the Company and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other tangible property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Existing Indebtedness. Schedule 5.16 contains a complete and accurate list of all Indebtedness for borrowed money outstanding as of the Effective Date, with respect to each Credit Party and its Restricted Subsidiaries.

Section 5.17. Existing Liens. Schedule 5.17 contains a complete and accurate list of all Liens outstanding as of the Effective Date, with respect to each Credit Party and its Restricted Subsidiaries where the Indebtedness or other obligations secured by such Lien is in an outstanding principal amount of $2,500,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $2,500,000) or more (other than the Liens permitted by Section 7.2), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

Section 5.18. EEA Financial Institutions. No Borrower is an EEA Financial Institution.

[Senior Secured Revolving Credit Agreement]

Section 5.19. Compliance With Laws. The Company and its Restricted Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.20. Subsidiaries. As of the Effective Date, Schedule 5.20 (a) sets forth the legal name of the Company and each Subsidiary of the Company, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person, (b) sets forth the direct owner and percentage ownership of each such Subsidiary on the Effective Date, (c) identifies the Subsidiaries of the Company (if any) that are Unrestricted Subsidiaries as of the Effective Date, and (d) identifies the Subsidiaries of the Company that are Guarantors as of the Effective Date.

Section 5.21. Rigs.

(a) As of the Effective Date, the name and official number, and jurisdiction of registration and flag of each Effective Date Collateral Rig are set forth on Schedule 5.21. As of (i) the Effective Date, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Effective Date Collateral Rig stated to be owned by it on Schedule 5.21 and (ii) any date thereafter, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Collateral Rig stated to be owned by it in the applicable Collateral Rig Mortgage (other than any Collateral Rig that has been Disposed of pursuant to a transaction permitted by this Agreement), in each case of clauses (i) and (ii) above, subject to no Liens except Permitted Liens. Each Collateral Rig owned by the Company or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Collateral Rig and as required by the American Bureau of Shipping or such other internationally recognized classification society acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)), except where failure to comply with such law, rules, regulations or other requirements could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party that owns or operates one or more Collateral Rigs is qualified to own and operate such Collateral Rig under the laws of such Credit Party’s jurisdiction of incorporation and the jurisdiction in which such Collateral Rig is flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 5.22. Collateral Documents.

(a) Subject to making or procuring the appropriate registrations, filings, endorsements, notarizations, stampings, notifications and/or acknowledgments of the Collateral Documents and/or the Liens created thereunder, each Collateral Document to which a Credit Party is a party is effective to create in favor of the Collateral Agent or other applicable Agent party thereto or specified therein (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in, and lien on, such Credit Party’s right, title and interest in the Collateral described therein, subject as to enforceability, to Legal Reservations. When financing statements

[Senior Secured Revolving Credit Agreement]

or equivalent filings or notices have been made or the Collateral Rig Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the applicable Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to such Agent to the extent required by any Collateral Document), the Collateral Agent or other applicable Agent shall have fully perfected (to the extent perfection is required pursuant to the Agreed Security Principles) Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.

(b) Each Collateral Rig Mortgage is or, when executed, will be in proper legal form under the laws of the jurisdiction of the flag under which such Rig is registered in the name of the applicable Collateral Rig Owner for the enforcement thereof under such laws and the laws of the jurisdiction of organization of the applicable Collateral Rig Owner party thereto, subject as to enforceability, to Legal Reservations. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the jurisdiction in which such Rig is flagged or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except for those filings as have been, or will be, made.

Section 5.23. No Immunity. Neither the Company nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty from setoff or any legal process under the laws of any jurisdiction.

Section 5.24. Designated Senior Indebtedness. If applicable, the Obligations of the Company, the Guarantors and each Borrower constitutes “Senior Debt” under and as defined in the Second Lien Indenture.

Section 5.25. Solvency. After giving effect to the consummation of the Transactions, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.26. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and (ii) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

[Senior Secured Revolving Credit Agreement]

ARTICLE 6

AFFIRMATIVE COVENANTS

Unless otherwise specified, each Credit Party covenants and agrees until Facility Termination as follows:

Section 6.1. Corporate Existence. The Company will, and will cause each of its Material Subsidiaries to, preserve and maintain its organizational or constitutional existence, except (a) for the dissolution, liquidation or reorganization of any Restricted Subsidiaries whose assets are transferred to the Company or any of its Restricted Subsidiaries, (b) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary could not reasonably be expected to have a Material Adverse Effect, or (c) as otherwise expressly permitted in this Agreement, including any merger, consolidation, liquidation or dissolution otherwise permitted under Section 7.1.

Section 6.2. Maintenance of Properties, including Rigs; Rig Contracts.

(a) Other than with respect to Rigs, the Company will, and will cause each of its Material Subsidiaries to, maintain, preserve and keep its tangible properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Company or any Restricted Subsidiary from (i) discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Company or such Restricted Subsidiary, as applicable, desirable in the conduct of its business or (ii) entering into or consummating any transaction permitted by Article 7.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Company will, and will cause each Collateral Rig Owner to, at all times, and without cost or expense to any Agent, maintain and preserve, or cause to be maintained and preserved, each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service;

(ii) the Company will, and will cause each Collateral Rig Owner to, with respect to each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Collateral Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith;

[Senior Secured Revolving Credit Agreement]

(iii) the Company will, and will cause each Collateral Rig Owner to, keep each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”) in such condition as will entitle such Rig to maintain its classification, as is applicable for Rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); and

(iv) the Company will, and will cause each Collateral Rig Owner to, with respect to each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Collateral Rig Owner, the Company, the Company’s Subsidiaries or such Collateral Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Rig is from time to time engaged.

(c) On an annual basis, no later than substantially concurrently with the delivery of the financial statements required by Section 6.6(a)(ii), the Company will, and will cause each Collateral Rig Owner to, promptly furnish the Administrative Agent with copies of all currently available material survey reports with respect to each Collateral Rig.

(d) The Company will, and will cause each Collateral Rig Owner to, promptly (i) notify the Administrative Agent of any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect) and (ii) furnish the Administrative Agent with any information reasonably requested by the Administrative Agent with respect thereto (promptly after becoming available), including copies of any reports and surveys so requested.

(e) The Company will, and will cause each applicable Collateral Rig Owner to, use commercially reasonable efforts to, perform any and all charter contracts which are, or may be, entered into with respect to each Collateral Rig, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.3. Taxes. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, duly pay and discharge (a) all present or future taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, upon or against it or its properties or other assets within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid taxes and other liabilities and (b) all other all lawful claims (including, without limitation, ERISA obligations) which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Credit Party or any of the Restricted Subsidiaries not otherwise permitted under this Agreement, in any such case, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in accordance with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

[Senior Secured Revolving Credit Agreement]

Section 6.4. ERISA. The Credit Parties and ERISA Affiliates will timely pay and discharge all obligations and liabilities arising under ERISA in all material respects or otherwise with respect to each Plan or Multiemployer Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien against any properties or assets of such Credit Party or such ERISA Affiliate and will promptly notify the Administrative Agent upon a Responsible Officer of such Credit Party becoming aware thereof, of (a) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a Multiemployer Plan), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (c) such Credit Party or such ERISA Affiliate’s intention to terminate or withdraw from any Plan or Multiemployer Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (d) the receipt by such Credit Party or such ERISA Affiliate of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to such Credit Party and/or to such ERISA Affiliates, or any plan amendment that could reasonably be expected to increase the contingent liability of such Credit Party and its ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by such Credit Party or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Insurance. The Company will, and will cause each of its Material Subsidiaries and each Collateral Rig Owner, as applicable, to comply with the requirements set forth in Schedule 6.5.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements and Other Documents. The Company will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Company and its Subsidiaries as any Lender may reasonably request (acting through the Administrative Agent) (subject to the last paragraph of this Section 6.6(a)); and, without any request (other than in the case of clause (viii) below), will furnish to the Administrative Agent:

[Senior Secured Revolving Credit Agreement]

(i) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries (or of Noble Parent Company and its Subsidiaries) as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by a Financial Officer of the Company or Noble Parent Company that they fairly present in all material respects the financial condition of Noble Parent Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Company’s or Noble Parent Company’s Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries (or of Noble Parent Company and its Subsidiaries) as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Company’s or Noble Parent Company’s Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that Noble Parent Company sends to its stockholders generally or publicly files with the SEC or any similar Governmental Authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto;

[Senior Secured Revolving Credit Agreement]

(iv) (A) on or before the fifth (5th) Business Day following the end of each fiscal quarter, a Fleet Status Certificate; and (B) interim notices of any of the following changes with respect to the fleet status of any owned Rig reported in the most recently furnished Fleet Status Certificate (to the extent such change would be of the type customarily reported in a periodic update of a published fleet status report posted to the Company’s or Noble Parent Company’s website): (1) a change to the jurisdiction in which such Rig is located (other than any change in the ordinary course of business of such Rig or other temporary or short-term change) or change of flag or vessel and/or ship registry of such Rig (including changes permitted by Section 7.12); (2) a Disposition of (including any Disposition pursuant to clause (s) of the definition of “Asset Sale”), or Event of Loss with respect to, such Rig; (3) a material adverse change to the estimated contract start date or estimated contract expiration date with respect to such Rig; or (4) a change of such Rig’s status to “warm stacked” or “cold stacked”;

(v) together with the financial statements required by Section 6.6(a)(i) and Section 6.6(a)(ii), a list of each jurisdiction (other than any jurisdiction that is a Subject Jurisdiction at such time) in which any Required Guarantor (A) is organized, incorporated or formed and/or (B) has material operations or owns any assets, but only if, in the case of any such jurisdiction referred to in subclause (A) or (B) above, (x) the fair market value (as determined in good faith by the Company) of all assets (excluding (I) Rigs, (II) intercompany claims, (III) Deposit Accounts, Securities Accounts and other bank accounts and assets deposited in or credited to any such account, (IV) spare part equipment, and (V) any assets which are (X) in transit or temporarily located in such jurisdiction, or (Y) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $5,000,000 for such jurisdiction and (y) the designation of such jurisdiction as an “Additional Subject Jurisdiction” would not conflict with the Agreed Security Principles;

(vi) on or before December 31 of each fiscal year, commencing on December 31, 2021, a financial forecast of the Company and its Restricted Subsidiaries set forth on a quarterly basis for the upcoming 24-month period beginning on January 1 of the immediately following fiscal year;

(vii) within ninety (90) days after the beginning of each fiscal year, an annual budget for the Company and its Subsidiaries as approved by its board of directors (or other governing body) of the Company or of Noble Parent Company; and

(viii) such other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (subject to the last paragraph of this Section 6.6(a)).

Subject to the last paragraph of this Section 6.6(a), the Administrative Agent will forward promptly to the Lenders (or the applicable requesting Lender in the case of clause (viii) above) the information provided by the Company pursuant to the foregoing clauses (i) through (viii).

The Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 6.6(a)(i) and (ii) above, along with the Credit Documents, available to Public-Siders (subject to Section 11.16, to the extent applicable) and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been, or are concurrently, publicly filed or made available to holders of any SEC registered or unregistered, publicly traded securities outstanding of the Company and Noble Parent Company.

[Senior Secured Revolving Credit Agreement]

(b) Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in Section 6.6(a)(i) or (ii), respectively, for furnishing financial statements, the Company shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)) (i) additional information setting forth calculations (x) if consolidated financial statements of Noble Parent Company and its Subsidiaries are delivered pursuant to Section 6.6(a)(i) or (ii), excluding the effects of Noble Parent Company and any Subsidiaries of Noble Parent Company (including Unrestricted Subsidiaries) that are not Credit Parties or Restricted Subsidiaries or (y) if consolidated financial statements of the Company and its Subsidiaries are delivered pursuant to Section 6.6(a)(i) or (ii), excluding the effects of any Unrestricted Subsidiary, in each case, containing such calculations for Noble Parent Company and any such Subsidiaries as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by a Responsible Officer, in such Person’s capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, (y) a Compliance Certificate showing the Company’s compliance with the financial covenants (to the extent then applicable) set forth in Section 7.7.

(c) Notice of Events Relating to Environmental Laws and Claims. Promptly after any Responsible Officer of any Credit Party obtains actual knowledge of any of the following, the Company or such Credit Party will provide the Administrative Agent (who will in turn provide notice to the Lenders) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or, to the knowledge of the Company, threatened Environmental Claim against any Credit Party, any of its Subsidiaries or any property owned or operated by any Credit Party, any of its Subsidiaries;

(ii) any condition or occurrence on any property owned or operated by any Credit Party or any of its Subsidiaries that results in noncompliance by such Credit Party or any of its Subsidiaries with any Environmental Law; and

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by any Credit Party or any of its Subsidiaries other than in the ordinary course of business.

(d) Notices of Default, Litigation, Etc. Each Credit Party (or the Company on behalf thereof) will promptly, and in any event within five (5) Business Days, after any Responsible Officer of such Credit Party has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)): (i) the occurrence of any Default or Event of Default (including the occurrence of any event which has resulted in a breach of Section 7.7); provided that it is understood and agreed that any delivery of a notice of Default or Event of Default shall

[Senior Secured Revolving Credit Agreement]

automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Indebtedness of such Credit Party or any Restricted Subsidiary in an amount which, in the aggregate, exceeds $40,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $40,000,000), where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(e) Excess Cash.

(i) For any Excess Cash Test Date on which Loans were outstanding and Available Cash exceeded $150,000,000, no later than substantially concurrently with the prepayment required pursuant to Section 2.10(b), the Company shall deliver to the Administrative Agent a certificate of a Financial Officer certifying the amount required to be prepaid with respect to such Excess Cash Test Date, as reasonably determined or reasonably estimated by the Company in good faith.

(ii) Within seven (7) Business Days after the last day of each calendar month, commencing with the calendar month ending January 31, 2021, the Company shall deliver to the Administrative Agent a report setting forth (x) a summary calculation of Available Cash as of the last day of such calendar month (or at the Company’s option, as of the last Excess Cash Test Date in such calendar month) and (y) a list of setting forth the account balances as of such date of bank accounts of the Company and its Restricted Subsidiaries holding any portion of cash and Cash Equivalents included in the calculation of Available Cash as of such date.

(f) Rig Appraisals. Substantially concurrently with, or no later than, the delivery of financial statements pursuant to Section 6.6(a)(i) for the fiscal quarter ending June 30 of each fiscal year and the delivery of annual financial statements pursuant to Section 6.6(a)(ii), an appraisal report as of a recent date from an Approved Appraiser, stating the then-current fair market value (and each current fair market value used in such determination) of each of the Rigs on an individual charter-free basis, provided, however, that, if the fair market value of a Rig in such appraisal report is expressed as a numerical range of a high and low score, the fair market value for such Rig shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Company. Notwithstanding the foregoing, the initial appraisal reports pursuant to this Section 6.6(f) shall be delivered to the Administrative Agent within thirty (30) days of the Effective Date.

(g) Insurance Consultant’s Report. Together with the delivery of the financial statements required to be delivered pursuant to Section 6.6(a)(ii), a customary report of an insurance consultant (such consultant to be selected by the Company and reasonably acceptable to the Administrative Agent) confirming that the insurance policies of the Company and its Restricted Subsidiaries satisfy the minimum coverage requirements required by Section 6.5 (it being agreed that the scope of any such report may be limited to such confirmation).

[Senior Secured Revolving Credit Agreement]

Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender and no more than once in the aggregate for the Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing, to the extent reasonably requested by the Administrative Agent or any Lender), each Credit Party will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at such Credit Party’s expense, to visit and inspect any of the Rigs of the Company or of any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to visit and inspect any of the properties of such Credit Party or any of its Restricted Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Credit Party authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the such Credit Party and its Subsidiaries); provided that any inspection of any Rig and its papers shall be subject to the requirements of any operators of such Rig and any applicable Governmental Authority and shall not interfere with the day to day operation of such Rig. The principal financial officer of such Credit Party and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8. Conduct of Business. Each Credit Party and its Restricted Subsidiaries will at all times remain primarily engaged in any of (a) the contract drilling business, (b) the provision of services to the energy industry, (c) other existing businesses described in Prepetition Parent Company’s most recent SEC report prior to July 31, 2020, or (d) any related or ancillary businesses.

Section 6.9. Compliance with Laws. Without limiting any of the other covenants of the Credit Parties in this Article 6, each Credit Party and its Restricted Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, rules, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, Environmental Laws and ERISA), except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents (to the extent acting for or on behalf of the Credit Party or Subsidiary).

Section 6.10. Use of Property and Facilities; Environmental Laws. The Credit Parties shall, and shall cause their respective Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the properties or business operations of such Credit Party or any Subsidiary of such Credit Party, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

[Senior Secured Revolving Credit Agreement]

Section 6.11. PSC Regime. With respect to each UK Credit Party (if any) whose Equity Interests constitute Collateral, each such UK Credit Party and any such Subsidiary thereof shall, within the relevant timeframe, comply with any warning notice it receives pursuant to Part 21A of the Companies Act 2006 of the United Kingdom from any company incorporated in the United Kingdom whose Equity Interests are the subject of the Collateral.

Section 6.12. Collateral and Guaranty Requirements. Subject to the Agreed Security Principles:

(a) If (x) the Company forms or acquires any Restricted Subsidiary after the Effective Date that is not an Excluded Subsidiary, (y) any existing Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary or (z) the Company elects to have any Excluded Subsidiary become a Discretionary Guarantor and provide a Guaranty of the Secured Obligations, then the Company will promptly notify the Administrative Agent thereof and, subject to the Agreed Security Principles, within thirty (30) days, provided that such initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Company is diligently pursuing the applicable steps required by this Section 6.12(a) (or such longer period as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) after such Restricted Subsidiary is formed or acquired (in the case of clause (x) above), ceases to be an Excluded Subsidiary (in the case of clause (y) above) or is designated to become a Discretionary Guarantor (in the case of clause (y) above):

(i) cause any such Subsidiary (other than an Excluded Subsidiary that is not a Discretionary Guarantor) to become a party to the Guaranty and Collateral Agreement in the manner provided therein;

(ii) take such actions to create, grant, establish, preserve and perfect the Liens on such Subsidiary’s assets that are required to become Collateral, to the extent required by the Collateral and Guaranty Requirements;

(iii) in the case of any Required Guarantor, deliver (or cause to be delivered), if requested by the Administrative Agent, a customary legal opinion of counsel, with respect to the matters described in clauses (i) and (ii) of this Section 6.12(a), in each case in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably acceptable for such purposes); and

(iv) if any Equity Interests of such Restricted Subsidiary are owned by or on behalf of any Credit Party, cause, subject to the Agreed Security Principles, such Equity Interests to be pledged pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document.

[Senior Secured Revolving Credit Agreement]

(b) Upon (w) delivery of any Rig under construction to the Company or any of its Restricted Subsidiaries as owner thereof after the Effective Date, (x) the acquisition by the Company or any of its Restricted Subsidiaries of any Rig after the Effective Date, to the extent such Rig is not an Excluded Rig or already subject to a Collateral Rig Mortgage, (y) any Rig ceasing to be an Excluded Rig as a result of the repayment, termination, cancellation or other extinguishment in full of all Indebtedness with respect to such Excluded Rig referred to in the definition of “Excluded Rig” or (z) the re-flagging of a Collateral Rig in an Acceptable Flag Jurisdiction after the Effective Date (other than in connection with a bareboat registration or a temporary re-flagging (or equivalent) of a Rig permitted by Section 7.12(a), in which event the Company shall be required to provide a customary legal opinion of counsel in a form and substance reasonably acceptable to the Administrative Agent opining that, after giving effect to any such bareboat registration or temporary re-flagging (or equivalent), the existing Collateral Rig Mortgage on such Rig remains a legal, valid and binding obligation in full force and effect under the law of the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms), the Company shall within thirty (30) days, provided that such initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Company is diligently pursuing the applicable steps required by this Section 6.12(b) (or such longer period as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) of such delivery, acquisition or re-flagging:

(i) execute and deliver, or cause such Restricted Subsidiary(ies) to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Security Trustee or other applicable Agent for the filing for recording thereof) in the appropriate vessel or ship registry, an amendment or supplement to an existing Collateral Rig Mortgage or such other Collateral Rig Mortgage as the Security Trustee shall deem reasonably necessary or advisable to grant to the Security Trustee, for the ratable benefit of the Secured Parties, a Lien over such Rig owned by the Company or any of its Restricted Subsidiaries, as applicable; and

(ii) in connection with the execution and delivery of such Collateral Rig Mortgage (or, as applicable, such amendment or supplement to an existing Collateral Rig Mortgage) over such additional Collateral Rig, deliver, or cause the applicable Collateral Rig Owner to deliver, (x) such other instruments, certificates and documents described in Sections 4.1(a)(ii)(C) and 4.1(a)(ii)(D) with respect to such additional Collateral Rig, and (y) if requested by the Administrative Agent, a customary legal opinion of counsel relating to matters governed by the laws of the jurisdiction of the flag under which the applicable additional Collateral Rig is registered in the name of the applicable Collateral Rig Owner, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably acceptable for such purposes).

[Senior Secured Revolving Credit Agreement]

Section 6.13. Further Assurances.

(a) The Company at its sole expense will, and will cause each Credit Party to, subject to the Agreed Security Principles, promptly execute and deliver to the Administrative Agent or other applicable Agent all such other documents, agreements and instruments reasonably requested by such Agent to comply with, cure any defects (in regards to errors and mistakes) or accomplish the conditions precedent, covenants and agreements of the Credit Parties hereunder and under the Notes, or (to the extent consistent with the terms of this Agreement, but subject to the Agreed Security Principles) further evidence and more fully describe the Collateral intended as security for the Secured Obligations or perfect (to the extent perfection is required pursuant to the Agreed Security Principles), protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any related recordings, file any notices or obtain any consents, all of the foregoing as may be reasonably necessary or appropriate in connection therewith.

(b) The Company hereby authorizes the Security Trustee or other applicable Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral Rigs without the signature of the Company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Rigs or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 6.14. Change of Ownership; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; Etc.

(a) Rig Ownership. The Company shall notify the Administrative Agent of any change in ownership of a Collateral Rig no later than three (3) Business Days following any such change.

(b) Corporate Changes. No later than thirty (30) days (or such later date agreed to by any Agent (such consent not to be unreasonably withheld, conditioned or delayed)) after any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Company or any Guarantor, the Company shall deliver, or cause to be delivered, to the Administrative Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by any Agent to maintain the security interests of the Collateral Agent or other applicable Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect, to the extent required by the Collateral Documents and subject to the Agreed Security Principles.

Section 6.15. Specified Ineligible LCE Available Excess Cash. On a quarterly basis, the Company shall use commercially reasonable efforts to cause each Ineligible LCE that owns a Specified Rig at such time to, directly or indirectly, dividend or otherwise distribute all Ineligible LCE Available Excess Cash of such Person to one or more Credit Parties (and/or apply such Ineligible LCE Available Excess Cash to repay loans owed by such Person to one or more Credit Parties).

Section 6.16. Post-Closing Matters. The Company shall, and shall cause each relevant Restricted Subsidiary to, comply with the requirements set forth on Schedule 6.16 within the applicable time periods set forth therein.

[Senior Secured Revolving Credit Agreement]

ARTICLE 7

NEGATIVE COVENANTS

The Company covenants and agrees that, from and after the Effective Date and until Facility Termination:

Section 7.1. Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Restricted Subsidiaries to, merge or consolidate with any other Person, or cause or permit any dissolution of such Credit Party or liquidation or provisional liquidation of such Credit Party or its assets, or sell, transfer or otherwise Dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any other Person, except that:

(a) any Restricted Subsidiary of the Company may merge with and into or be dissolved or liquidated into, the Company, any Borrower, any Guarantor or any other Restricted Subsidiary, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Company, the Company is the surviving Person of any such merger, consolidation, dissolution or liquidation, (ii) except as provided in preceding clause (i), in the case of any such merger, consolidation, dissolution, liquidation or provisional liquidation involving a Borrower, another Borrower is the surviving corporation of any such merger, consolidation, dissolution, liquidation or provisional liquidation, (iii) except as provided in the preceding clause (ii), in the case of any such merger, consolidation, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, consolidation, dissolution, liquidation or provisional liquidation, or (iv) in all cases in connection with a merger, consolidation, dissolution, liquidation or provisional liquidation involving a Credit Party, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(b) the Company may merge or consolidate with, or Dispose of all or substantially all of its assets to any other Person so long as (i) the Company is the surviving Person of any such merger or consolidation, (ii) no Default or Event of Default shall have occurred or be continuing, (iii) no Event of Default described in Section 8.1(l) occurs as a result thereof and (iv) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(c) any Restricted Subsidiary may merge or consolidate with any other Person, so long as (i) in the case of any merger or consolidation involving a Guarantor, the Guarantor is the surviving Person of any such merger or consolidation, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) the Collateral and Guaranty shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(d) any Restricted Subsidiary that is not a Credit Party may wind up, liquidate or dissolve its affairs, so long as (i) the Company determines that such action is not materially adverse to the interests of the Lenders, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) there is no material adverse impact on the value (when taken as a whole) of (x) the Collateral subject to Liens securing the Secured Obligations or (y) the Guaranties of the Secured Obligations; and

[Senior Secured Revolving Credit Agreement]

(e) Dispositions permitted by Section 7.11 (including Dispositions that are excluded from the definition of “Asset Sale”) shall be permitted.

Section 7.2. Liens. The Company shall not, and shall not permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Company or any of its Restricted Subsidiaries, except the following (collectively, the “Permitted Liens”):

(a) Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate outstanding principal amount of $1,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $1,000,000) or more, being described on Schedule 5.17);

(b) (i) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, other forms of governmental insurance, taxes, assessments, public or statutory obligations, general liability or property insurance or other insurance required to be maintained pursuant to any Credit Document or other similar charges; (ii) good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit or bank guarantees in connection with) (w) bids, contracts or leases to which such Credit Party or its Subsidiaries are parties, (x) any supersedeas bonds, appeal bonds, performance bonds, return-of-money or payment bonds, and similar obligations, or (y) liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other insurance required to be maintained pursuant to any Credit Document to the Company or any Restricted Subsidiary; (iii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (iv) other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor; or (v) Liens (1) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (2) in favor of a banking or other financial institution or entity, or electronic payment service providers, arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry, (3) attaching to pooling or commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business, (4) arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights, and (5) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business and not for speculative purposes;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

[Senior Secured Revolving Credit Agreement]

(d) Liens for Taxes and other liabilities of the type referred to in Section 6.3(a) not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens securing the Secured Obligations;

(g) Liens securing the Second Lien Notes and other obligations under the Second Lien Notes Documents; provided that such Liens attach only to property that is Collateral securing the Secured Obligations and are subject to the Second Lien Intercreditor Agreement;

(h) Liens arising out of judgments or awards against such Credit Party or any of its Restricted Subsidiaries which do not result in an Event of Default under Section 8.1(j);

(i) Liens securing Permitted Additional Debt permitted by Section 7.3(f);

(j) Liens securing Indebtedness permitted under Section 7.3(g) (or similar arrangements or obligations that would have been permitted under Section 7.3(g) had such obligations constituted Indebtedness) or Section 7.3(h); provided that (i) such Lien shall not attach to any other property or assets (other than related contracts, intangibles, and other assets that are incidental thereto or arise therefrom, including improvements on and the proceeds or products thereof) of the Company or any Restricted Subsidiary (although individual financings of equipment may be cross-collateralized to other financings of equipment by the same lender) and (ii) such Lien shall not attach to any owned Rig (other than (x) a Rig acquired or constructed with the proceeds of such Indebtedness, or (y) an acquired or constructed Rig subject to a Lien securing Indebtedness permitted by Section 7.3(h)(y));

(k) additional Liens (not otherwise permitted by this Section 7.2) securing Indebtedness (or other obligations) in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided that, if such Lien is secured by the Collateral, it shall be secured on a junior lien basis to the Liens under the Collateral Documents securing the Secured Obligations;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person or encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

[Senior Secured Revolving Credit Agreement]

(m) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(n) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Permitted Maritime Liens;

(r) (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(s) minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Company or any Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property which they affect;

(t) any right of set-off arising under common law or by statute;

(u) Liens to secure permitted Indebtedness recorded as capital leases in accordance with GAAP;

(v) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices; provided that, at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate amount of obligations and other liabilities secured thereby does not exceed $500,000;

[Senior Secured Revolving Credit Agreement]

(w) legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature not prohibited by this Agreement;

(x) Liens existing on property at the time of its acquisition (including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary) or existing on the property of, or Equity Interests in, any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than improvements on and the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) if such Lien is on a Rig acquired or constructed pursuant to such transaction, such Lien does not secure any Indebtedness, and (iv) if such Lien secures Indebtedness, such Indebtedness is Acquisition Indebtedness permitted by Section 7.3(e); provided, further, that Liens pursuant to this Section 7.2(x) shall not secure any Indebtedness incurred, issued or assumed to acquire or construct a Rig or any Specified Corporate Indebtedness;

(y) Liens in favor of a banking or other financial institution or entity on accounts at such institution and assets maintained in such accounts and other customary deposits, in each case, in the ordinary course of business securing obligations described in Section 7.3(l);

(z) Liens granted by any Restricted Subsidiary that is not a Credit Party in favor of or for the benefit of any Credit Party to secure obligations owed by such Restricted Subsidiary to such Credit Party, including pursuant to any Specified Rig Intercompany Mortgage pursuant to clause (s) of the definition of “Asset Sale”; and

(aa) Liens securing Permitted Refinancing Debt solely to the extent the Refinanced Debt was secured by Liens permitted by the foregoing Section 7.2(a) through (x).

Section 7.3. Indebtedness. The Company shall not, and shall not permit its Restricted Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:

(a) existing Indebtedness outstanding on the Effective Date and, to the extent constituting indebtedness for borrowed money or having an outstanding principal amount in excess of $5,000,000, described on Schedule 5.16;

(b) Indebtedness (i) under the Credit Documents and (ii) under the Second Lien Notes Documents, in the case of this clause (ii), in an aggregate principal amount equal to (x) the aggregate principal amount of the Second Lien Initial Notes issued on the Effective Date, plus (y) additional amounts with respect to any additional Second Lien Notes issued after the Effective Date; provided that, solely with respect to Indebtedness issued or incurred after the Effective Date in reliance on clause (ii)(y) above, the Borrowers shall comply with Section 2.13(b)(ii) to the extent applicable;

[Senior Secured Revolving Credit Agreement]

(c) intercompany Indebtedness made by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any liabilities owed by any Credit Party to another Credit Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent pursuant to a subordination agreement on terms substantially similar to those set forth in Exhibit 7.3;

(d) Indebtedness under any Swap Agreement entered into in the ordinary course of business and not for speculative purposes;

(e) Indebtedness (any such Indebtedness pursuant to this Section 7.3(e), “Assumed Acquisition Indebtedness”) of the Company, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) assumed after the Effective Date in connection with, but not created in contemplation of, any Permitted Acquisition or other similar Investment permitted hereunder (and extensions, renewals or refinancings thereof that do not increase the principal amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing)); provided that (i) unless the Borrowers shall be able to satisfy the applicable requirements set forth in Sections 2.10(a) and 2.13(b)(ii) in connection with such Indebtedness, both (A) the Consolidated Total Net Leverage Ratio would be less than or equal to 4.00 to 1.00 and (B) the Consolidated Secured Net Leverage Ratio would be less than or equal to 2.00 to 1.00, in each case after giving pro forma effect to such assumption, (ii) the Liens (if any) with respect to such Indebtedness are permitted by Section 7.2(x) (or, if applicable, Section 7.2(cc)) and (iii) no Default or Event of Default exists at the time of such assumption or would result therefrom;

(f) any Permitted Additional Debt; provided that no Default or Event of Default exists at the time of the issuance or incurrence thereof or would result therefrom; provided further that the Borrowers shall comply with Section 2.13(b)(ii);

(g) Capitalized Lease Obligations of the Company or a Restricted Subsidiary and Indebtedness issued or incurred by the Company or a Restricted Subsidiary (including purchase money Indebtedness) to (x) renovate, repair, improve, install or upgrade any Rig or any other fixed or capital property, equipment or other assets of the Company or any Restricted Subsidiary or (y) acquire, lease, construct or otherwise finance the purchase price of any fixed or capital property, equipment or other assets (other than a Rig) of the Company or any Restricted Subsidiary; provided that (i) no Default or Event of Default then exists or would be caused thereby, (ii) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, renovation, upgrade or such other activity described above or the date of commercial operation of the relevant assets referred to above, as applicable, (iii) such Indebtedness does not exceed the cost of acquiring, constructing, leasing, renovating or upgrading the relevant assets referred to above or otherwise completing such other activity described above, as the case may be (plus fees and expenses related thereto), and (iv) the aggregate principal amount of Indebtedness that is outstanding in reliance on this Section 7.3(g) and Section 7.3(h) shall not exceed $100,000,000;

[Senior Secured Revolving Credit Agreement]

(h) (x) Indebtedness incurred, issued or assumed by the Company or a Restricted Subsidiary to acquire or construct any Rig or (y) Indebtedness of any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary assumed after the Effective Date in connection with any Permitted Acquisition or other similar Investment permitted hereunder to acquire or construct any Rig; provided that, in any such case of this clause (h), (i) no Default or Event of Default then exists or would be caused thereby, (ii) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction or the applicable Commercial Operation Date or exists at the time of such acquisition or construction, (iii) such Indebtedness does not exceed the cost of acquiring or constructing such Rig (plus fees and expenses related thereto), (iv) in the case of any such Indebtedness constituting seller financing with respect to any Rig, (A) the applicable contract shall, at the time such Indebtedness is incurred, (1) have an estimated contract start date (as determined in good faith by the Company at such time) that is no later than the three-month anniversary of the date of such acquisition or the completion of such construction, and (2) have a remaining term of at least one (1) year from the date of such acquisition or the completion of such construction, and (B) such Indebtedness shall not (I) have any financial maintenance covenant that is more restrictive with respect to the Credit Parties than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Indebtedness) or (II) have a scheduled maturity date prior to the date that is ninety-one (91) days after the Scheduled Commitment Termination Date, (v) at the time of such incurrence of any Indebtedness under Section 7.3(h), the Company would be in compliance with each of Section 7.7(a) and Section 7.7(b) (to the extent then in effect), after giving pro forma effect to such issuance or incurrence of such Indebtedness and any contemporaneous repayment of other Indebtedness, and (vi) the aggregate principal amount of Indebtedness that is outstanding in reliance on this Section 7.3(h) and Section 7.3(g) shall not exceed $100,000,000;

(i) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding;

(j) Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

(k) Indebtedness consisting of the financing of insurance premiums;

(l) (i) Specified Cash Management Obligations and (ii) other similar obligations created or incurred in the ordinary course of business in respect of any agreement with a bank, financial institution or other Person that is not a Specified Cash Management Provider providing for treasury, depositary, purchasing card, credit cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, in the case of this subclause (ii), in an aggregate principal amount not exceeding $2,500,000 at any one time outstanding for any period of five (5) consecutive Business Days (or such longer period as may be approved from time to time by the Administrative Agent); provided that, to the extent commercially practicable and reasonable, the Credit Parties shall use commercially reasonable efforts to primarily use cash management services that have been made available to them on market terms from one or more Specified Cash Management Providers (it being understood and agreed that the foregoing proviso shall not apply to Excluded Accounts and shall be subject to such other exceptions as may be consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned));

[Senior Secured Revolving Credit Agreement]

(m) Guaranties or other similar obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(n) Indebtedness (other than debt for borrowed money) supported by a letter of credit or bank guarantee issued hereunder or pursuant to any facility permitted hereunder, so long as such letter of credit or bank guarantee has not been terminated and such Indebtedness is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee; and

(o) Permitted Refinancing Debt with respect to Indebtedness permitted by this Section 7.3.

Section 7.4. Transactions with Controlling Affiliates. Except as otherwise specifically permitted herein, the Company and its Restricted Subsidiaries shall not, and shall not permit their respective Restricted Subsidiaries to, (except pursuant to contracts outstanding as of (i) with respect to the Company, the Effective Date, or (ii) with respect to any Restricted Subsidiary of the Company, the Effective Date or, if later, the date such Restricted Subsidiary first became a Restricted Subsidiary of the Company) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Company or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person that is not a Controlling Affiliate. Notwithstanding the foregoing, this Section 7.4 shall not prohibit: (a) arrangements entered in the ordinary course of business with any officer, director or employee of any Credit Party or Restricted Subsidiary; (b) customary fees paid to members of the board of directors or similar governing body of any Credit Party or Restricted Subsidiary; (c) any transaction not otherwise prohibited by this Agreement between or among the Company and/or any of its Subsidiaries; and (d) any transactions and arrangements permitted by, and complying with the applicable terms of, Section 7.1, Section 7.2, Section 7.3, Section 7.5 or Section 7.11.

Section 7.5. Restricted Payments; Debt Redemptions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment other than:

(i) Permitted Payments to Parent;

(ii) Restricted Payments in an amount equal to the fair market value of cash or other assets received as a capital contribution to the Company or the net proceeds from the issuance or sale of Equity Interests of the Company;

[Senior Secured Revolving Credit Agreement]

(iii) if no Default or Event of Default exists or would result therefrom, Restricted Payments in an aggregate amount not to exceed the sum of (A) $15,000,000, so long as Liquidity would be greater than or equal to $150,000,000 after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Indebtedness, plus (B) as of the date of any Restricted Payment, an amount equal to (1) 50.0% of the amount equal to the following (which shall not be less than zero) (a) Adjusted EBITDA for the period commencing with the first full fiscal quarter following the Effective Date and ending on the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.6(a)(i) or 6.6(a)(ii) preceding the date on which such Restricted Payment is made, less (b) all Cash Interest Expense during such period, less (c) all taxes paid in cash during such period, less (d) all capital expenditures made in such period, less (e) any change in working capital, less (f) any cash add-backs made in the calculation of Adjusted EBITDA in such period; less (2) the amount of all Restricted Payments, Investments and repayments of any Junior Indebtedness, in each case made in reliance on this Section 7.5(b)(iii)(B) during the period from the Effective Date to the date of such Restricted Payment; provided that no Restricted Payments may be made pursuant to this Section 7.5(a)(iii)(B) unless both (x) the Consolidated Total Net Leverage Ratio would not exceed 3.00 to 1.00 and (y) Liquidity would be greater than or equal to $150,000,000, in each case after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Indebtedness; provided, further, that no Restricted Payments (other than Restricted Investments) may be made pursuant to this Section 7.5(a)(iii) at any time on or prior to December 31, 2021;

(iv) any redemption, retirement, sinking fund or similar payment, purchase or acquisition for value, direct or indirect, of any stock or stock equivalents of the Company (or any direct or indirect parent company thereof) or any of its Subsidiaries and repurchase, redemption or other acquisition for value of any stock or stock equivalents of the Company (or any direct or indirect parent company thereof) or any Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, management incentive plan, equity subscription agreement, stock option agreement, shareholders agreement, or other similar arrangement; provided that Restricted Payments pursuant to this clause (iv) pursuant to any such arrangement solely for officers, directors and/or members of management of any such Person (as compared to general arrangements of such type for employees of any such Person) shall not exceed $500,000 in the aggregate in any fiscal year; and

(v) Restricted Payments by any Restricted Subsidiary to any Credit Party and other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that, in the case of Restricted Payments by a non-wholly-owned Restricted Subsidiary, a Restricted Payment may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests).

(b) The Company shall not, and shall not permit any Restricted Subsidiary to, optionally or voluntarily Redeem (whether in whole or in part) any Junior Indebtedness; provided that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

[Senior Secured Revolving Credit Agreement]

(i) the Company or its Restricted Subsidiaries may Redeem any such Junior Indebtedness (x) by converting or exchanging any such Indebtedness into Equity Interests (other than Equity Interests constituting Disqualified Capital Stock) of Noble Parent Company or any Excluded Noble Parent Subsidiary or (y) in an amount equal to the amount of cash received as a capital contribution to the Company or the net cash proceeds received as a capital contribution to (or similar cash Investments in) the Company from the issuance or sale of Equity Interests of Noble Parent Company or any Excluded Noble Parent Subsidiary;

(ii) the Company and its Restricted Subsidiaries shall be permitted to make customary “AHYDO catchup” payments;

(iii) such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness in exchange for, or as part of, an extension, refinancing, renewal, or replacement of such Junior Indebtedness within ninety (90) days of the incurrence of any replacement or refinancing Junior Indebtedness; provided that any such Redemption (x) does not increase the amount of such Junior Indebtedness being Redeemed (other than amounts incurred to pay costs, including premiums (if any), of such Redemption, plus the amount of accrued interest on such Junior Indebtedness) and (y) has a final maturity date no earlier than the Junior Indebtedness being Redeemed; and

(iv) such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness to the extent of any capacity under Section 7.5(a)(iii); provided that no Redemptions of Junior Indebtedness may be made pursuant to this Section 7.5(b)(iv) at any time on or prior to December 31, 2021.

(c) The provisions of this Section 7.5 will not prohibit Permitted Investments.

Section 7.6. Amendment of Material Documents. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly amend, supplement, waive or otherwise modify any of the provisions of: (a) its certificate of incorporation, by-laws or other organizational documents in a manner materially adverse to the Lenders (provided that this Section 7.6(a) shall not apply to amendments or modifications thereto required to comply with applicable law or requirements of any Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation with respect to requirements for compliance with the Shari’ah); or (b) any indenture, instrument or agreement evidencing any Junior Indebtedness, if the effect thereof would be to (i) shorten the stated maturity thereof, (ii) shorten the average life to maturity thereof, (iii) other than with respect to interest or fees that are paid in kind, increase the rate of interest applicable thereto or involve the payment of any consent fee with respect thereto, in any such case, in excess of then current market rates or fees, as applicable, (iv) impose any financial maintenance covenant thereunder more restrictive with respect to the Credit Parties than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Junior Indebtedness) or (v) to include any other term(s) which would not have been permitted hereunder at the time the applicable Junior Indebtedness was issued or incurred or which would not be permitted by the Second Lien Intercreditor Agreement.

[Senior Secured Revolving Credit Agreement]

Section 7.7. Financial Covenants(a) .

(a) Commencing with the Test Period ending March 31, 2021 and ending with the Test Period ending December 31, 2021, the Company will not permit Adjusted EBITDA for any such Test Period to be lower than the applicable amount set forth below:

Test Period	Minimum Adjusted EBITDA
March 31, 2021	$70,000,000
June 30, 2021	$40,000,000
September 30, 2021	$25,000,000
December 31, 2021	$25,000,000

(b) Commencing with the last day of the Test Period ending March 31, 2022, the Company will not permit the Interest Coverage Ratio as of the last day of such Test Period to be less than (i) 2.00 to 1.00, until June 30, 2024, and (ii) 2.25 to 1.00, for any Test Period ending thereafter.

(c) Commencing with the fiscal quarter ending June 30, 2021, the Company will not permit the Asset Coverage Ratio to be less than 2.00 to 1.00 as of the last day of any fiscal quarter.

In each case of clauses (a) through (c) above, the relevant calculations evidencing compliance shall be delivered in accordance with Section 6.6(b).

Section 7.8. Use of Proceeds. No Borrower will use the proceeds of the Loans or the Letters of Credit for any purpose not permitted by Section 5.5.

Section 7.9. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 5.20 as of the Effective Date or designated as such thereafter, subject to Section 7.9(b), any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Company may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and upon giving effect, to such designation, neither a Default nor an Event of Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Company’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 7.5. Except as provided in this Section 7.9(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. None of the Company, any Borrower or any Subsidiary that owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Company, any Borrower or any Restricted Subsidiary of the Company that is not a Subsidiary to be so designated may be designated as an Unrestricted Subsidiary.

[Senior Secured Revolving Credit Agreement]

(c) The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default exists or would result therefrom and (ii) such designation is deemed to be the incurrence at such time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and such Investment, Indebtedness and Liens would be permitted to be made or incurred at the time of such designation under each of Section 7.2, Section 7.3 and Section 7.5.

(d) No Unrestricted Subsidiary shall have any Indebtedness other than Non-Recourse Debt.

(e) The Company will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any indebtedness of, any Credit Party.

Section 7.10. Negative Pledge Agreements; Dividend Restrictions. The Company will not, and will not permit any Credit Party or any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the other Credit Documents, and the Second Lien Notes Documents) that (a) prohibits or restricts the granting of any Lien on any of its property to secure the Obligations (to the extent such property is, or is required to become, Collateral pursuant to the Agreed Security Principles) or (b) restricts any Restricted Subsidiary from (i) paying dividends or making distributions to the Company or any of its other Restricted Subsidiaries or (ii) repaying loans and other Indebtedness or other liabilities owing by it to the Company or another Restricted Subsidiary except, in each case, (A) restrictions imposed by any Governmental Authority or by reason of applicable law, (B) any restriction on property subject to a Permitted Lien or any Investment not prohibited by Section 7.5, (C) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness or such restrictions are no more restrictive in any material respect, when taken as a whole, that such restrictions contained in the Credit Documents, (D) customary restrictions and conditions contained in any agreement relating to a Disposition, purchase or merger permitted hereunder pending the consummation of such Disposition, purchase or merger, (E) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, and (F) any agreement in effect at the time a Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary.

Section 7.11. Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless: (a) no Event of Default shall have occurred and is continuing or would result therefrom; (b) immediately after giving effect to such Asset Sale and any concurrent repayment of Indebtedness, the Company has a pro forma Asset Coverage Ratio of no less than 2.00 to 1.00; and (c) not less than 80% of the consideration received is cash or Cash Equivalents; provided that the assumption of any obligations outstanding pursuant to Section 7.3(h) (or any Permitted Refinancing Debt with respect thereto) shall be deemed to constitute cash for purposes of this clause (c) to the extent that the Company or relevant Restricted Subsidiary is released from further liability with respect to the obligations so assumed.

[Senior Secured Revolving Credit Agreement]

Section 7.12. Flag and Registry. The Company shall not, nor shall it permit the owner or bareboat charterer (if any) of a Collateral Rig or Specified Rig to, change the flag or the vessel and/or ship registry of any Collateral Rig or Specified Rig; provided that any of the following shall be permitted: (a) in connection with a bareboat charter of a Collateral Rig to a Restricted Subsidiary, as charterer, a registration as a “foreign bareboat”, a temporary bareboat registration or a temporary re-flagging (or equivalent) of such Collateral Rig in the name of such Restricted Subsidiary that is the bareboat charterer thereof in an Acceptable Flag Jurisdiction (and an extension or renewal of any such registration or temporary flag (or equivalent)) to the extent and for so long as such bareboat charter or temporary registration or temporary re-flagging (or equivalent) is required for such Collateral Rig in order to comply with local jurisdictional requirements or customs in connection with a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Collateral Rig (any of the foregoing, a “Relevant Collateral Rig Contract”) (provided that, in the event that the Relevant Collateral Rig Contract has expired or terminated and such Collateral Rig is not subject to, or scheduled to become subject to another Relevant Collateral Rig Contract within the next 270 days (or such later date as may be approved by the Administrative Agent), the Company shall, or shall cause any applicable Restricted Subsidiary to, promptly take such actions necessary to terminate or delete such temporary bareboat registration or temporary flag (or equivalent) for such Collateral Rig and return or re-flag such Collateral Rig to an Acceptable Flag Jurisdiction), so long as (i) such action is not prohibited by the laws of the jurisdiction of the vessel or ship registry or flag (x) under which such Collateral Rig is then currently registered in the name of the applicable Collateral Rig Owner and (y) under which such Collateral Rig is to have a foreign bareboat or temporary bareboat registration or a temporary flag (or equivalent) pursuant to this clause (a), (ii) the Collateral Rig Mortgage over such Collateral Rig is not prohibited by the laws of such jurisdictions or required to be released in connection therewith, and (iii) such Collateral Rig Mortgage shall remain as a legal, valid and binding obligation in full force and effect under the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms; (b) in connection with any such bareboat registration or temporary re-flagging (or equivalent) referred to in clause (a) above, a temporary or provisional suspension (or similar) of registration issued by the vessel or ship registry of the Acceptable Flag Jurisdiction in which the relevant Collateral Rig is registered in the name of the applicable Collateral Rig Owner or of the right to fly to flag of such Acceptable Flag Jurisdiction; and (c) any other change of flag or vessel and/or ship registry to an Acceptable Flag Jurisdiction (including a termination or deletion of any registration or temporary flag (or equivalent) referred to in clause (a) above and return or re-flagging to an Acceptable Flag Jurisdiction).

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default by any Credit Party in the payment of any principal amount of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

[Senior Secured Revolving Credit Agreement]

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) the Company or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1 (solely with respect to the legal existence of the Company or any Required Guarantor), Section 6.6(d)(i), Section 6.8 or in Article 7;

(d) any representation or warranty made or deemed made herein or in any other Credit Document (except any Application or any Letter of Credit) by the Company or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) the Company or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.1 (a) to (d)) or any other Credit Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default;

(f) the Company or any other Credit Party shall fail to make any payment of principal or interest in respect of any Material Indebtedness as and when due (beyond any applicable grace periods);

(g) any event of default in respect of Material Indebtedness shall occur (with all applicable grace periods having expired) that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or permits the holder or holders thereof (or any trustees or agents on its or their behalf) (with the giving of notice or the lapse of time or both) to accelerate the maturity of such Indebtedness or (ii) requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;

(h) Noble Parent Company, any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator, provisional liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, provisional liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(h);

[Senior Secured Revolving Credit Agreement]

(i) a custodian, receiver, trustee, liquidator, provisional liquidator or similar official is appointed for Noble Parent Company, any Credit Party or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(h)(v) is instituted against Noble Parent Company, any Credit Party or any Significant Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States);

(j) there is entered against any Credit Party or any Material Subsidiary one or more final judgments or orders in the United States or in a court of competent jurisdiction in any other jurisdiction for the payment of money in an aggregate amount exceeding $40,000,000 (to the extent not paid or not covered by insurance (subject to customary deductible)) and such judgment(s) or order(s) shall not have been satisfied, vacated, discharged or stayed, bonded pending an appeal or are otherwise being appropriately contested in good faith in a manner that stays execution, in any such case, for a period of (i) with respect to any judgments or orders that are rendered in the United States, thirty (30) consecutive days after the entry thereof and (ii) with respect to any other judgments or orders, sixty (60) consecutive days after the entry thereof;

(k) (x) a Credit Party or an ERISA Affiliate fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Credit Party or an ERISA Affiliate in excess of the Dollar Equivalent of $40,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against a Credit Party or an ERISA Affiliate to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $40,000,000;

(l) a Change of Control shall occur;

(m) (i) any Credit Document after delivery thereof shall for any reason (except to the extent permitted by the terms hereof or thereof) ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Company or a Guarantor party thereto or shall be repudiated by any of them, or (ii) the Collateral Documents shall cease to create valid and perfected Liens of the priority required thereby on any Collateral Rig or any other Collateral purported and required to be covered thereby to secure the Obligations having a fair market value in excess of the Dollar Equivalent of $10,000,000 and such failure shall continue

[Senior Secured Revolving Credit Agreement]

unremedied for a period of sixty (60) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default (in any such case of this clause (ii), except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guaranty Requirements or results from the failure of any Agent to maintain possession of Collateral actually delivered to it or to file Uniform Commercial Code continuation statements (or other similar filings in the relevant jurisdiction)), or the Company or any other Credit Party or any of their Affiliates shall so state in writing; or

(n) a UK Insolvency Event shall occur in respect of any UK Relevant Entity.

Section 8.2. Non-Bankruptcy Defaults. When any Event of Default (other than a Specified Bankruptcy Event of Default) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrowers hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrowers; and (c) if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Company agrees to immediately make such payment, and each Borrower acknowledges and agrees that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3. Bankruptcy Defaults. When any Specified Bankruptcy Event of Default has occurred, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrowers; and all obligations of the Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under all outstanding Letters of Credit, each Borrower acknowledging that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, the Issuing Banks and the Administrative Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

[Senior Secured Revolving Credit Agreement]

Section 8.4. Collateral Account.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or Section 8.3, the Company shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 8.4(b) below.

(b) All amounts prepaid pursuant to Section 8.4(a) above or pursuant to Section 2.12(g) shall be held as Cash Collateral by the Administrative Agent in a separate collateral account (such account, the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, (ii) any unallocated Fronting Exposure or (iii) the payment of any Revolving Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Company, the Administrative Agent shall invest and reinvest cash held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Company, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. At such time when (A) (i) the Company shall have made payment of all Collateralized Obligations then due and payable and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Company any remaining amounts and assets held in the Collateral Account, provided that, if the Collateral Account is being released pursuant to clause (A) of this sentence and any Letter of Credit then remains outstanding, the Company, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the Required Lenders in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that an Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company.

Section 8.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.6. Expenses. The Company agrees to pay to each Agent, each Issuing Bank and each Lender all reasonable and documented out-of-pocket expenses incurred or paid by such Agent, Issuing Bank or such Lender, including reasonable and documented attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection

[Senior Secured Revolving Credit Agreement]

with the enforcement of any of the Credit Documents; provided that, in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and documented fees and disbursements of (i) a single primary counsel for all of the Agents, (ii) a single primary counsel for all of the Issuing Banks and the Lenders in the aggregate, (iii) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all of the Agents, the Issuing Banks and the Lenders in the aggregate and (iv) solely in the case of actual or bona fide perceived conflict of interest in the case of clause (iii) above as between the Agents, on one hand, and the Issuing Banks and/or the Lenders, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Issuing Banks and the Lenders in the aggregate.

Section 8.7. Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to any Agent, any Issuing Bank or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Company, the Administrative Agent, all Issuing Banks and all Lenders):

(a) first, to the payment of that portion of the Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Agents, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Agents, the Issuing Banks or the Lenders under this Agreement or any other Credit Document;

(b) second, to the payment of that portion of the Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses (subject to the limitations set forth in Section 8.6), as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c) third, to the payment of that portion of the Obligations constituting any due and unpaid fees to any Agent, any Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to each Agent, each Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Agents, all Lenders and all Issuing Banks collectively, until all such fees have been paid in full;

(d) fourth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

[Senior Secured Revolving Credit Agreement]

(e) fifth, to the payment of that portion of the Obligations constituting the outstanding due and payable principal amount of each of the Loans and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.4(a) has not been complied with)), the amount of the outstanding Specified Swap Agreement Obligations and the amount of the Specified Cash Management Obligations, pro rata in the proportion in which the outstanding principal amount of such Loans and Obligations and the amount of such outstanding Reimbursement Obligations owing to each Lender and each Issuing Bank, together (if Section 8.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, the amount of such outstanding Specified Swap Agreement Obligation and the amount of such outstanding Specified Cash Management Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 8.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit, outstanding Specified Swap Agreement Obligation and outstanding Specified Cash Management Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any Cash Collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f) sixth, to the payment of that portion of the Secured Obligations constituting any other outstanding Secured Obligations then due and payable until all such Secured Obligations have been paid in full; and

(g) seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification or similar obligations not then due and payable and Letters of Credit that have been Cash Collateralized), to a Borrower or as the Company may direct unless otherwise directed by a court of competent jurisdiction.

ARTICLE 9

CHANGE IN CIRCUMSTANCES

Section 9.1. Change in Law.

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurodollar Loans, or any Issuing Bank to issue any Letter of Credit or to provide payment thereunder in any Specified Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Company, and such Lender’s or Issuing Bank’s obligations to fund affected Eurodollar Loans or make, continue or convert such Loans under this Agreement, or to issue any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue such Letters of Credit.

[Senior Secured Revolving Credit Agreement]

(b) Upon the giving of the notice to the Company referred to in Section 9.1(a) above in respect of any such Loan, and provided the applicable Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

(c) Any Lender or Issuing Bank that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans or issue such Letters of Credit, give prompt written notice thereof to the Company and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans or issue such Letters of Credit shall be reinstated.

Section 9.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate.

(a) If on or before the first day of any Interest Period for any Borrowing of Eurodollar Loans (i) the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including without limitation, the unavailability of matching deposits) or (ii) such rate will not accurately reflect the cost to the Required Lenders of funding Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (A) the obligations of the Lenders to make, continue or convert Loans as or into such Eurodollar Loans, or to convert Base Rate Loans into such Eurodollar Loans, shall be suspended and (B) each Eurodollar Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

[Senior Secured Revolving Credit Agreement]

(c) Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso at the end of this Section 9.2(c), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this Section 9.2(c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(e) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 9.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 9.2.

(f) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

[Senior Secured Revolving Credit Agreement]

(g) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 9.3. Increased Cost and Reduced Return.

(a) If, a Change in Law, or compliance by any Agent, any Lender or Issuing Bank (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date such Agent, such Issuing Bank, or such Lender becomes an Agent, an Issuing Bank or a Lender):

(i) subjects any Lender or Issuing Bank (or its applicable Lending Office) to any tax, duty or other charge related to any Eurodollar Loan, Reimbursement Obligation, or its obligation to advance or maintain Eurodollar Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Eurodollar Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Eurodollar Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Eurodollar Loans, issue Letters of Credit, or acquire participations therein (in each case other than (a) Taxes that are not Indemnified Taxes, (b) Indemnified Taxes, or (c) any other taxes otherwise governed by Section 11.3 or Section 11.4);

(ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Federal Reserve Board, but excluding for any Eurodollar Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participations in any thereof, or its obligation to advance or maintain Eurodollar Loans, issue Letters of Credit or participate in any thereof; or

[Senior Secured Revolving Credit Agreement]

(iii) imposes on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or Issuing Bank or any Letter of Credit or participation therein; and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) (whether of principal, interest or any other amount) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall be obligated to pay (or cause the applicable Designated Borrower to pay) to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.

(b) If, after the date hereof, any Agent, any Lender or any Issuing Bank reasonably determines that a Change in Law affecting such Agent, Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s capital or on the capital of such Lender’s, Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company) by an amount reasonably deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction suffered or the applicable Borrower may prepay all Eurodollar Loans of such Lender or obtain the cancellation of all such Letters of Credit.

(c) Each of the Agents, the Lenders and the Issuing Banks that determines to seek compensation under this Section 9.3 shall give written notice to the Company and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Agent, such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Agent, such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that, if the basis or circumstances in respect of this Section 9.3 giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Agents, the Lenders and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of such

[Senior Secured Revolving Credit Agreement]

Agent, such Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or any Issuing Bank or the obligations of the Borrowers under this Section 9.3. A certificate of any Agent, any Lender or any Issuing Bank, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by such Agent, such Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender or such Issuing Bank may use any reasonable averaging and attribution methods.

Section 9.4. Lending Offices. The Administrative Agent, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Loan or Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Company, no Borrower shall be responsible for the costs arising under Section 3.3 or Section 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or such Issuing Bank prior to such transfer.

Section 9.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.

Section 9.6. Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) a Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (e) any Lender or Issuing Bank is a Defaulting Lender or a Protesting Lender or has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3, Section 11.3 or Section 11.4 have been levied or imposed (or the Company determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by a Borrower or payment by a Borrower of additional amounts to any Lender or Governmental Authority, or other reimbursement or indemnification of any Lender or Issuing Bank as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Company, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, or (j) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to

[Senior Secured Revolving Credit Agreement]

payments to be received pursuant to any Credit Document or L/C Document (as if such payments were U.S. source) or so notifies the Borrowers under Section 3.3(d), then and in such event, upon request from the Company delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.11 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Company, in consideration for the payments set forth in such Assignment Agreement and payment by the Company (or the Company shall cause the applicable Designated Borrower to pay) to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Section 2.11, Section 3.3, Section 9.3 and Section 11.14.

ARTICLE 10

THE AGENTS; ISSUING BANKS; RELEASE OF GUARANTIES AND LIENS

Section 10.1. Appointment and Authorization of the Agent s. Each of the Lenders and the Issuing Banks (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby irrevocably appoints JPMorgan Chase Bank, N.A. as the Administrative Agent under the Credit Documents. Each of the Lenders, the Issuing Banks and the Administrative Agent (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby irrevocably appoints JPMorgan Chase Bank, N.A. as the Collateral Agent and as the Security Trustee under the Credit Documents. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes each Agent to take such actions as agent or security trustee, as applicable, on each of its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby grants to each Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Credit Documents. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes the Administrative Agent to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each Lender and each Issuing Bank hereby authorizes acknowledges that any such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon such Lender and

[Senior Secured Revolving Credit Agreement]

each Issuing Bank, as applicable. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) agrees that (a) no Secured Party (other than an Agent) shall have the right individually to seek to realize upon or enforce the security granted by, or to exercise rights or remedies under, any Collateral Document or any Guaranty provided under any Credit Document, it being understood and agreed that such rights and remedies may be exercised solely by an Agent for the benefit of the Secured Parties upon the terms of the Credit Documents, and (b) in the event that any Collateral is now or hereafter pledged by or otherwise subject to a Lien granted by any Person as collateral security for the Secured Obligations, each Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of such Agent on behalf of the Secured Parties, including each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations.

Section 10.2. Rights and Powers. Each Agent, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or Affiliates as if it were not an Agent under the Credit Documents. The term “Lender” as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, each Agent in its individual capacity as a Lender. In the event that JPMorgan Chase Bank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of JPMorgan Chase Bank, N.A. in its capacity as an Agent for the benefit of any Lender or any Issuing Bank under any Credit Document (other than JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act. In addition to any other rights and remedies granted to each Agent and the Lenders in the Credit Documents, each Agent on behalf of the Lenders and other Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or any notice required by any Credit Document) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Company on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Credit Party of any cash collateral arising in respect of the Collateral on such terms as any Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit

[Senior Secured Revolving Credit Agreement]

or for future delivery, all without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released by the Company on behalf of itself and its Subsidiaries. The Company further agrees on behalf of itself and the other Credit Parties, at the Administrative Agent’s or other applicable Agent’s reasonable request, to assemble the Collateral and make it available to the applicable Agent at places which such Agent shall reasonably select, whether at the premises of a Borrower, another Credit Party or elsewhere. The Administrative Agent or other applicable Agent shall apply the net proceeds of any action taken by it pursuant to this Article 10, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Lenders hereunder, including reasonable attorneys’ fees and disbursements (subject to the limitations set forth in Section 11.14), to the payment in whole or in part of the obligations of the Credit Parties under the Credit Documents (in any such case, to the extent such amounts were required to be paid or reimbursed by any Credit Party pursuant to the Credit Documents), in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, the Company on behalf of itself and the other Credit Parties waives all Liabilities it may acquire against any Agent arising out of the exercise by them of any rights hereunder, in any such case, except to the extent arising out of such Person’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder or under any other Credit Document, as determined pursuant to a judgment of a court of competent jurisdiction. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other Disposition.

Section 10.3. Action by any Agent. The obligations of each Agent under the Credit Documents are only those expressly set forth therein. Neither the Arranger nor any Oher Agent shall have any duties, responsibilities, or obligations hereunder in such capacity. Without limiting the generality of the foregoing, no Agent shall be required to take any action concerning any Default or Event of Default, except as expressly provided in Section 8.2 and Section 8.5. Unless and until the Required Lenders (or, if required by Section 11.12, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 8.1(c)), any Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall any Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Company. In all cases in which the Credit Documents do not require an Agent to take specific action, such Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders.

[Senior Secured Revolving Credit Agreement]

Section 10.4. Consultation with Experts. Any Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5. Indemnification Provisions; Credit Decision.

(a) No Agent or any of its Related Parties shall be (i) liable for any action taken or not taken by them in connection with the Credit Documents (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents), or (y) in the absence of their own gross negligence, violation of law, or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recital, statement, warranty or representation made in connection with this Agreement, any other Credit Document, any Borrowing or any issuance of a Letter of Credit or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b) No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.6(d) unless and until written notice thereof is given to the Administrative Agent by the Company stating that it is a “notice under Section 6.6(d)” in respect of this Agreement and identifying the specific clause under Section 6.6(d) in respect of which such notice is given, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

[Senior Secured Revolving Credit Agreement]

(c) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, violation of law, or willful misconduct in the selection of such sub-agent.

(d) No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Agents may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such owner in form satisfactory to the Administrative Agent. Each of the Lenders acknowledges that it has independently, and without reliance on any Agent, the Arranger, any Other Agent, any other Lender or any of their respective Related Parties, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Agents, the Arranger and the Other Agents shall have no liability whatsoever to any Lender or their respective Related Parties for such matters. The Agents, the Arranger and the Other Agents shall have no duty to disclose to the Lenders or their respective Related Parties information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to the Agents, the Arranger and the Other Agents, but is voluntarily furnished to any of the Agents (either in its capacity as an Agent or in its individual capacity), the Arranger or any of the Other Agents.

Section 10.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold each Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.

[Senior Secured Revolving Credit Agreement]

Section 10.7. Resignation.

(a) Resignation of Agents; Successor Agents.

(i) The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Company. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(ii) Notwithstanding clause (i) of this Section 10.7(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lenders and the Issuing Bank, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders and the Issuing Bank, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 10.7 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other

[Senior Secured Revolving Credit Agreement]

communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article 10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(b) Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 11.11(b), such Issuing Bank may, upon thirty (30) days’ prior written notice to the Company, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Company may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 10.8. Collateral and Guaranty Matters; Holders of Specified Swap Agreement Obligations and Specified Cash Management Obligations.

(a) Each of the Lenders and the Issuing Banks (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any Credit Document, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby authorizes and directs (a) JPMorgan Chase Bank, N.A. to act as Collateral Agent and/or Security Trustee under each Collateral Document, (b) each of the Collateral Agent and the Security Trustee, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 4.1, Section 6.12, Section 6.13 and/or the Agreed Security Principles or as necessary or advisable in connection with (x) transfers of, or changes of flag or vessel and/or ship registry of, any Collateral Rig permitted by Section 6.14 or Section 7.12 (including to execute and deliver any consents or Lien releases that any relevant vessel and/or ship registry requires from any Agent in connection therewith)

[Senior Secured Revolving Credit Agreement]

and/or (y) any other actions or transactions permitted by any such Section, (c) the Administrative Agent and/or any other Agent to (i) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective obligations under any Collateral Document at any time and from time to time in accordance with the provisions of the Collateral Documents, the Agreed Security Principles and Section 11.30 and (ii) execute and deliver, and take any action referred to in Section 11.30, to evidence any such release or subordination and (d) the Security Trustee to receive, hold, administer and enforce the Collateral Rig Mortgages covering the Collateral Rigs.

(b) None of the holders of any Specified Swap Agreement Obligations or any Specified Cash Management Obligations shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of any Guaranty under any Credit Document or the Collateral (including the release or impairment of any Guaranty under any Credit Document or any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 10 or Section 8.7 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any of the Specified Swap Agreement Obligations and/or the Specified Cash Management Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Specified Swap Agreement Obligations or Specified Cash Management Obligations, as the case may be. By its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations not a party to this Agreement shall, by such acceptance, be deemed to have acknowledged and accepted the appointment of each of the Agents pursuant to the terms of this Article 10 for itself and its Affiliates as if a “Lender” party hereto.

(c) Each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations hereby authorizes each of the Agents to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations acknowledges that any such subordination agreement or intercreditor agreement or arrangement (and any such amendment, modification, supplement or joinder) is binding upon such holder of Specified Swap Agreement Obligations and such holder of Specified Cash Management Obligations, as applicable.

Section 10.9. Credit Bidding. The Secured Parties hereby irrevocably authorize any Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral: (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any

[Senior Secured Revolving Credit Agreement]

other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent or other applicable Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.12 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

[Senior Secured Revolving Credit Agreement]

Section 10.10. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that none of any Agent, the Arranger, any Other Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

[Senior Secured Revolving Credit Agreement]

(c) The Agents, the Arranger and the Other Agents hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 11

MISCELLANEOUS

Section 11.1. No Waiver. No delay or failure on the part of any Agent, any Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Agents, the Lenders, the Issuing Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 11.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 11.3. Documentary Taxes. The Company agrees that it will pay (or cause the applicable Designated Borrower to pay) any documentary, stamp or similar taxes payable with respect to any Credit Document or any Loan Transactions contemplated thereby, including interest and penalties, other than any such taxes imposed as a result of any assignment, participation, or transfer by a Lender or Issuing Bank of its rights and obligations under the Credit Documents. Each Lender and each Issuing Bank that determines to seek compensation under this Section 11.3 shall give written notice to the Company and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim under this Section 11.3.

[Senior Secured Revolving Credit Agreement]

Section 11.4. Value Added Tax.

(a) All amounts (including costs and expenses) expressed to be payable under a Credit Document by any Credit Party to a Lender, Issuing Bank or Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply. If VAT is or becomes chargeable on any supply by any Lender, Issuing Bank or Agent to any Credit Party under a Credit Document and such Lender, Issuing Bank or Agent is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Lender, Issuing Bank or Agent, as the case may be, (in addition to any other consideration for such supply) an amount equal to the amount of the VAT upon receipt by the Credit Party of a valid VAT invoice.

(b) If VAT is or becomes chargeable on any supply made by any Lender, Issuing Bank or Agent (the “Supplier”) to any other Lender, Issuing Bank or Agent (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT; and

(ii) (where the Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply.

(c) Where a Credit Document requires any party to reimburse or indemnify a Lender, Issuing Bank or Agent for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender, Issuing Bank or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender, Issuing Bank or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 11.4 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom).

Section 11.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Facility Termination.

[Senior Secured Revolving Credit Agreement]

Section 11.6. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders and the Issuing Banks of amounts sufficient to protect the yield of the Lenders and the Issuing Banks with respect to the Loans and the L/C Obligations, including, but not limited to, Section 2.11, Section 3.3, Section 8.6, Section 9.3, Section 11.3, and Section 11.14 hereof, shall, subject to Section 9.3(c), survive Facility Termination and, with respect to any Lender, any Issuing Bank, any replacement by the Company of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.

Section 11.7. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each Issuing Bank is hereby authorized by the Borrowers at any time or from time to time, without prior notice to such Borrower (subject to the last sentence of this Section 11.7) or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of such Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of such Borrower to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand hereunder. Each Lender or each Issuing Bank shall promptly give notice to the Company and the Administrative Agent of any action taken by it under this Section 11.7, provided that any failure of such Lender or such Issuing Bank to give such notice to the Company or the Administrative Agent shall not affect the validity of such setoff. Each Lender and each Issuing Bank agrees with each other Lender and each other Issuing Bank a party hereto that, if such Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders and the Issuing Banks hereunder, then such Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender or Issuing Bank as shall be necessary to cause such Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders and the Issuing Banks; provided, however, that, if any such purchase is made by any Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, the related purchases from the other Lenders or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

[Senior Secured Revolving Credit Agreement]

Section 11.8. Notices.

(a) Except as otherwise specified herein and except as otherwise provided in Section 11.8(b), all notices and other communications provided for under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Company, delivered by courier, mailed by certified or registered mail, by telegram or by other telecommunication device (including email) capable of creating a written record of such notice and its receipt. Notices and other communications provided for under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Company or, in the case of Persons becoming Lenders after the Effective Date, on their applicable Assignment Agreements (or other instrument pursuant to which such Lender became a Lender hereunder), and to the Company, the Agents and the Issuing Banks:

To the Company:	Noble Finance Company
c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
S. Church Street
Grand Cayman
KY1-1104
Cayman Islands
Attn: Brad Baldwin
Email: corporatetreasury@noblecorp.com

In each case, with a copy to:	Noble Finance Company
13135 Dairy Ashford, Ste. 800
Sugar Land, Texas 77478
Attn: Legal Department

In each case, with a further copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10036
Attn: Sarah M. Ward
Phone: (212) 735-2126
Email: sarah.ward@skadden.com

To any Agent:	JPMorgan Chase Bank, N.A.
JPM Loan & Agency Services
500 Stanton Christiana Road
NCC 5, 1st Floor
Newark DE 19713-2107
Attn: Andrew Katella
Phone: (302) 634-8193
Email: andrew.katella@jpmorgan.com

To an Issuing Bank:	To such Issuing Bank at such address as designated
from time to time by such Issuing Bank

[Senior Secured Revolving Credit Agreement]

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the email address or facsimile number specified in this Section 11.8 or pursuant to Section 11.11 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8, or pursuant to Section 11.11; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.8(b) or as otherwise specified to the Company by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including email or facsimile communication) and mailed, emailed, faxed or delivered pursuant to this Section 11.8(a).

(b) The Company will provide to each Agent all information, documents and other materials that it is obligated to furnish to such Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to andrew.katella@jpmorgan.com.

The Company further agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). The Company acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

[Senior Secured Revolving Credit Agreement]

THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, VIOLATION OF LAW OR WILLFUL MISCONDUCT.

Each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or such Issuing Bank’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of any Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 11.9. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Except as otherwise specified in any Collateral Document with respect to such Collateral Document and/or any Ancillary Document executed and delivered pursuant thereto, delivery of an executed counterpart of a signature page of (x) this Agreement,

[Senior Secured Revolving Credit Agreement]

(y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent has agreed to accept any Electronic Signature, the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, and the Company and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each of the Agents and the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

[Senior Secured Revolving Credit Agreement]

Section 11.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders, the Issuing Banks, the Agents, the Other Agents, and their respective successors and assigns permitted hereby, and shall inure to the benefit of the Borrowers, the Lenders, the Issuing Banks, the Agents, the Other Agents, and their respective successors and assigns permitted hereby, including any subsequent holder of any Note; provided, however, (i) no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks and the Administrative Agent, (ii) the Agents and the Other Agents may not assign or otherwise transfer any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 10 and (iii) no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.11. Any Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender or Issuing Bank as a party hereto and the Borrowers, the Agents, the other Lenders and the Issuing Banks shall continue to deal solely with such Lender or Issuing Bank in connection with the rights and obligations of such Lender and Issuing Bank under this Agreement.

Section 11.11. Participations in Borrowings and Notes; Sales and Transfers of Borrowing and Notes.

(a) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions (other than Disqualified Institutions and Defaulting Lenders) participating interests in any Commitment of such Lender hereunder (any such permitted Person to whom such a participating interest is so sold, a “Participant”), provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of or extend such Lender’s Commitment and such increase or extension would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any Lien on Collateral securing the Secured Obligations (but only to the extent such release would require the

[Senior Secured Revolving Credit Agreement]

approval or consent of all Lenders), except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrowers under any Credit Document. Each Borrower agrees that, if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or Section 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Section 2.11, Section 3.3 and Section 9.3 with respect to its participation in the Commitments and the Revolving Loans outstanding from time to time to the same extent as if it were a Lender (it being understood that the selling Lenders shall procure that the participating banks and financial institutions shall provide such information to and cooperate with the Company as is necessary for the Company to establish whether or not any deductions or withholdings for or on account of United Kingdom Taxes may be required from any payments, including a confirmation from such participating banks and financial institutions required of Lenders under Section 3.3(b)(ii)); provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation) and provided, further, that Section 9.3(c) and Section 9.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, Section 3.3 or Section 9.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, no Borrower shall at any time be obligated to pay to any Lender any sum in excess of the sum such Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document except as provided above. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

[Senior Secured Revolving Credit Agreement]

(b) Any Lender may at any time assign or sell to (i) any of such Lender’s Affiliates, an Approved Fund or any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Issuing Banks and, if no Event of Default has occurred and is continuing, the Company (it being understood that, if the Company has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in clause (i), above that are not subject to Regulation T (any assignee described in clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Company, the Administrative Agent and the Issuing Banks) and delivered to the Administrative Agent; provided that each such assignment or sale to a Purchasing Lender (other than an existing Lender) shall be in the Dollar Equivalent amount of $5,000,000 or more, or if in a lesser amount or if as a result of such assignment or sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Revolving Loans and participations in Letters of Credit would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such assignment or sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Each partial assignment or sale shall be made as an assignment of a proportionate part of all the transferor Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 3.3, Section 8.6, Section 9.3, Section 11.3 and Section 11.14 with respect to facts and circumstances occurring prior to the effective date of such transfer; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the applicable Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to

[Senior Secured Revolving Credit Agreement]

such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any Commitment or any Revolving Loan hereunder, a new Note to the transferor Lender in an amount equal to the Commitment or Revolving Loans retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. No such assignment or sale shall be made to (1) the Company or any of the Company’s Affiliates or Subsidiaries, (2) any Disqualified Institution or (3) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and the Issuing Banks and, to the extent required by Section 11.11(b), by the Company), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Company is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Company), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Company. No Credit Party shall be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 11.11 any interest in this Agreement or any Loan or Note is transferred (including by reason of a change of the Lending Office of the Lender with respect to such Loan or Note) to (i) any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof or (ii) any transferee that is an entity organized under the laws of the United States or any State thereof and that is disregarded for U.S. federal income tax purposes as separate from any Person organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such transferee (or its owner, as appropriate), concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agents and the Credit Parties) that under applicable law and treaties no taxes will be required to be withheld by any Agent, any Credit Party or the transferor Lender with respect to any payments to be made to such transferee in respect of the Loans or the L/C Obligations, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrowers) two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8-BEN-E (or any successor form) wherein such transferee (or its owner, as appropriate) either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such transferee also shall submit a certificate substantially in the form of Exhibit 3.3 to the effect that such transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (iii) to agree (for the benefit of the transferor Lender, the

[Senior Secured Revolving Credit Agreement]

Agents and the Credit Parties) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrowers) any additional forms or certifications contemplated by Section 3.3, and (iv) to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Any such transferee shall make the representation contained in and agree to be bound by the provisions of Section 3.3(d) as if such transferee were a Lender.

(e) Notwithstanding any other provisions of this Section 11.11, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.11(f), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g) Affiliated Lenders will not receive information provided solely to Lenders by any Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agents, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders hereunder.

Section 11.12. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrowers, the Required Lenders, and if the rights or duties of any Agent or any Issuing Bank are affected thereby, such Agent and/or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent or other applicable Agent (with the consent of the Required Lenders), provided that:

[Senior Secured Revolving Credit Agreement]

(i) no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Cash Collateral for any Collateralized Obligations (other than as provided in accordance with Section 8.4) without the consent of all Lenders, (D) release all or substantially all of the Collateral (or all or substantially all of the value of the Collateral) or release all or substantially all of the Guarantors from their Guaranties of the Obligations (except as expressly provided in Section 11.30) without the consent of all Lenders, (E) change the provisions of Article 4 hereof without the consent of all Lenders, (F) change any provision requiring ratable (x) reduction of Commitments or (y) funding or sharing of payments without the consent of all Lenders or (G) without the consent of all Lenders, amend or otherwise modify this Agreement to (x) subordinate the Lien on all or substantially all of the Collateral securing the Obligations to any Lien securing other Indebtedness or (y) provide for payment subordination of the Obligations;

(ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 11.12 or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents;

(iii) notwithstanding anything to the contrary herein, (A) any Borrowing Request or any Designated Borrower Request and Assumption Agreement may be amended with the consent of only the Company and the Administrative Agent, (B) any Application may be amended with the consent of only the Company and the applicable Issuing Bank, (C) any Letter of Credit shall be amended in accordance with Section 2.12 and (D) this Agreement may be amended pursuant to Section 8.2 in accordance with the terms thereof;

(iv) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

(v) notwithstanding anything to the contrary herein, no Affiliated Lender shall have any right to approve or disapprove any amendment, waiver or consent that does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender as compared to other Lenders in a disproportionate adverse manner, or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, and Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter;

[Senior Secured Revolving Credit Agreement]

(vi) Affiliated Lenders will not be permitted to vote on matters requiring a Required Lender vote, and the Commitments held by Affiliated Lenders shall be disregarded in determining (A) other Lenders’ Commitment percentages and (B) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender or do not adversely affect such Affiliated Lender as compared to other Lenders that are not Affiliated Lenders in a disproportionately adverse manner; provided that the Commitments of any Affiliated Lender shall not be increased, interest payment dates will not be extended and the amounts owning to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender; and

(vii) notwithstanding anything to the contrary herein or in any other Credit Document, without any further action or consent of any other party to this Agreement or other applicable Credit Document:

(A) if any Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect;

(B) the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be permitted to amend, restate, modify or supplement this Agreement or any other Credit Document to add terms and provisions that are more restrictive to the Company and its Subsidiaries than those set forth in this Agreement and the other Credit Documents on the Effective Date to the extent contemplated by Section 7.3(h) or Section 7.6; and

(C) the Administrative Agent (or other applicable Agent) and the Company (and/or other applicable Credit Party, in the case of any Collateral Document) shall be permitted to amend, restate, modify, waive or supplement this Agreement or any other Credit Document, to enter into any new agreement or instrument and/or to replace any Collateral Document (and, at the request of the Company, the applicable Agent shall enter into any such amendment, restatement, modification, waiver, supplement, new agreement, new instrument or replacement), in any such case, in order to (I) comply with local law or advice of local counsel, (II) give effect to the Agreed Security Principles or otherwise cause any Guaranty or Collateral Document to be consistent with this Agreement (including the Agreed Security Principles) and the other Credit Documents, (III) add Guarantors, Pledgors and/or Collateral, (IV) otherwise give effect to, or otherwise grant, perfect, protect, expand or enhance, any Lien on any property for the benefit of the Secured Parties, (V) evidence or give effect to any release or subordination permitted by Section 11.30, (VI) provide for the assumption of a Credit Party’s or Pledgor’s obligations under the applicable Credit Documents in the case of a consolidation, amalgamation, merger or sale of all or substantially all of such Person’s assets in accordance with Section 7.1, and/or (VII) otherwise enhance the rights of any Agent or the rights or benefits generally applicable to the Secured Parties under any Credit Document with respect to Collateral or Guaranty matters.

[Senior Secured Revolving Credit Agreement]

Section 11.13. Headings. Article, Section and clause headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.14. Legal Fees, Other Costs and Indemnification. The Company, promptly after demand by the Administrative Agent, agrees to pay all reasonable, documented out-of-pocket costs and expenses (together with any sales taxes or irrecoverable value added taxes thereon, subject to Section 11.4) of the Agents (including, without limitation, reasonable and documented attorneys’ fees, which shall be limited to the reasonable and documented fees and disbursements of (x) a single primary counsel for all of the Agents, and (y) if reasonably required by the Agents, one special counsel or local counsel in any relevant jurisdiction for all of the Agents) in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, the Arranger, each Issuing Bank, each Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and related reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable and documented attorneys’ fees and other reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) (provided that, in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and documented fees and disbursements of (x) a single primary counsel for all Indemnified Parties, (y) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all Indemnified Parties and (z) solely in the case of actual or bona fide perceived conflict of interest in connection with any indemnification, one additional primary counsel (and if, necessary, one special counsel or local counsel in any relevant jurisdiction) for all affected Indemnified Parties similarly situated) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by any Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arranger, any Issuing Bank, any Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arranger (in such capacity hereunder), any Issuing Bank (as an issuer of Letters of Credit hereunder) or any Agent or the Other Agents (in such capacity hereunder) and related to any environmental cleanup,

[Senior Secured Revolving Credit Agreement]

audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company and (d) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder or under any other Credit Document, as determined pursuant to a judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party and (ii) to the extent such indemnification as described in this Section 11.14 relates to Taxes, except any Taxes arising from a non-Tax claim. The Company, upon demand by any Agent, the Other Agents, a Lender, an Affiliate of a Lender, the Arranger, or an Issuing Bank at any time, shall reimburse such Other Agent, Lender, Affiliate of a Lender, Agent, Arranger, or Issuing Bank for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of this Section 11.14 (subject to the limitations set forth above in the case of out-of-pocket legal fees).

Section 11.15. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE OTHER AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES NOBLE SERVICES COMPANY LLC, AT 13135 DAIRY ASHFORD, SUITE 800, SUGAR LAND, TEXAS 77478, ATTENTION: LEGAL DEPARTMENT, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH CREDIT PARTY TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE

[Senior Secured Revolving Credit Agreement]

OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE ON THAT DESIGNEE, APPOINTEE AND AGENT. EACH CREDIT PARTY FURTHER WAIVES ANY OBJECTION OR DEFENSE BASED ON SERVICE OF PROCESS MADE IN ACCORDANCE WITH THE FOREGOING SENTENCE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(E) EACH OF THE CREDIT PARTIES, THE AGENTS, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.15 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED, THE FOREGOING WAIVER SHALL NOT IMPAIR THE COMPANY’S OBLIGATION UNDER SECTION 11.14 TO INDEMNIFY INDEMNIFIED PARTIES FOR ANY SUCH DAMAGES CLAIMED BY A THIRD PARTY.

[Senior Secured Revolving Credit Agreement]

Section 11.16. Confidentiality. Each of the Agents, the Other Agents, the Issuing Banks and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective Affiliates and to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their and such Affiliates’, prospective Purchasing Lenders’, Participants’ and prospective counterparties’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, in any such case, other than to any Disqualified Institution, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (e) with the consent of the Company, or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.16, or (ii) becomes available on a non-confidential basis from a source other than any Credit Party, Agent, Other Agent, Issuing Bank, Lender or any of their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, Other Agent, Issuing Bank or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates. For purposes hereof, “Information” means all information received by any Agent, any Other Agent, any Lender or any Issuing Bank from the Company or its Affiliates relating to the Company or its Affiliates or its or their respective business, other than any such information that is available to such Agent, such Other Agent, such Lender or such Issuing Bank on a non-confidential basis prior to disclosure by the Company or its Affiliates, excluding any Information from a source which, to the actual knowledge of such Agent, such Other Agent, such Issuing Bank, or such Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates, and other than, to the extent constituting Information, (x) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, or (y) information provided to any credit insurance provider relating to each Borrower and its Obligations. The Agents, the Other Agents, the Issuing Banks and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

Section 11.17. Effectiveness. This Agreement shall become effective on the first date (the “Effective Date”) on which all conditions precedent set forth in Section 4.1 shall be satisfied (or waived in accordance with Section 11.12).

Section 11.18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Senior Secured Revolving Credit Agreement]

Section 11.19. Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Specified Currency, which shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Company will pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the applicable Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from a Borrower under this Section 11.19 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Pound Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Pound Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. As of the date that Pound Sterling are no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.

Section 11.20. Exchange Rates.

(a) Determination of Exchange Rates. Not later than 2:00 p.m. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a Specified Currency, the applicable Issuing Bank shall determine the Exchange Rate(s) as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative

[Senior Secured Revolving Credit Agreement]

Agent. No later than 4:00 p.m. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Borrowers. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalents of any amounts of any Specified Currencies for all such L/C Obligations with respect to all such Letters of Credit issued by such Issuing Banks in a Specified Currency. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate(s) to the Administrative Agent pursuant to the provisions of this Section 11.20, the Administrative Agent may determine such rate in the same manner as provided in the definition of “Exchange Rate” and shall have no liability to such Issuing Bank for such determination.

(b) Notice of Specified Currency Letters of Credit. Not later than 2:00 p.m. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 p.m. on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the L/C Obligations denominated in such currencies (after giving effect to any Letters of Credit denominated in such currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Company of the results of such determination and (iii) notify the applicable Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 11.21. Change in Accounting Principles, Fiscal Year or Tax Laws. If either the Company or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Prepetition Parent Company referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in United States federal, state or foreign tax laws which affects the Company’s or any of its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then the Company and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.12, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Notwithstanding anything to the contrary herein (but, for the avoidance of doubt, without duplication of the adjustments pursuant to clause (II)(f) of the definition Adjusted EBITDA), any calculation of Adjusted EBITDA, Consolidated Net Income, Interest Expense, any financial ratio or any component of any of the foregoing shall include, as applicable, recognition of deferred revenue and deferred expenses for which the deferred balance was written off as a result of the application of fresh start accounting in connection with the effectiveness of the Plan of Reorganization in accordance with FASB ASC 852, calculated as if fresh start accounting had not applied.

[Senior Secured Revolving Credit Agreement]

Section 11.22. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Issuing Banks, and the Agents and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.23. Officer’s Certificates. It is not intended that any certificate of any Responsible Officer or any other officer or director of any Credit Party delivered to any Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Responsible Officer or other officer or director.

Section 11.24. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 11.25. Margin Stock. Each of the Lenders and Issuing Banks hereby represents to the other Lenders and Issuing Banks that it is not relying on margin stock as collateral in extending or maintaining any Loan or Letter of Credit.

Section 11.26. PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the PATRIOT Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 11.27. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Other Agents, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents, the Other Agents, the Arranger and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Agents, the Other Agents, the Lenders and the Arranger is and has been acting solely as a principal and, except as

[Senior Secured Revolving Credit Agreement]

expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Other Agents, the Arranger or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Agents, the Other Agents, the Arranger or the Lenders has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against any Agent, any Other Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.28. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.29. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

[Senior Secured Revolving Credit Agreement]

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.30. Release of Collateral and Guarantors; Certain Other Collateral and Guaranty Matters.

(a) Any Lien on any Collateral granted to or held by the Collateral Agent or the Security Trustee under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.30, “released”) without the need for any further action by any Person: (i) upon Facility Termination; (ii) in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction permitted hereunder; or (iii) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.

(b) All Guaranties of the Secured Obligations by the Guarantors under any Credit Document shall automatically be released without the need for any further action by any Person upon Facility Termination. Any Guaranty of the Secured Obligations by a Guarantor under any Credit Document shall automatically be released without the need for any further action by any Person: (i) so long as no Default or Event of Default would result from such release, (x) if the Equity Interests of such Guarantor owned by the Company or any Subsidiary Credit Party is sold or otherwise Disposed of in a transaction or series of transactions permitted under this Agreement; (y) if such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 7.9; or (z) in the case of a Discretionary Guarantor, upon a written notice from the Company to the Administrative Agent requesting such release and certifying that such entity will no longer be a Discretionary Guarantor; or (ii) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.

(c) In addition, the Collateral Agent, the Security Trustee and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral granted to or held by such Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in Section 7.2(j) or 7.2(x) (or any modification, replacement, renewal, extension or refinancing thereof permitted by Section 7.2(aa)).

(d) In the case of any release or subordination described in this Section 11.30, the Administrative Agent, the Security Trustee and/or the Collateral Agent, as applicable, shall, at the Company’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party or the Company may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party or the Company to effect the foregoing.

[Senior Secured Revolving Credit Agreement]

(e) Notwithstanding anything to the contrary in any Credit Document, including, without limitation, Sections 6.12 and 6.13:

(i) the Collateral and Guaranty Requirements shall be subject to the Agreed Security Principles in all respects;

(ii) in determining whether or not (x) any Guaranty of the Obligations shall be required to be provided, (y) any Lien shall be required to be granted and/or perfected on any asset and/or (z) any other action shall be required to be taken, or caused to be taken, by any Credit Party or Subsidiary with respect to Collateral matters, the parties hereto agree that (A) the Collateral Documents shall reflect, and are deemed to incorporate, the Agreed Security Principles and (B) in the event any provision of any Credit Document or any request by any Agent or other Secured Party conflicts with any Agreed Security Principle, the Agreed Security Principles shall govern and control with respect thereto.

Section 11.31. Material Non-Public Information.

(a) EACH OF THE AGENTS, ISSUING BANKS AND LENDERS ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.32. Certain Non-U.S. Law Limitations. The Credit Documents shall, with respect to any Person that is or becomes a Credit Party from time to time, be subject to any applicable limitations or jurisdiction-specific provisions set forth in Section 9 of the Guaranty and Collateral Agreement or in any joinder agreement, assumption agreement or other supplement to, or amendment of, the Guaranty and Collateral Agreement from time to time.

[Senior Secured Revolving Credit Agreement]

Section 11.33. Swiss Use of Proceeds.

(a) No amount borrowed under this Agreement shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction, including those laws or regulations concerning financial assistance by a company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b) No proceeds of the Loans shall be used (and no Credit Party shall, and the Company shall ensure that none of its Subsidiaries or Affiliates will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for the purposes of Swiss Withholding Tax, unless and to the extent that a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained and provided in a form satisfactory in advance to the Administrative Agent (acting reasonably), confirming that the intended “use of proceeds in Switzerland” does not result therein that payments in respect of any of the Loans become subject to Swiss Withholding Tax.

[Remainder of page intentionally left blank; signature pages follow]

[Senior Secured Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year first above written.

NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as the Company

By:	/s/ Richard B. Barker
Name:	Richard B. Barker
Title:	Senior Vice President, Chief Financial Officer, and Director

NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower

By:	/s/ Brad A. Baldwin
Name:	Brad A. Baldwin
Title:	President, Secretary, and Director

[Signature Page to Noble Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Security Trustee and a Lender

By:	/s/ Anna Mavilian
Name:	Anna Mavilian
Title:	Authorized Signatory

[Signature Page to Noble Credit Agreement]

BANK HAPOALIM, B.M., as a Lender

By:	/s/ Elliot Winter
Name: Elliot Winter
Title: SVP

By:	/s/ Lavea Eisenberg
Name: Lavea Eisenberg
Title: FVP

[Signature Page to Noble Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Noble Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Sriram Chandrasekaran
Name: Sriram Chandrasekaran
Title: Director

By:	/s/ Amy Kirschner
Name: Amy Kirschner
Title: Managing Director

[Signature Page to Noble Credit Agreement]

CANYON-ASP FUND, L.P., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON BALANCED MASTER FUND, LTD., as a Lender

By:	Canyon Capital Advisors LLC,
its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON DISTRESSED OPPORTUNITY MASTER FUND II, L.P., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON DISTRESSED OPPORTUNITY MASTER FUND III, L.P., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

THE CANYON VALUE REALIZATION MASTER FUND, L.P., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON BLUE CREDIT INVESTMENT FUND L.P., as a Lender

By:	Canyon Capital Advisors LLC, its co-Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

By:	Canyon Partners Real Estate LLC, its co-Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON-EDOF (MASTER) L.P., as a Lender

By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON-GRF MASTER FUND II, L.P., as a Lender

By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON NZ-DOF INVESTING, L.P., as a Lender

By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

EP CANYON LTD., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Adviser

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON VALUE REALIZATION MAC 18 LTD., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to Noble Credit Agreement]

CANYON VALUE REALIZATION FUND, L.P., as a Lender

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to Noble Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Derrick Lenz
Name:	Derrick Lenz
Title:	Vice President

[Signature Page to Noble Credit Agreement]

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Lender

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

/s/ Yuriy Tsyganov
Yuriy Tsyganov
Director

[Signature Page to Noble Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Nicolas Thierry
Name:	Nicolas Thierry
Title:	Authorized Signatory

[Signature Page to Noble Credit Agreement]

DNB CAPITAL LLC, as a Lender

By:	/s/ Magdalena Brzostowska / /s/ Mita Zalavadia
Name:	Magdalena Brzostowska / Mita Zalavadia
Title:	Senior Vice President / Assistant Vice President

[Signature Page to Noble Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/ Temesaen Hrile
Name: Temesaen Hrile
Title: Vice President

[Signature Page to Noble Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ William S Krueger
Name: William S Krueger
Title: Senior Vice President

[Signature Page to Noble Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Corbin M. Womac
Name: Corbin M. Womac
Title: Director

[Signature Page to Noble Credit Agreement]

SCHEDULE 1A

COMMITMENT SCHEDULE

Lender	Commitment	Percentage
JPMorgan Chase Bank, N.A.	$70,804,195.8023077	10.4895104892308%
Barclays Bank PLC	$70,804,195.8023077	10.4895104892308%
Citibank, N.A.	$70,804,195.8023077	10.4895104892308%
DNB Capital LLC	$70,804,195.8023077	10.4895104892308%
HSBC Bank USA, N.A.	$70,804,195.8023077	10.4895104892308%
Truist Bank	$70,804,195.8023077	10.4895104892308%
Wells Fargo Bank, National Association	$70,804,195.8023077	10.4895104892308%
BNP Paribas	$58,216,783.2161538	8.62470862461538%
Credit Suisse AG, Cayman Islands Branch	$58,216,783.2161538	8.62470862461538%
Canyon-ASP Fund, L.P.	$973,276.7149768	0.144189142959793%
Canyon Balanced Master Fund, Ltd.	$4,702,297.6949988	0.696636695555332%
Canyon Distressed Opportunity Master Fund II, L.P.	$14,295,704.2940678	2.11788211763968%
Canyon Distressed Opportunity Master Fund III, L.P.	$213,536.4651217	0.0316350318698912%
The Canyon Value Realization Master Fund, L.P.	$7,788,461.5423992	1.15384615442951%
Canyon Blue Credit Investment Fund L.P.	$348,401.6022711	0.0516150521883111%
Canyon-EDOF (Master) L.P.	$975,524.4766086	0.144522144682758%
Canyon-GRF Master Fund II, L.P.	$460,789.2084368	0.0682650679165669%
Canyon NZ-DOF Investing, L.P.	$2,441,058.9409634	0.36163836162422%
EP Canyon Ltd.	$334,915.0934314	0.0496170508787254%
Canyon Value Realization MAC 18 Ltd.	$132,617.3877073	0.0196470204010957%
Canyon Value Realization Fund, L.P.	$3,522,227.7754120	0.521811522283261%
Credit Agricole Corporate and Investment Bank	$18,881,118.8844231	2.79720279769231%
Bank Hapoalim B.M.	$7,867,132.87153846	1.16550116615385%

TOTAL	$675,000,000.00	100.00000000000000%

Sched. 1-4

SCHEDULE 1B

ADJUSTED EBITDA

[Redacted]

SCHEDULE 2.12A

MAXIMUM LC ISSUANCE AMOUNTS

Issuing Bank	Maximum LC Issuance Amount
JPMorgan Chase Bank, N.A.	$20,000,000.00

Sched. 2.12A-1

SCHEDULE 2.12B

EXISTING LETTERS OF CREDIT

Alias	Issued Pursuant to / For the Account of	Amount (USD)	Issuance Date	Actual Expiry Date
NUSCGS030004	Prepetition Facility / Noble Cayman Limited	5,170,285.01	10-Sept-19	15-Oct-21
NUSCGS033658	Prepetition Facility / Noble Cayman Limited	2,000,000.00	25-Jun-20	17-May-21
NUSCGS033700	Prepetition Facility / Noble Cayman Limited	150,000.00	21-Jul-20	24-Jun-21
NUSCGS033916	Prepetition Facility / Noble Cayman Limited	1,500,000.00	30-Jul-20	30-Jul-21

Sched. 2.12B-1

SCHEDULE 4.1

CERTAIN EFFECTIVE DATE CREDIT DOCUMENTS AND DELIVERABLES

1.	New York law Master Intercompany Subordination Agreement to be entered into by the Credit Parties and the other Subsidiaries of the Company required to be party thereto as of the Effective Date

2.	New York law Omnibus Assignment of Insurances to be entered into by the Collateral Rig Owners

3.	New York law Omnibus Assignment of Earnings to be entered into by the Collateral Rig Owners

4.	New York law Pledge Agreement to be entered into by the following Pledgors that are not Credit Parties as of the Effective Date:

a.	Noble NBD Cayman LP (with respect to the Equity Interests owned by it in Noble BD LLC);

b.	NDSI Holding Limited (with respect to the Equity Interests owned by it in Noble Drilling Services LLC);

c.	Noble Boudreaux Limited (with respect to the Equity Interests owned by it in Noble DT LLC);

d.	Noble Drilling Holding LLC (with respect to the Equity Interests owned by it in Noble Drilling Doha LLC);

e.	Noble Holding Europe S.à r.l. (with respect to the Equity Interests owned by it in Noble Drilling (Norway) AS); and

f.	Noble Drilling (Land Support) Limited (with respect to the Equity Interests owned by it in Noble Drilling (Guyana) Inc.)

5.	Swiss law Quota Pledge Agreement to be entered into by Noble NDC Holding (Cyprus) Limited, over the quotas in Noble Drilling International GmbH

6.	Swiss law Quota Pledge Agreement to be entered into by Noble Holding (Luxembourg) S.à.r.l, over the quotas in Noble Leasing III (Switzerland) GmbH

7.	Swiss law Quota Pledge Agreement to be entered into by Noble 2018-IV Guarantor LLC over the quotas in Bully 1 (Switzerland) GmbH

8.	Swiss law Quota Pledge Agreement to be entered into by Noble Cayman SCS Holding Ltd over the quotas in Noble Leasing (Switzerland) GmbH

9.	Swiss law Quota Pledge Agreement to be entered into by Noble Drilling Holdings (Cyprus) Limited over the quotas in Noble Contracting II GmbH

10.	Swiss law Assignment Agreement to be entered into by Noble Drilling International GmbH

11.	Swiss law Assignment Agreement to be entered into by Noble Leasing III (Switzerland) GmbH

12.	Swiss law Assignment Agreement to be entered into by Bully 1 (Switzerland) GmbH

13.	Swiss law Assignment Agreement to be entered into by Noble Leasing (Switzerland) GmbH

14.	Swiss law Assignment Agreement to be entered into by Noble Contracting II GmbH

15.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Drilling Holding LLC over the shares in Noble Cayman SCS Holding Limited

16.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Drilling Holding LLC over the shares in Noble International Finance Company

17.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Cayman Limited over the shares in Noble SA Limited

18.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Drilling Holding LLC over the shares in Noble Services International Limited

19.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble SA Limited over the shares in Noble Drilling (TVL) Ltd.

20.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Cayman SCS Holding Ltd over the shares in Noble Resources Limited

Sched. 4.1-1

21.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Finance Company over the shares in Noble Rig Holding 2 Limited

22.	Cayman Islands law Equitable Share Mortgage to be entered into by Noble Finance Company over the shares in Noble Rig Holding I Limited

23.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Finance Company

24.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble International Finance Company

25.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Cayman SCS Holding Limited

26.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Drilling (TVL) Ltd.

27.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Resources Limited

28.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Rig Holding I Limited

29.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Rig Holding 2 Limited

30.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble SA Limited

31.	Cayman Islands law Fixed and Floating Charge to be entered into by Noble Services International Limited

Sched. 4.1-2

SCHEDULE 5.16

EXISTING INDEBTEDNESS

Part A: Existing Indebtedness for Borrowed Money

1.	Indebtedness incurred on the Effective Date under the Credit Documents pursuant to Section 7.3(b)(i) of the Senior Secured Revolving Credit Agreement

2.	Indebtedness incurred on the Effective Date under the Second Lien Notes Documents pursuant to Section 7.3(b)(ii)(x) of the Senior Secured Revolving Credit Agreement

3.	Intercompany debt permitted pursuant to Section 7.3(c) of the Senior Secured Revolving Credit Agreement

Part B: Other Existing Indebtedness

None.

Sched. 5.16-1

SCHEDULE 5.17

EXISTING LIENS

None.

Sched. 5.17-1

SCHEDULE 5.20

SUBSIDIARIES

[Redacted]

Sched. 5.20-1

SCHEDULE 5.21

EFFECTIVE DATE COLLATERAL RIGS

No.	Name of Rig	IMO Number	Jurisdiction of Registration & Flag	Registered Owner
1.	Noble Bob Douglas	9618927	Republic of Liberia	Noble Drilling International GmbH
2.	Noble Clyde Boudreaux	8755364	Republic of Liberia	Noble Leasing (Switzerland) GmbH
3.	Noble Don Taylor	9618915	Republic of Liberia	Noble DT LLC
4.	Noble Globetrotter I	9540845	Republic of Liberia	Noble Drilling International GmbH
5.	Noble Globetrotter II	9600786	Republic of Liberia	Bully 1 (Switzerland) GmbH
6.	Noble Hans Deul	9424015	Republic of Liberia	Noble Leasing (Switzerland) GmbH
7.	Noble Houston Colbert	9623300	Republic of Liberia	Noble Leasing III (Switzerland) GmbH
8.	Noble Joe Knight	9756133	Republic of Liberia	Noble Rig Holding 2 Limited
9.	Noble Johnny Whitstine	9756212	Republic of Liberia	Noble Rig Holding I Limited
10.	Noble Lloyd Noble	9697272	Republic of Liberia	Noble Leasing III (Switzerland) GmbH
11.	Noble Mick O’Brien	8771239	Republic of Liberia	Noble Leasing (Switzerland) GmbH
12.	Noble Regina Allen	8771227	Republic of Liberia	Noble Services International Limited
13.	Noble Roger Lewis	8768608	Republic of Liberia	Noble SA Limited
14.	Noble Sam Croft	9621508	Republic of Liberia	Noble BD LLC
15.	Noble Sam Hartley	9636876	Republic of Liberia	Noble Leasing III (Switzerland) GmbH
16.	Noble Sam Turner	9623312	Republic of Liberia	Noble Cayman SCS Holding Ltd
17.	Noble Scott Marks	9521057	Republic of Liberia	Noble Drilling (TVL) Ltd.
18.	Noble Tom Madden	9639074	Republic of Liberia	Noble BD LLC
19.	Noble Tom Prosser	9636864	Republic of Liberia	Noble Leasing III (Switzerland) GmbH

Sched. 5.21-1

SCHEDULE 6.2

APPROVED APPRAISERS

1.	Arctic Offshore

2.	Bassoe Offshore

3.	Clarksons

4.	Fearnley Offshore

5.	Pareto Offshore

Sched. 6.2-1

SCHEDULE 6.5

INSURANCE REQUIREMENTS

(c) The Company will, and will cause each of its Material Subsidiaries to, or will cause an Affiliate of the Company to arrange through a bareboat charterer, agent or otherwise, on behalf of the Company and its Material Subsidiaries, (i) to maintain, with independent insurance companies, clubs, associations and/or underwriters that are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance on the Rigs and other material insurable properties of the Company and its Material Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Schedule 6.5; provided, however, that nothing in this Schedule 6.5 shall apply to any Collateral Rig that is separately insured in any jurisdiction due to local regulation or customer requirements so long as the aggregate total insured values (hull and machinery plus hull interest) of the other Collateral Rigs exceeds 110% of the total Commitments, (ii) to furnish to the Collateral Agent, upon written request of the Collateral Agent or any Lender, but not less frequently than once per year (either with the delivery of the annual financial statements pursuant to Section 6.6(a)(ii) of the Senior Secured Revolving Credit Agreement or at such other time during the year reasonably agreed to by the Collateral Agent), a description of the material terms of insurance carried on the Collateral Rigs, (iii) to renew or replace all insurances required under this Schedule 6.5 or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Company’s insurance broker and/or the relevant protection and indemnity association or war risks association shall promptly confirm in writing to the Collateral Agent, upon its written request (at the direction of the Required Lenders), as and when each such renewal or replacement is effected, and (iv) to duly and punctually pay, or cause duly and punctually to be paid, all premiums, calls, contributions or other sums due and payable by it in respect of all such insurances required under this Schedule 6.5, to produce or to cause to be produced all relevant receipts with respect to such payments promptly after a reasonable request for such information by the Collateral Agent (at the direction of the Required Lenders), and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed in all material respects any other obligations and conditions required to be performed or observed by it under all such insurances.

(d) The Company will, and will cause each of the Collateral Rig Owners to, or will cause an Affiliate of the Company, or bareboat charterer thereof to, on behalf of the Company and the Collateral Rig Owners, at all times to keep the Collateral Rigs insured in favor of the Collateral Agent as provided in this Schedule 6.5; and (i) all policies or certificates with respect to such insurance (and any other insurance maintained by the Company or such Collateral Rig Owners): (A) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured , as its interests may appear, without liability for premiums) and (B) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to such Agent and the other Secured Parties and (ii) the Company and/or the applicable Collateral Rig Owner will endeavor to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent; provided, however, such insurance shall be subject to customary cancellation notices for the perils of war and not less than ten (10) day notice to the Collateral Agent for non-payment of premium; and provided further that, in the event that such insurance policies do not state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent, the Company’s insurance broker shall provide the Collateral Agent with a customary broker’s letter of undertaking, which shall include the broker’s undertaking to endeavor to provide such written notice to the Collateral Agent. On the Effective Date and from time to time thereafter to the extent reasonably requested by the Collateral Agent, but no more frequently than once each calendar year, the Company shall deliver certificates evidencing such

Sched. 6.5-1

insurance policies for deposit with the Collateral Agent. The Agents shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements. None of the Agents or their respective successors and assigns shall be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Collateral Rig Owner, the Company, any of the Company’s Subsidiaries or any other Person.

(e) The Company will, and will cause each of the Collateral Rig Owners to, or will cause an Affiliate of the Company to, on behalf of the Company and the applicable Collateral Rig Owners, cause the Collateral Rigs to be insured with insurers or protection and indemnity clubs or associations of the type described in clause (a)(i) of this Schedule 6.5, against the risks indicated below:

(i) marine war risk insurance, including P&I war risk insurance and coverage afforded by the London Blocking and Trapping Addendum (or equivalent) and Missing Vessel Clause (or equivalent), and marine hull and machinery insurance in an amount not less than the lesser of (A) 110% of the total Commitments at such time and (B) 110% of the appraised aggregate fair market value of the Collateral Rigs at such time. The agreed values for hull and machinery required under this clause (c)(i) shall at all times be in an amount not less than 60% of the fair market value of each Collateral Rig, and the remaining hull and machinery insurance required by this clause (c)(i) may be procured as increased value and/or disbursements insurance;

(ii) marine protection and indemnity insurance, or equivalent through primary and excess liability insurance in an amount not less than the lesser of (A) 110% of the total Commitments at such time and (B) 110% of the appraised aggregate fair market value of the Collateral Rigs at such time (including coverage against liability for excess war risk perils, passengers, fines and penalties arising out of the operation of the Collateral Rigs (to the extent insurable and customarily covered for similarly situated insureds), including spillage or leakage, and, where provided by insurers, crew and pollution liability emanating from the Collateral Rigs that is customary for similarly situated insureds and reasonably prudent); provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which the Collateral Rig may be trading from time to time;

(iii) where applicable, workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance as shall be required by applicable law;

(iv) while a Collateral Rig is idle or laid up, at the option of the Company or the applicable Collateral Rig Owner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the relevant Collateral Rig against the usual risks encountered by like Rigs under similar circumstances; and

(v) such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Rig, as well as any insurances required to meet the requirements of the jurisdiction where such Rig is employed with named windstorm coverage exclusions while a Collateral Rig is operating in the Gulf of Mexico.

All insurance maintained under this clause (c) shall be primary insurance without right of contribution against any other insurance maintained by any Agent. The policy of marine and war risk hull and machinery insurance with respect to the Collateral Rigs shall provide that the Collateral Agent shall be named in its capacity as Collateral Agent and as a loss payee and the loss payee clause shall refer to a major casualty amount of $10,000,000, unless otherwise agreed to in writing by any Agent pursuant to an assignment of insurances or other agreement. Any such entry in a marine and war risk protection and indemnity club with respect to the Collateral Rigs shall note the interest of the Collateral Agent.

Sched. 6.5-2

(f) The Collateral Agent, for the benefit of the Secured Parties, shall be entitled to obtain mortgagees’ interest insurance and/or extended mortgagee’s interest additional perils pollution insurance covering an amount not less than 110% of the aggregate outstanding principal of the Loans at such time, on terms reasonably satisfactory to the Collateral Agent, which insurance coverage shall be placed by the Collateral Agent for the Company’s account and expense.

(g) The Company will, or will cause each Collateral Rig Owner to, or will cause an Affiliate of the Company to, on behalf of the Company and the applicable Collateral Rig Owner, (x) furnish to the Collateral Agent (i) copies of all certificates of insurance, (ii) upon the reasonable request of the Required Lenders, copies of all policies, binders, and cover notes of the insurances required under this Schedule 6.5, and (iii) a summary prepared and signed by its insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Collateral Rigs, and (y) use commercially reasonable efforts to cause its insurance broker to provide a combined customary broker’s letter of undertaking (in a form reasonably acceptable to the Collateral Agent). The Company will, or will cause each of the Collateral Rig Owners to, or will cause an Affiliate of the Company to, on behalf of the Company and the applicable Collateral Rig Owner, endeavor to cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in clause (c)(ii) of this Schedule 6.5 or the underwriters thereof to agree to provide the Collateral Agent with such information as to such insurances as the Collateral Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium via certificates of insurance and/or customary letters of undertaking.

(h) Unless the Collateral Agent has given notice to the underwriters of the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Collateral Rigs payable under any insurance shall be payable to the Company, the applicable Collateral Rig Owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Collateral Rigs shall be made to the Collateral Agent for distribution in accordance herewith (it being understood that the foregoing provisions shall be endorsed to the relevant insurance policies by way of notice of assignments and loss payable clauses executed in accordance with the Assignment of Insurances, as applicable), unless the Collateral Agent has given written consent to the underwriter to make payments to other parties.

(i) The Company will not, and will not permit any Collateral Rig Owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Schedule 6.5 may be suspended, impaired or cancelled, and will not permit or allow any Collateral Rig to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and obtained the written consent of the Collateral Agent or insured the relevant Collateral Rig by additional coverage to extend to such voyages and operational risks, as the case may be.

(j) If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise to any insurance claim with respect to any Collateral Rig with respect to which any underwriter proposes to pay less on any claim than the amount thereof.

(k) If the Company or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Schedule 6.5 with respect to the Collateral Rigs, then the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Company agrees to reimburse such Agent for all reasonable costs and expenses of procuring such insurance, including premiums paid in connection therewith.

Sched. 6.5-3

(l) Notwithstanding anything to the contrary in this Schedule 6.5, the Company and any Restricted Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition or for so long as and to the extent such self-insurance is reasonable and prudent given the insured’s business, properties and loss history, applicable governmental requirements, and applicable customary industry practices, in each case as they change from time to time, and the requirements set forth in this Schedule 6.5 shall be subject to self-insured retentions and deductibles, as applicable, with such deductibles as shipowners engaged in the same or similar business and similarly situated would deem commercially prudent under the circumstances. Notwithstanding anything to the contrary in this Schedule 6.5, neither the Company nor its Material Subsidiaries shall be required to procure and maintain any insurance otherwise required by this Schedule 6.5 if such insurance is not commercially reasonably available in the commercial insurance market; provided, however, that in such event, the Company and its Material Subsidiaries, as applicable, shall be required to maintain insurance that, in the opinion of the Company, is prudent based upon commercially reasonably available insurance.

(m) Upon the request of the Collateral Agent (at the direction of the Required Lenders), the Company will, or will cause each Collateral Rig Owner to, or will cause an Affiliate of the Company to, on behalf of the Company and the applicable Collateral Rig Owner, do all things necessary, proper, and desirable, and execute and deliver all documents and instruments, to enable the Collateral Agent to collect or recovery any moneys to become due in respect of the insurance required pursuant to this Schedule 6.5.

Sched. 6.5-4

SCHEDULE 6.16

POST-CLOSING MATTERS

Notwithstanding anything to the contrary in any Credit Document, to the extent not executed and/or delivered on the Effective Date, the Credit Parties shall, as promptly as practicable but in any event within forty-five (45) days of the Effective Date (or such later date agreed to by the Administrative Agent):

1.

Deliver any original stock certificates representing Equity Interests and other original possessory collateral, as applicable, pledged or mortgaged as Collateral as of the Effective Date, in each case, accompanied by original undated stock powers or endorsements (or other appropriate instruments of transfer) executed in blank.

2.

Execute and deliver required Account Control Agreements with respect to all U.S. deposit accounts, U.S. securities accounts and U.S. commodity accounts of the Credit Parties as of the Effective Date that are not Excluded Accounts at such time.

3.	Execute, deliver and record (if applicable) required short-form copyright, patent and trademark intellectual property security agreements.

4.	Use commercially reasonable efforts to cause their insurance broker to provide a combined customary broker’s letter of undertaking (in a form reasonably acceptable to the Collateral Agent).

5.

Deliver a summary prepared and signed by its insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Collateral Rigs.

Sched. 6.15-1

SCHEDULE 7.12

ACCEPTABLE FLAG JURISDICTIONS

1.	Commonwealth of The Bahamas

2.	Republic of Liberia

3.	Republic of Malta

4.	Republic of Panama

5.	Republic of the Marshall Islands

6.	Republic of Vanuatu

7.	United States of America

8.	Kingdom of Saudi Arabia, solely with respect to:

a.

Flag jurisdiction of any Specified Rig in accordance with clause (s) of the definition of “Asset Sale” in the Credit Agreement, in any such case, to the extent and for so long as such flag jurisdiction is required for such Specified Rig in order to comply with local jurisdictional requirements or customs in connection with a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Specified Rig; and

b.	Bareboat registration, temporary registration or a temporary re-flagging (or equivalent) of any Rig, subject to Section 7.12(a) of the Credit Agreement

9.

Federative Republic of Brazil, solely with respect to any bareboat registration, temporary registration or a temporary re-flagging (or equivalent) of any Rig, subject to Section 7.12(a) of the Credit Agreement

Sched. 7.12-1

EXHIBIT 1.1

FORM OF COLLATERAL RIG MORTGAGE

[attached.]

Exhibit 1.1 -1

Exhibit 1.1

[FORM OF] FIRST PREFERRED FLEET MORTGAGE

This FIRST PREFERRED FLEET MORTGAGE (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Mortgage”), dated the [•] day of [•], 202[•], is by [•], a [•] formed and existing under the laws of [•] [and duly qualified as a foreign maritime entity under the laws of [•]], with offices located at [•] (the “Collateral Rig Owner”), in favor of JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as collateral agent and security trustee (in such capacities, together with any successor in such capacities pursuant to the Credit Agreement (as defined below), the “Collateral Agent”) and as mortgagee for the Secured Parties (in such capacity as Collateral Agent and mortgagee, together with any successor mortgagee pursuant to the Credit Agreement, the “Mortgagee”), with offices at 500 Stanton Christiana Road, Newark, Delaware 19713-2107. Unless indicated otherwise, capitalized terms used but not defined herein, but which are defined in the Guaranty and Collateral Agreement (as defined below), either directly or by reference to another agreement, shall have the meanings specified in the Guaranty and Collateral Agreement.

WHEREAS, the Collateral Rig Owner is the sole owner of the whole of the Rig[s] identified and described on Schedule 1 attached hereto ([each, a “Rig” and together,] the “Rig[s]”), which Rigs have been duly documented under the laws and flag of the Republic of Liberia in the name of the Collateral Rig Owner;

WHEREAS, this First Preferred Fleet Mortgage is executed pursuant to and in accordance with Section 4.1(a) of that certain Senior Secured Revolving Credit Agreement, dated as of February 5, 2021, a copy of which, without schedules or exhibits, is attached hereto as Exhibit A (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Noble Finance Company, an exempted company incorporated in the Cayman Islands with limited liability (together with its successors and permitted assigns, the “Company”), Noble International Finance Company, an exempted company incorporated in the Cayman Islands with limited liability, the banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”), and JPMorgan, as administrative agent for the Lenders (in such capacity, together with any successor in such capacity, the “Administrative Agent”) and the Collateral Agent;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to the Company and/or any other Borrower under the Credit Agreement, and certain other Secured Parties may from time to time provide certain services and other financial accommodations to the Company and its Subsidiaries in connection with the Specified Cash Management Obligations, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and/or any Restricted Subsidiary may from time to time enter into one or more Specified Swap Agreements (as defined in the Credit Agreement) (the holders of any Specified Swap Agreement Obligations, in such capacity, the “Specified Swap Agreement Providers”), pursuant to which the Company and/or any Restricted Subsidiary party thereto and such Specified Swap Agreement Provider or Specified Swap Agreement Providers may enter into hedging transactions to, among other things, protect against or benefit from fluctuations in interest rates;

WHEREAS, the Company is a member of an affiliated group of companies that includes the Collateral Rig Owner;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Company or any other Borrower to make valuable transfers to the Collateral Rig Owner in connection with the operation of its businesses;

WHEREAS, the Company and the Collateral Rig Owner are engaged in related businesses, and the Collateral Rig Owner will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement and the Specified Swap Agreements and services in connection with the Specified Cash Management Obligations;

WHEREAS, it is a condition precedent to (a) the obligation of the Lenders and Issuing Banks to make their respective extensions of credit to the Company and the other Borrowers under the Credit Agreement and (b) the performance of certain other Secured Parties of their obligations in connection with the Specified Swap Agreements and the Specified Cash Management Obligations that the Collateral Rig Owner shall have executed and delivered this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, the Collateral Rig Owner, together with the other grantors party thereto, and JPMorgan, as collateral agent, have entered into that certain Guaranty and Collateral Agreement dated as of February 5, 2021, a copy of which, without schedules or exhibits, is attached hereto as Exhibit B (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”);

WHEREAS, the Collateral Rig Owner has agreed to execute and deliver this Mortgage to secure (collectively, the “Obligations”) (a) its obligations under the Guaranty and Collateral Agreement, which include, inter alia, (i) the obligations and liabilities in respect of a revolving credit facility in the aggregate principal amount of up to Six Hundred Seventy-Five Million and No/100 United States Dollars (U.S. $675,000,000.00) (as such amount may decrease in accordance with the terms of the Credit Agreement), (ii) all Specified Swap Agreement Obligations (other than Excluded Swap Obligations), (iii) all Specified Cash Management Obligations, and (iv) interest and premiums, if any, in respect of any of the foregoing; and (b) the performance and observance of and compliance with all the covenants, terms, and conditions in the Guaranty and Collateral Agreement, the Credit Agreement, this Mortgage, and any other Credit Document contained, expressed, or implied, to be performed, observed, and complied with by or on the part of the Collateral Rig Owner;

WHEREAS, the Collateral Agent and the other parties party thereto are party to the Second Lien Intercreditor Agreement (as defined in the Credit Agreement), a copy of which is attached hereto as Exhibit C (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”); and

WHEREAS, the Collateral Rig Owner has authorized the execution and delivery of this Mortgage under and pursuant to the provisions of Chapter 3 of Title 21 of the Liberian Code of Laws of 1956, Series 2018 (as amended and in effect from time to time, the “Liberian Maritime Law”);

2

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, and in order to secure the payment and performance of the Obligations, the Collateral Rig Owner hereby covenants and agrees with the Mortgagee for the benefit of the Secured Parties as follows:

ARTICLE I.

Obligations and Granting Clause

Section 1. Security for Obligations and Related Covenants.

(a) This Mortgage is given as security for the Obligations. The Collateral Rig Owner acknowledges that it is justly indebted under the Guaranty and Collateral Agreement and the other Credit Documents to which it is a party. The Collateral Rig Owner hereby covenants and agrees to pay when due the Obligations, and to comply with the covenants, terms, and conditions herein and in the other Credit Documents, expressed or implied on its part to be observed, performed, or complied with.

(b) The security created by this Mortgage shall be held by the Mortgagee as continuing security for the payment and performance of the Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured, other than upon Facility Termination.

Section 2. Granting Clause.

In consideration of the premises and the additional covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and, for the purpose of securing as a priority in favor of the Mortgagee, for the benefit of the Secured Parties, the due and punctual payment and performance of the Obligations, the Collateral Rig Owner has granted, conveyed, mortgaged, pledged, assigned, transferred and confirmed, and by these presents does grant, convey, mortgage, pledge, assign, transfer, and confirm, unto the Mortgagee, for the benefit of the Secured Parties, and its permitted successors and assigns, the whole (100%) of each Rig, including, without limitation, all of the boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings, equipment, spare parts, and all other appurtenances (including without limitation any cranes, drilling masts, rotary tables, substructures, draw work, engines, pumps, blowout prevention equipment, drill pipe, and drill bits) thereunto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not and also any and all additions, improvements, renewals, and replacements hereafter made in or to each Rig or any part thereof, including all items and appurtenances aforesaid (each such Rig, together with all of the foregoing thereunto appertaining or belonging to such Rig, being referred to herein as a “Collateral Rig” and, together, as the “Collateral Rigs”).

TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its permitted successors and assigns, to its and to its permitted successors’ and assigns’ own use and benefit forever.

3

PROVIDED, ONLY, and the conditions of these presents are such that, upon the occurrence of the Facility Termination, or upon such earlier date on which this Mortgage is to be released pursuant to Section 11.30 of the Credit Agreement, then these presents and the rights of the Mortgagee under this Mortgage shall cease and terminate and the security interest hereby created shall be released and, in such event, the Mortgagee agrees by accepting this Mortgage, upon the written request of and at the expense of the Collateral Rig Owner, to execute all such documents as the Collateral Rig Owner may reasonably require to discharge this Mortgage under the Liberian Maritime Law; otherwise to be and remain in full force and effect.

The Collateral Rig Owner for itself, its successors and assigns, hereby covenants, declares, and agrees with the Mortgagee and its permitted successors and assigns that the Collateral Rigs are to be held subject to the further covenants, conditions, terms, and uses hereinafter set forth.

ARTICLE II.

Representations, Warranties, and Covenants of the Collateral Rig Owner

The Collateral Rig Owner represents, warrants, covenants, and agrees with the Mortgagee as follows:

Section 1. The Collateral Rig Owner is a limited liability company formed and existing under the laws of Switzerland. The Collateral Rig Owner has full power and authority to own and mortgage the Collateral Rigs, and all organizational actions necessary and required by law for the execution and delivery of this Mortgage have been duly and effectively taken. This Mortgage is and will be the legal, valid, and binding obligation of the Collateral Rig Owner enforceable in accordance with its terms, subject as to enforcement only to debtor relief, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. All necessary consents and approvals for entering into and performance of this Mortgage have been duly obtained or given and the entering into and performance of this Mortgage does not and will not contravene the terms of or constitute a default under (with or without giving of notice or lapse of time or both) any material agreement, instrument, or document to which the Collateral Rig Owner is a party or by which it or its property are bound or affected. The Collateral Rig Owner is, and shall so remain until this Mortgage is discharged, a duly qualified foreign maritime entity in good standing under the Liberian Maritime Law and fully qualified to own and operate Liberian-flagged vessels documented under the Liberian Maritime Law. Except as otherwise permitted hereunder, the Collateral Rig Owner shall remain qualified to document the Collateral Rigs in its name as owner under the Liberian Maritime Law.

Section 2. In the event of any conflict or inconsistency between this Mortgage and any provisions of the Credit Agreement, the Guaranty and Collateral Agreement, or any other Credit Document, the provisions of this Mortgage shall prevail. The Obligations payable hereunder are in U.S. Dollars and the term “$” when used herein shall mean such U.S. Dollars. Notwithstanding fluctuations in the value or rate of U.S. Dollars in terms of gold or any other currency, all payments hereunder or otherwise in respect of the Obligations shall be payable in terms of U.S. Dollars when due and in U.S. Dollars when paid, whether such payment is made before or after the due date.

4

Section 3. The Collateral Rig Owner will cause (and hereby authorizes the Mortgagee to cause) this Mortgage to be duly recorded in accordance with the Liberian Maritime Law, and will otherwise comply with and satisfy all of the provisions of the Liberian Maritime Law in order to establish and maintain this Mortgage as a legal, valid, and enforceable first priority preferred mortgage lien (subject only to Permitted Liens (as defined in the Credit Agreement)) thereunder upon the Collateral Rigs and upon all renewals, replacements, and improvements made in or to the same for the amount of the Obligations.

Section 4. Neither the Collateral Rig Owner, nor any charterer, the master of any Collateral Rig, or any other person has or shall have any right, power, or authority to create, incur or permit to be placed or imposed or continued upon a Collateral Rig any lien whatsoever other than Permitted Liens.

Section 5. The Collateral Rig Owner will place and keep prominently displayed on each Collateral Rig a framed printed notice in plain type reading as follows:

“NOTICE OF MORTGAGE”

“This Rig (as defined in the Mortgage) is covered by a First Preferred Fleet Mortgage (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Mortgage”) in favor of JPMorgan Chase Bank, N.A., as Collateral Agent, Security Trustee and Mortgagee, under Chapter 3 of Title 21 of the Liberian Code of Laws Revised. Under the terms of said Mortgage, neither the owner, nor any charterer, the master of this Rig, or any other person has any right, power, or authority to create, incur, or permit to be imposed upon this Rig any other lien whatsoever except Permitted Liens (as defined in the Mortgage).”

Section 6. The Collateral Rig Owner lawfully owns and is lawfully possessed of each Collateral Rig free and clear of all liens, mortgages, taxes, and encumbrances except Permitted Liens, and the Collateral Rig Owner does and will warrant and defend the title and possession thereof and to every part thereof for the benefit of the Mortgagee against the claims and demands of all Persons whomsoever. The Collateral Rig Owner shall not transfer ownership of any Collateral Rig, except to the extent expressly permitted by the Credit Agreement.

Section 7. To the extent provided for in any Credit Document and subject to Article IV, Section 5 hereof, this Mortgage shall extend to and constitute a first priority preferred lien upon, and the Collateral Rig Owner hereby grants the Mortgagee a security interest in, proceeds resulting from or relating to any Disposition (as defined in the Credit Agreement) in respect of each Collateral Rig as security for the Obligations.

Section 8. The Collateral Rig Owner will pay and discharge when due and payable, from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on any Collateral Rig or any income therefrom (other than any of the foregoing (i) which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or (ii) which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect or give rise to a lien on any Collateral Rig that is not a Permitted Lien).

5

Section 9. If a libel or complaint is filed against a Collateral Rig or a Collateral Rig is otherwise attached, levied upon, seized, or taken into custody by virtue of any legal proceeding in any court, tribunal, or governmental authority (de jure or de facto) or if a Collateral Rig suffers a material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect), the Collateral Rig Owner will promptly notify the Collateral Agent thereof in accordance with Section 11.8 of the Credit Agreement and, in the case of any such libel, attachment, or seizure, within thirty (30) days will cause any such Collateral Rig to be released and all liens thereon other than this Mortgage and any Permitted Liens to be discharged, will cause a certificate of discharge to be recorded in the case of any recording of a notice of claim of lien, and will promptly notify the Mortgagee thereof in the manner aforesaid.

Section 10. The Collateral Rig Owner further covenants and undertakes at all times until the termination of this Mortgage:

(a) To insure and keep each Collateral Rig insured or cause or procure each Collateral Rig to be insured and to be kept insured at no expense to the Mortgagee as provided in the Credit Agreement;

(b) To keep each Collateral Rig in a good and efficient state of repair so as to maintain its present class with the American Bureau of Shipping (or such other classification society of like standing) and so as to comply in all material respects with the provisions of all laws, regulations, and requirements (statutory or otherwise) from time to time applicable to vessels or rigs of a similar type and which are registered under the Liberian Maritime Law, including, without limitation, to obtain all necessary documentation pursuant to, and to comply in all material respects with the provisions of, the International Safety Management Code and the International Ship and Port Facility Security Code, as applicable;

(c) To submit or cause each Collateral Rig to be submitted to such periodical or other surveys as may be required for classification purposes and to supply the Mortgagee upon reasonable request copies of all currently available material survey reports and class certificates issued in respect thereof;

(d) Not to employ or suffer the employment of any Collateral Rig in any trade or business which is forbidden by applicable law or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation or to destruction, seizure, or confiscation and, in event of hostilities in any part of the world (whether war be declared or not), not to employ or suffer the employment of any Collateral Rig in carrying any contraband goods or, except as otherwise provided in the Credit Agreement, to enter or trade in or to continue to trade in any zone after it is declared a war zone by any government or by any Collateral Rig’s war risk insurers;

(e) Not to sell, transfer, convey, abandon, or otherwise dispose of any Collateral Rig or any interest therein, unless expressly permitted by the Credit Agreement.

6

(f) To promptly furnish or to cause to promptly be furnished to the Mortgagee, to the extent not prohibited by any obligation of confidentiality, all such information as the Mortgagee may from time to time reasonably request regarding each Collateral Rig, its employment, position and engagements, and copies of all charters or other contracts for its employment or otherwise howsoever pertaining to each Collateral Rig;

(g) Subject to the limitations set forth in Section 8.4 of the Guaranty and Collateral Agreement and Section 11.14 of the Credit Agreement, to pay promptly to the Mortgagee all moneys (including reasonable fees and expenses of counsel) whatsoever which the Mortgagee shall or may expend or become liable for, in or about the protection, maintenance, or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder;

ARTICLE III.

Events of Default and Remedies

Section 1. The occurrence and continuation of an “event of default” under the Credit Agreement shall constitute an “Event of Default” under this Mortgage.

Upon the occurrence and during the continuance of any Event of Default, the security constituted by this Mortgage shall become immediately enforceable in accordance with the terms of the Credit Agreement and, without limitation, the enforcement remedies specified in this Mortgage, the Guaranty and Collateral Agreement, the Credit Agreement or any other Credit Document can be exercised in accordance with the terms thereof irrespective of whether or not the Administrative Agent has exercised the right of acceleration under the Credit Agreement or any of the other Credit Documents and the Mortgagee shall have the right, for the benefit of the Secured Parties, to:

(a) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of the Liberian Maritime Law or the laws of any other jurisdiction where a Collateral Rig may be found;

(b) bring suit at law, in equity, or in admiralty, as it may be advised, to recover judgment for the Obligations;

(c) take and enter into possession of any Collateral Rig, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Collateral Rig Owner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of any such Collateral Rig;

(d) without being responsible for loss or damage (except to the extent such loss or damage results from the Mortgagee’s gross negligence, willful misconduct, violation of law, or willful breach of its obligations hereunder, as determined by a court of competent jurisdiction in a final non-appealable judgment), the Mortgagee may hold, lay up, lease, charter, operate or otherwise use any Collateral Rig for such time and upon such terms as it may deem to be for its best advantage, and demand, collect, and retain all day rates, hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of any Collateral Rig or in respect of

7

any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of any Collateral Rig and charging upon all receipts from the use of such Collateral Rig or from the sale thereof by court proceedings or, pursuant to subsection (e) below, all costs, expenses, charges, damages or losses by reason of such use, provided that the Mortgagee shall provide the Collateral Rig Owner with a final accounting; and if at any time the Mortgagee shall avail itself of the right herein given it to take any of the Collateral Rigs, the Mortgagee shall have the right to dock any Collateral Rig, for a reasonable time at any dock, pier or other premises of the Collateral Rig Owner without charge, or to dock it at any other place at the cost and expense of the Collateral Rig Owner;

(e) sell any Collateral Rig, at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may deem advisable, free from any claim by the Collateral Rig Owner in admiralty, in equity, at law or by statute, at public or private sale, by sealed bids or otherwise, by mailing, by air or otherwise, notice of such sale, whether public or private, addressed to the Collateral Rig Owner at its last known address, fourteen (14) days prior to the date fixed for entering into the contract of sale; the sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing any such Collateral Rig to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at any sale. The Collateral Rig Owner agrees that any sale made in accordance with the terms of this paragraph shall be deemed made in a commercially reasonable manner insofar as it is concerned;

(f) in the event that the provisions relating to the maintenance of insurance on the Collateral Rigs under any Credit Document shall not be complied with, the Mortgagee may cure any such non-compliance, including, without limitation, to effect and thereafter to replace, maintain, and renew all such insurances on any such Collateral Rig, at the Collateral Rig Owner’s sole cost and expense;

(g) in the event that the provisions of Sections 10(b) and (c) of Article II of this Mortgage shall not be complied with, the Mortgagee may, as often as may be necessary, arrange for the carrying out of such repairs, changes, and/or surveys as Mortgagee deems reasonably expedient or necessary in order to procure compliance with such provisions, at the Collateral Rig Owner’s sole cost and expense;

(h) require that all policies, contracts, certificates of entry and other records relating to the insurance with respect to any Collateral Rig, including, but not limited to, those required by Section 6.5 of the Credit Agreement and described in Schedule 6.5 thereto (the “Insurances”) (including details of and correspondence concerning outstanding claims) be forthwith delivered to the Mortgagee; and

(i) collect, recover, compromise, and give a good discharge for any and all monies and claims for monies then outstanding or thereafter arising under the Insurances or in respect of the earnings or any requisition compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor.

8

Section 2. Any sale of a Collateral Rig made in pursuance of, and in accordance with, this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title, and interest of any nature whatsoever of the Collateral Rig Owner therein and thereto, and shall bar any claim from the Collateral Rig Owner, its successors and assigns, and all persons claiming by, through, or under it. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In case of any such sale, the Mortgagee, if it is the purchaser, shall be entitled for the purpose of making settlement or payment for the property purchased to use and apply the Obligations in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale to the Mortgagee after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Obligations. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

Section 3. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Collateral Rig Owner, upon the happening and during the continuance of any Event of Default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and in behalf of the Collateral Rig Owner, a good conveyance of the title to any Collateral Rig so sold. In the event of any sale of a Collateral Rig, under any power herein contained, the Collateral Rig Owner will, if and when required by the Mortgagee, execute such form of conveyance of any such Collateral Rig as the Mortgagee may direct or approve.

Section 4. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Collateral Rig Owner upon the happening and during the continuance of any Event of Default, in the name of the Collateral Rig Owner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all day rates, freight, hire, earnings, issues, revenues, income, and profits of each Collateral Rig and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening and during the continuance of any Event of Default in respect of any Collateral Rig, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Collateral Rig Owner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Collateral Rig Owner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

Section 5. Whenever any right to enter and take possession of a Collateral Rig accrues to the Mortgagee as a result of the occurrence and continuance of an Event of Default, it may require the Collateral Rig Owner to deliver, and the Collateral Rig Owner shall on demand, at its own cost and expense, deliver to the Mortgagee any such Collateral Rig to a location designated by the Mortgagee as demanded. If the Mortgagee shall be entitled to take any legal proceedings to enforce any right under this Article III, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of any such Collateral Rig and of the day rates, freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

9

Section 6. To the extent the Collateral Rig Owner does not so appear, upon the occurrence and continuance of an Event of Default, the Collateral Rig Owner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Collateral Rig Owner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against a Collateral Rig because of or on account of any alleged lien (except for Permitted Liens) against any such Collateral Rig from which such Collateral Rig has not been released, and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Collateral Rig Owner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

Section 7. In the event the Mortgagee shall be entitled to exercise any of its remedies under this Article III, upon the occurrence and continuance of an Event of Default, the Mortgagee shall have the right to commence proceedings in the courts of any country having competent jurisdiction and, in particular, the Mortgagee shall have the right to arrest and take against any Collateral Rig and any appurtenant property thereto at whatever place any such Collateral Rig shall be found lying. For purposes of the foregoing, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the master of any such Collateral Rig (or upon anyone acting as the master) and such service shall be deemed good service on the Collateral Rig Owner for all purposes.

Section 8. Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. The Mortgagee shall not be required or bound to enforce any of its rights under any of the other Credit Documents prior to enforcing its rights under this Mortgage. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any default as above defined shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Obligations maturing after any Event of Default or of any payment on account of any past default be construed to be a waiver of any right to exercise its remedies due to any future Event of Default or of any past Event of Default not completely cured thereby. No consent, waiver or approval of the Mortgagee shall be deemed to be effective unless in writing and duly signed by authorized signatories of the Mortgagee; any waiver by the Mortgagee of any of the terms of this Mortgage or any consent given under this Mortgage shall only be effective for the purpose and on the terms which it is given and shall be without prejudice to the right to give or withhold consent in relation to future matters (which are either the same or different).

10

Section 9. If at any time after an Event of Default and prior to the actual sale of a Collateral Rig by the Mortgagee or prior to any enforcement or foreclosure proceedings the Collateral Rig Owner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest with respect to the Collateral Rig Owner’s obligations as provided herein or in the Credit Agreement as set forth therein, then the Mortgagee may accept such offer and payment and restore the Collateral Rig Owner to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.

Section 10. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Collateral Rig Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 11.

(a) The proceeds of any sale or other disposition of a Collateral Rig and the net earnings of any charter operation or other use of a Collateral Rig and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided for, shall be applied in the manner provided in Section 8.7 of the Credit Agreement.

(b) To the extent the proceeds of the sale of a Collateral Rig are not sufficient to pay the aggregate amount of the Obligations, any Person liable for the Obligations (including without limitation, the Collateral Rig Owner and the Guarantors to the extent such Persons are liable) shall remain jointly and severally liable for such deficiency (subject to any express limitations applicable to such Person pursuant to any Credit Document). Without limiting the generality of the foregoing, the rights and remedies of the Mortgagee under this Mortgage and the other agreements, documents and instruments securing or guarantying any of the Obligations shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any right or remedy.

Section 12. Until one or more Events of Default shall have happened and be continuing, the Collateral Rig Owner, subject to the terms and conditions of the Credit Agreement, shall be (a) suffered and permitted to retain actual possession and use of the Collateral Rigs and (b) shall have the right, from time to time in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances (including without limitation any cranes, drilling masts, rotary tables, substructures, draw work, engines, pumps, blowout prevention equipment, drill pipe, and drill bits) of any Collateral Rig that are no longer useful, necessary, profitable or advantageous in the operation of any such Collateral Rig or as otherwise permitted by the Credit Agreement, first or simultaneously replacing the same by new or replacement boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances, as applicable, of comparable suitability to the Collateral Rig Owner, which shall forthwith become subject to the lien of this Mortgage.

11

ARTICLE IV.

Sundry Provisions

Section 1. All of the covenants, promises, stipulations and agreements of the Collateral Rig Owner contained in this Mortgage shall bind the Collateral Rig Owner and its successors and assigns and shall inure to the benefit of the Mortgagee and its permitted successors and assigns. In the event of any assignment or transfer of this Mortgage by the Mortgagee in accordance with the terms hereof and the terms of the Credit Agreement, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such permitted assignee or transferee.

Section 2. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

Section 3. Any notice or other communication to be given pursuant hereto shall be in the manner provided in Section 8.2 of the Guaranty and Collateral Agreement and addressed as provided therein.

Section 4. Except as provided in Section 5 of this Article IV, no amendment or waiver of or consent to any departure from any provision of this Mortgage shall be effective unless it is in writing and signed by the Mortgagee and the Collateral Rig Owner. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals under Section 11.12 of the Credit Agreement, including, without limitation, the approvals of the requisite percentage of Lenders under the Credit Agreement, if applicable.

Section 5.

(a) Upon the occurrence of the Facility Termination, this Mortgage and the security interest created hereby shall automatically terminate and be released and discharged in full (provided that all contingent indemnification obligations set forth in Section 8.4 of the Guaranty and Collateral Agreement shall survive any such termination), and the Mortgagee, at the request and expense of the Collateral Rig Owner, will execute and deliver to the Collateral Rig Owner a proper instrument or instruments acknowledging the satisfaction and termination of this Mortgage, and will duly release (without recourse and without any representation or warranty) the Collateral Rigs, together with any monies at the time held by the Mortgagee or any of its sub-agents hereunder.

(b) The Mortgagee shall, without the need for any further action by any Person, release any Lien on the Collateral Rigs as provided in Section 11.30 of the Credit Agreement.

12

(c) The Mortgagee shall have no liability whatsoever to any other Secured Party as the result of any release of, or subordination of any lien on, any Collateral Rig in accordance with this Section 5 of Article IV or in accordance with the Credit Agreement. In the case of any release or subordination described in this Section, the Mortgagee shall, at the Collateral Rig Owner’s expense, promptly execute and deliver to the Collateral Rig Owner such documents as the Collateral Rig Owner or the Company may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the Collateral Rig Owner or the Company to effect the foregoing.

Section 6. The Mortgagee shall not incur any liability for not performing any act or fulfilling any duty, obligation, or responsibility hereunder by reason of any occurrence beyond the control of the Mortgagee that prevents the Mortgagee from performing such act or fulfilling such duty, obligation, or responsibility hereunder (including but not limited to any act or provision of any present or future law or regulation of any governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, epidemic, pandemic, any act of terrorism, or the unavailability of the Federal Reserve Bank wire, facsimile, or other wire or communication facility).

Section 7. The Mortgagee shall not be required or responsible:

(a) to record, register, document, file, perfect, protect, maintain, or renew any security interest in a Collateral Rig or this Mortgage, and it is understood for the avoidance of doubt that the Collateral Rig Owner shall be solely responsible for any and all of the foregoing; or

(b) to monitor, observe, oversee, or investigate the operations, status, or activities of a Collateral Rig or the Collateral Rig Owner’s compliance and performance with any of the terms, conditions, covenants, and agreements set forth in this Mortgage.

Section 8. The Recitals Clauses and the Granting Clause of this Mortgage are incorporated in and are made a part of this Mortgage.

Section 9. For the purpose of recording this First Preferred Fleet Mortgage as required by the Liberian Maritime Law, the parties have agreed that this Mortgage is made “pursuant to agreement” within the meaning of Section 106A(3) of Chapter 3 of Title 21 of the Liberian Maritime Law. For purposes of said Section 106A(3), the agreed-upon maximum amount of the direct and contingent obligations (representing all of the debts and obligations arising or that may arise under the Credit Agreement, the Guaranty and Collateral Agreement, any other Credit Documents, the Specified Swap Agreements, and any Specified Cash Management Obligations) that is or may become secured by this Mortgage is the aggregate amount of One Billion Three Hundred Fifty Million and No/100 United States Dollars (USD $1,350,000,000) under the Credit Agreement, the Guaranty and Collateral Agreement, any other Credit Documents, the Specified Swap Agreements, and any Specified Cash Management Obligations, plus interest, expenses, and fees. The discharge amount is the same as the total amount. The termination date is July 31, 2025.

13

Section 10. THIS FIRST PREFERRED FLEET MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LIBERIAN MARITIME LAW AND, ONLY TO THE EXTENT NOT ADDRESSED THEREBY, THE LAWS OF THE STATE OF NEW YORK.

Section 11. Further Assurances. To the extent provided by Section 6.13(a) of the Credit Agreement, the Collateral Rig Owner shall execute and do all such assurances, acts and things as the Mortgagee, or any receiver in its reasonable discretion may require for:

(a) perfecting or protecting the security created (or intended to be created) by this Mortgage; or

(b) preserving or protecting any of the rights of the Mortgagee under this Mortgage (or any of them); or

(c) ensuring that the security constituted by this Mortgage and the covenants and obligations of the Collateral Rig Owner under this Mortgage shall inure to the benefit of permitted assignees of the Mortgagee (or any of them); or

(d) facilitating the appropriation or realization of a Collateral Rig or any part thereof and enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

(e) the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage, in any such case, forthwith upon demand by the Mortgagee and at the expense of the Collateral Rig Owner.

Section 12.

(a) If any provision of this Mortgage should be deemed invalid or shall be deemed to affect adversely the first preferred status of this Mortgage under any applicable law, such provision shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect, and the Collateral Rig Owner agrees that it will promptly execute and deliver such other and further agreements, documents and instruments and do such things as the Mortgagee in its reasonable discretion may deem to be necessary to carry out the true intent of this Mortgage.

(b) Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the first preferred status or lien priority of this Mortgage and that, if any provision or portion thereof herein shall be construed to waive the first preferred status or lien priority of this Mortgage, then such provision to such extent shall be void and of no effect.

(c) In acting hereunder, the Mortgagee shall be entitled to all of the rights, benefits and indemnities conferred to it as Collateral Agent and Security Trustee under Article 10 of the Credit Agreement.

(d) It is understood and agreed that the use of the term “security trustee” herein or in any other Credit Documents (or any other similar term) with reference to the Mortgagee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law with respect to any Secured Party, the Collateral Rig Owner, or any Guarantor. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Nothing in the Credit Documents constitute the Security Trustee as an agent, trustee or fiduciary of the any Secured Party, the Collateral Rig Owner, or any Guarantor. The Security Trustee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing. The Security Trustee’s duties under the Credit Documents are solely mechanical and administrative in nature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14

IN WITNESS WHEREOF, the Collateral Rig Owner has caused this First Preferred Fleet Mortgage to be duly executed the day and year first above written.

[•]

By:
Name:
Title:

[Signature Page to First Preferred Fleet Mortgage]

ACKNOWLEDGEMENT

[to be replaced with Form of Acknowledgment of Liberian Special Agent]

Schedule 1 TO

FIRST PREFERRED FLEET MORTGAGE

NAME	OFFICIAL NUMBER

EXHIBIT A TO

FIRST PREFERRED FLEET MORTGAGE

Credit Agreement

[See attached.]

EXHIBIT B TO

FIRST PREFERRED FLEET MORTGAGE

Guaranty and Collateral Agreement

[See attached.]

EXHIBIT C TO

FIRST PREFERRED FLEET MORTGAGE

Intercreditor Agreement

[See attached.]

EXHIBIT 2.3

FORM OF BORROWING REQUEST

_____________, ____

JPMorgan Chase Bank, N.A., as Administrative Agent

JPM Loan & Agency Services

500 Stanton Christiana Road

NCC 5, 1st Floor

Newark, DE 19713-2107

Attn: Andrew Katella

Phone: (302) 634-8193

Email: andrew.katella@jpmorgan.com

Re:

Senior Secured Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), each Issuing Bank from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement. Capitalized terms used in this Borrowing Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.

I.	NEW BORROWINGS

The Company hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that the Company, on behalf of the Borrower identified below, requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Borrower
(B) Type[1]
(C) Date of Borrowing (which must be a Business Day)
(D) Funds are requested to be disbursed to the following account:
Bank Name:
Bank Address:
Account Number:
(E) Principal Amount of Borrowing[2]
(F) Interest Period[3]

[1]	Specify whether Eurodollar Borrowing or Base Rate Borrowing.
[2]	Not less than $1,000,000 (for Base Rate Borrowing) or $2,500,000 (for Eurodollar Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple.
[3]	For Eurodollar Loans only, selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and shall not extend beyond the Scheduled Commitment Termination Date.

Exhibit 2.3-1

II.	CONTINUATIONS AND CONVERSIONS OF BORROWINGS

The Company requests the following outstanding Borrowing comprised of Eurodollar Loans be continued or converted to Borrowing(s) comprised of Base Rate Loans, as follows:

(A)	Borrower of the applicable Borrowing(s)
(B)	Expiration date of current Interest Period
(C)	Aggregate amount of outstanding Borrowing
(D)	Aggregate amount to be converted to Base Rate Loans
(E)	Aggregate amount to be continued as Eurodollar Loans[4]
(F)	Interest Period[5]

The Company requests the following outstanding Borrowing comprised of Base Rate Loans be converted to a Borrowing comprised of Eurodollar Loans, as follows:

(A)	Borrower of the applicable Borrowing
(B)	Date of Conversion
(C)	Aggregate amount to be converted to Eurodollar Loans
(D)	Interest Period[6]

[Remainder of page intentionally left blank; signature page follows]

[4]	Not less than $1,000,000 (for Base Rate Borrowing) or $2,500,000 (for Eurodollar Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple.
[5]	Selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and shall not extend beyond the Scheduled Commitment Termination Date.
[6]	Selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and shall not extend beyond the Scheduled Commitment Termination Date.

Exhibit 2.3-2

NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability

By:
Name:
Title:

Exhibit 2.3-3

EXHIBIT 2.8

FORM OF NOTE

New York, New York    ______________, 202_

FOR VALUE RECEIVED, [IDENTIFY NAME OF UNDERSIGNED BORROWER], a [IDENTIFY ENTITY TYPE/JURISDICTION] (together with its successors and assigns, the “Borrower”), hereby unconditionally promises to pay to _________________ or its registered assigns (the “Lender”) for the account of its applicable Lending Office, at the payment office of the Administrative Agent (as hereinafter defined) on or before the Scheduled Commitment Termination Date (as defined in the Credit Agreement hereinafter described) or such earlier date on which any such amount shall become due and payable pursuant to the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest accrued thereon, in each case as provided in the Credit Agreement. The Borrower agrees to make payments and any required prepayments of principal on such Revolving Loans on the dates and in the amounts specified in the Credit Agreement in strict accordance with the terms thereof. The Borrower likewise agrees to pay interest on the outstanding principal amount hereof, at such interest rates, payable at such times, and computed in such manner, as are specified in the Credit Agreement in strict accordance with the terms thereof. All remaining principal and accrued interest then outstanding under this Note (this “Note”) shall be due and payable in full on the Scheduled Commitment Termination Date. All payments of principal and interest hereunder in respect of each Revolving Loan made by the Lender to the Borrower shall be made in immediately available funds in the respective currency in which principal and interest on such Revolving Loan are payable as provided in the Credit Agreement.

The Lender shall record all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Revolving Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Revolving Loans evidenced hereby.

It is the intention of the Lender to conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or the Revolving Loans represented hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note or the Credit Agreement), then, in that event, notwithstanding anything to the contrary in this Note, the Credit Agreement or any other instrument or agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Note, the Credit Agreement, or under any of the aforesaid agreements or instruments entered into in connection with this Note or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of this Note (or, if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of this Note is accelerated in accordance with the Credit Agreement by reason of an election of the holder or holders hereof resulting from any Event of Default under the Credit Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note, the Credit Agreement or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of this Note (or if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower or other applicable borrower under the Credit Agreement).

Exhibit 2.8 - 1

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to the Lender which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

This Note is one of the Notes referred to in, and is subject to and entitled to the benefits of, that certain Senior Secured Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into by and among Noble Finance Company, an exempted company incorporated in the Cayman Islands with limited liability, as the Company and a Borrower (as defined therein), Noble International Finance Company, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower (as defined therein), the other Designated Borrowers from time to time party thereto, the Lender, the other lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (as defined therein) (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto. Reference is hereby made to the Credit Agreement for a statement of the prepayment rights and obligations of the Borrower and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Capitalized terms not otherwise defined in this Note that are defined in the Credit Agreement are used in this Note with the respective meanings assigned to such capitalized terms in the Credit Agreement as provided in the Credit Agreement.

Upon the occurrence and during the continuance of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Credit Agreement. The Borrower agrees to pay, and indemnify the Lender against any liability for the payment of, all reasonable costs and expenses (including reasonable attorneys’ fees, subject to the limitations in Section 8.6 of the Credit Agreement) arising in connection with the enforcement by the Lender of any of its rights under this Note or the Credit Agreement as provided in the Credit Agreement.

All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for prepayment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor and all other notices whatsoever in respect of this Note. TIME IS OF THE ESSENCE OF THIS NOTE.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Remainder of page intentionally left blank; signature page follows]

Exhibit 2.8 - 2

IN WITNESS WHEREOF, the undersigned Borrower has caused this Note to be executed and delivered by its duly authorized representative as of the date first above written.

[NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability] / [IDENTIFY RELEVANT DESIGNATED BORROWER]

By:
Name:
Title:

Exhibit 2.8 - 4

Schedule to Note

Borrower: [NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability] / [IDENTIFY RELEVANT DESIGNATED BORROWER]

Date	Revolving Loans		Amount of Principal Repaid		Unpaid Principal Balance
	Base Rate	Adjusted LIBOR Rate	Base Rate	Adjusted LIBOR Rate	Base Rate	Adjusted LIBOR Rate	Total	Notation Made By:

EXHIBIT 2.14A

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date: ____________, 202[_]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Senior Secured Revolving Credit Agreement, dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[DESIGNATED BORROWER] (the “New Designated Borrower”) and the Company each hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the New Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The true and correct unique identification number (if any) that has been issued to the New Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date that the Administrative Agent delivers a corresponding Designated Borrower Notice, the New Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the New Designated Borrower would have had if the New Designated Borrower had been an original party to the Credit Agreement as a Borrower. The New Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the New Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the New Designated Borrower nor the Company on its behalf shall have any right to request any Loans for the account of the New Designated Borrower until the effective date designated by the Administrative Agent in a Designated Borrower Notice with respect to the New Designated Borrower delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

Exhibit 2.14A - 1

This Designated Borrower Request and Assumption Agreement shall constitute a Credit Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank; signature page follows]

Exhibit 2.14A - 2

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

[NEW DESIGNATED BORROWER], as the New Designated Borrower

By:
Name:
Title:

NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as the Company

By:
Name:
Title:

Exhibit 2.14A - 3

EXHIBIT 2.14B

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, 202[_]

To:	NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of the Senior Secured Revolving Credit Agreement, dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that, effective as of the date hereof, [DESIGNATED BORROWER] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Exhibit 2.14B - 1

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 2.14A - 2

EXHIBIT 3.3

FORM OF TAX CERTIFICATES

[see attached]

Exhibit 3.3 - 1

EXHIBIT 3.3A

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8-BEN-E (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:___________________, 20[__]

Exhibit 3.3A - 1

EXHIBIT 3.3B

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8-BEN-E (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:___________________, 20[__]

Exhibit 3.3B - 1

EXHIBIT 3.3C

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (the “Code”), (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8-BEN-E (or any successor form) or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W-8BEN or W-8-BEN-E (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:___________________, 20[__]

Exhibit 3.3 C- 1

EXHIBIT 3.3D

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (the “Code”), (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8-BEN-E (or any successor form) or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W-8BEN or W-8-BEN-E (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:___________________, 20[__]

Exhibit 3.3D - 1

EXHIBIT 6.6

FORM OF COMPLIANCE CERTIFICATE

[•], 202[•]

For the Fiscal [Quarter][Year] Ended ________________, 202__ (such date, the “Financial Statement Date”)

Reference is made to that certain Senior Secured Revolving Credit Agreement dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto. Any capitalized term defined in the Credit Agreement and used in this Compliance Certificate shall have the meaning given to it in the Credit Agreement.

[OPTION I: Use the following bracketed lead-in language and language for Paragraph A. if the Company’s or Noble Parent Company’s financial statements for the relevant period have not been filed with its Form 10-Q/10-K]

[The undersigned Financial Officer of the Company, solely in such person’s capacity as a Financial Officer of the Company, hereby certifies to the Lenders the matters set forth below[ (other than Paragraph A. below), and the undersigned Financial Officer of Noble Parent Company, solely in such person’s capacity as a Financial Officer of Noble Parent Company, hereby certifies to the Lenders the matters set forth in Paragraph A. below]1:

[A.	Check either 1 or 2:

[ ]

1. The unaudited quarterly financial statements required by Section 6.6(a)(i) of the Credit Agreement are attached hereto for the fiscal quarter ended on the Financial Statement Date, and such financial statements fairly present in all material respects the financial condition of [the Company][Noble Parent Company] and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated on a consolidated basis and have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes.

[ ]	2. The audited annual financial statements required by Section 6.6(a)(ii) of the Credit Agreement are attached hereto for the fiscal year ended on the Financial Statement Date.]

[OPTION II: Use the following bracketed lead-in language and language for Paragraph A. if the Company’s or Noble Parent Company’s financial statements for the relevant period have been filed with its Form 10-Q/10-K]

[1]

In the case of unaudited quarterly financial statements not filed on Form 10-Q, include this bracketed language if the certifications required pursuant to Section 6.6(a)(i) of the Credit Agreement are to be made by a Financial Officer of Noble Parent Company (instead of a Financial Officer of the Company).

Exhibit 6.6 - 1

[The undersigned, solely in such person’s capacity as a Financial Officer of the Company, hereby certifies to the Lenders that:

A.	Check either 1 or 2:

[ ]

1. The unaudited quarterly financial statements required by Section 6.6(a)(i) of the Credit Agreement are set forth in [the Company’s][Noble Parent Company’s] Form 10-Q for the fiscal quarter ended on the Financial Statement Date, which has been filed with the SEC in accordance with such Section.

[ ]

2. The audited annual financial statements required by Section 6.6(a)(ii) of the Credit Agreement are set forth in [the Company’s][Noble Parent Company’s] Form 10-K for the fiscal year ended on the Financial Statement Date, which has been filed with the SEC in accordance with such Section.]

B.	Check either 1 or 2:

[ ]

1. Set forth on Annex 1 are calculations required by Section 6.6(b)(i)(x) of the Credit Agreement excluding the effects of Noble Parent Company and any Subsidiaries of Noble Parent Company (including Unrestricted Subsidiaries) that are not Credit Parties or Restricted Subsidiaries from the financial statements of Noble Parent Company and its Subsidiaries delivered pursuant to Paragraph A. above.[2]

[ ]

2. Set forth on Annex 1 are calculations required by Section 6.6(b)(i)(y) of the Credit Agreement excluding the effects of any Unrestricted Subsidiary from the financial statements of the Company and its Subsidiaries delivered pursuant to Paragraph A. above.[3]

C.	As of the Financial Statement Date:

•	[Annex 2 sets forth calculations showing the Company’s compliance with the financial covenant set forth in Section 7.7(a) of the Credit Agreement.][4]

•	[Annex 3 sets forth calculations showing the Company’s compliance with the financial covenant set forth in Section 7.7(b) of the Credit Agreement.][5]

•	[Annex 4 sets forth calculations showing the Company’s compliance with the financial covenant set forth in Section 7.7(c) of the Credit Agreement.][6]

D.	Check either 1 or 2:

[2]	Select Paragraph B.1. if financial statements of Noble Parent Company and its Subsidiaries are delivered pursuant to Paragraph A. above.
[3]	Select Paragraph B.2. if financial statements of the Company and its Subsidiaries are delivered pursuant to Paragraph A. above.
[4]	Include bracketed language relating to Section 7.7(a) of the Credit Agreement only for the following Financial Statement Dates: March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021.
[5]	Include bracketed language relating to Section 7.7(b) of the Credit Agreement only for any Financial Statement Date ending on or after March 31, 2022.
[6]	Include bracketed language relating to Section 7.7(c) of the Credit Agreement only for any Financial Statement Date ending on or after June 30, 2021.

Exhibit 6.6 - 1

[ ]	1. As of the Financial Statement Date, the Credit Parties are in compliance with each of the financial covenants (to the extent then applicable) set forth in Section 7.7 of the Credit Agreement.

[ ]	2. As of the Financial Statement Date, the Credit Parties are not in compliance with the then-applicable financial covenant[s] set forth in Section 7.7[a][b][c] of the Credit Agreement.

E.	Check either 1 or 2:

[ ]	1. As of the date hereof, no Default or Event of Default has occurred and is continuing.

[ ]

2. As of the date hereof, no Default or Event of Default has occurred and is continuing except the following matters: [Describe all such Defaults or Events of Default and what action the Company has taken or proposes to take to remedy the same].

[Remainder of page intentionally left blank; signature page follows]

Exhibit 6.6 - 3

IN WITNESS WHEREOF, THE UNDERSIGNED FINANCIAL OFFICER OF THE COMPANY HAS EXECUTED THIS COMPLIANCE CERTIFICATE AS OF THE DATE FIRST SET FORTH ABOVE, SOLELY IN SUCH PERSON’S CAPACITY AS A FINANCIAL OFFICER OF THE COMPANY.

NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability

By:
Name:
Title:

[FOR PURPOSES OF PARAGRAPH A. OF THIS COMPLIANCE CERTIFICATE, THE UNDERSIGNED FINANCIAL OFFICER OF NOBLE PARENT COMPANY HAS EXECUTED THIS COMPLIANCE CERTIFICATE AS OF THE DATE FIRST SET FORTH ABOVE, SOLELY IN SUCH PERSON’S CAPACITY AS A FINANCIAL OFFICER OF NOBLE PARENT COMPANY.

NOBLE CORPORATION, an exempted company incorporated in the Cayman Islands with limited liability

By:
Name:
Title:][7]

[7]

In the case of unaudited quarterly financial statements not filed on Form 10-Q, include bracketed language and signature block for Noble Parent Company if the certifications required pursuant to Section 6.6(a)(i) of the Credit Agreement (Paragraph A hereof) are to be made by a Financial Officer of Noble Parent Company (instead of a Financial Officer of the Company).

Exhibit 6.6 - 4

ANNEX 1

TO COMPLIANCE CERTIFICATE

This Annex 1 is attached to and made a part of the Compliance Certificate dated as of [•], 202[•] and pertains to the fiscal [quarter][year] ended [________________], 202[__] (the “Financial Statement Date”).

[Insert reasonably detailed calculations, as applicable:

(1)

if consolidated financial statements of Noble Parent Company and its Subsidiaries are delivered pursuant to Section 6.6(a)(i) or (ii) of the Credit Agreement for the fiscal period ended on the Financial Statement Date, excluding the effects of Noble Parent Company and any Subsidiaries of Noble Parent Company (including Unrestricted Subsidiaries) that are not Credit Parties or Restricted Subsidiaries from such financial statements; or

(2)

if consolidated financial statements of the Company and its Subsidiaries are delivered pursuant to Section 6.6(a)(i) or (ii) of the Credit Agreement for the fiscal period ended on the Financial Statement Date, excluding the effects of any Unrestricted Subsidiary of the Company from such financial statements]

Exhibit 6.6 - 5

ANNEX 2

TO COMPLIANCE CERTIFICATE1

This Annex 2 is attached to and made a part of the Compliance Certificate dated as of [•], 202[•] and pertains to the Test Period ended [________________], 202[__] (such Test Period, the “Applicable Test Period”).

ADJUSTED EBITDA FOR THE APPLICABLE TEST PERIOD

(1) The aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP for the Applicable Test Period:	$	_________________
Excluding each of the following amounts in Item (2) below to the extent otherwise included in Item (1) above, in each case, without duplication:
(2) Income deductions for the Applicable Test Period:[2]

(a)   the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of (i) the amount of dividends or distributions actually paid in cash during the Applicable Test Period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be, and (ii) the amount of any loans repaid by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be:

	$	_________________

(b)   the net income of any Ineligible LCE or Unrestricted Subsidiary except to the extent of (i) the amount of dividends or distributions or other return on investment actually paid in cash during the Applicable Test Period by such Ineligible LCE or Unrestricted Subsidiary to the Company or to any of its Restricted Subsidiaries (or to the extent non-cash dividends or distributions are received and converted into cash by the Company or any of its Restricted Subsidiaries during the Applicable Test Period), as the case may be, (ii) the amount of any loans repaid by such Ineligible LCE or Unrestricted Subsidiary to the Company or to any of its Restricted Subsidiaries, as the case may be, and (iii) any other amount paid in cash by such Ineligible LCE or Unrestricted Subsidiary pursuant to Section 6.15 of the Credit Agreement:

	$	_________________

[1]	This Annex 2 is only required for the Test Periods ending on the following dates: March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021.
[2]	Items (2)(a) to (2)(g) correspond to clauses (a) through (g) of the definition of “Consolidated Net Income” in the Credit Agreement.

Exhibit 6.6 - 6

(c)   the net income (but not loss) during the Applicable Test Period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not permitted at the date of determination by the terms of its organizational documents or any contractual obligation applicable to such Restricted Subsidiary (other than by the terms of any Indebtedness of such Restricted Subsidiary outstanding pursuant to Section 7.3(h) of the Credit Agreement or any Permitted Refinancing Debt with respect thereto) except to the extent such income is actually paid in cash during the Applicable Test Period by such Restricted Subsidiary to the Company or another Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Company or any of its Restricted Subsidiaries during the Applicable Test Period):

	$	_________________
(d) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction:	$	_________________
(e) any extraordinary gains or losses during the Applicable Test Period, including any cancellation of indebtedness income:	$	_________________

(f)   any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives:

	$	_________________
(g) any gains or losses attributable to writeups or writedowns of assets:	$	_________________
(3) Consolidated Net Income for the Applicable Test Period (Item (1) minus Item (2)):	$	_________________
Plus:

(4)   The sum of the following amounts with respect to the Company and its Restricted Subsidiaries for the Applicable Test Period, without duplication, to the extent deducted from the calculation of Item 3 for the Applicable Test Period:

(a) Interest Expense, taxes (including, without duplication, any Tax Payments), depreciation and amortization:	$	_________________
(b) gains, losses and non-cash charges related to the cancellation of debt, swaps and/or other derivatives:	$	_________________
(c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or Disposition:	$	_________________

Exhibit 6.6 - 7

(d)   all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash), provided that (1) the aggregate amount of such cash charges, expenses or losses under this Item (4)(d) (other than in connection with the Transocean Litigation and the Paragon Litigation), together with any cash charges, costs or losses added back pursuant to Item (4)(g) and Item (4)(i) below, shall not exceed the greater of (x) $2,500,000 and (y) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs) and (2) such charges, expenses or losses with the Transocean Litigation and Paragon Litigation shall not be subject to any limitation:

	$	_________________

(e)   all charges and expenses pursuant to or in connection with the Chapter 11 Cases and current restructuring, provided that the aggregate amount of such charges and expenses under this Item (4)(e) shall not exceed $120,000,000 for the fiscal year ending December 31, 2020 and $10,000,000 for the fiscal year ending December 31, 2021, with any unused amounts for the fiscal year ending December 31, 2020 being available for the fiscal year ending December 31, 2021:

	$	_________________
(f) any non-cash adjustments and charges stemming from the application of fresh start accounting:	$	_________________

(g)   transaction expenses incurred in connection with any acquisition or Dispositions, provided that the aggregate amount of such cash expenses under this Item (4)(g) (other than in connection with consummated acquisitions in which the acquired assets become Collateral) shall not exceed (1) the limitations set forth in clause (1) of the proviso to Item (4)(d) above, (2) shall not exceed 1% of the total transaction value of the applicable acquisition or Disposition and (3) no such expenses may be paid to any Affiliate of the Company (except to the extent such payment is in respect of (x) third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary or (y) out-of-pocket expenses required to be paid or reimbursed pursuant to the Shared Services Agreement):

	$	_________________
(h) non-cash charges and expenses relating to employee benefit plans, management incentive plans, equity compensation plans or other stock-based compensation arrangements:	$	_________________

(i) charges, costs or losses attributable to severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business integrity and corporate development, provided that the aggregate amount of cash charges, costs or losses under this Item (4)(i) shall not exceed the limitation set forth in clause (1) of the proviso to Item (4)(d) above:

	$	_________________

Exhibit 6.6 - 8

(j) Acquisition EBITDA Adjustments:	$	_________________
(k) Total EBITDA Addbacks (sum of Items (4)(a) through (4)(j)):	$	_________________
Minus:

(5)   The sum of (x) any “Permitted Payments to Parent” made during the Applicable Test Period solely to the extent not deducted from, or otherwise reducing the amount of, Consolidated Net Income in the Applicable Test Period (other than in respect of (1) Tax Payments, and (2) any Permitted Payments to Parent in respect of an expense or liability that would not have been deducted from, or otherwise reduced the amount of, Consolidated Net Income in the Applicable Test Period had the Company or any Restricted Subsidiary incurred such expense or liability directly instead of a direct or indirect parent of the Company), (y) Adjusted EBITDA attributable to Rigs that have ceased to be owned by the Company or any Restricted Subsidiary as a result of a Disposition, and (z) all noncash items of income added to Consolidated Net Income:

	$	_________________
Adjusted EBITDA for the Applicable Test Period (Item 3 + Item 4(k) + Item 5):	$	_________________
Minimum Adjusted EBITDA for the Applicable Test Period pursuant to Section 7.7(a) of the Credit Agreement:	$	[70][3] [40][4] [25][5],000,000

[3]	For the Test Period ending March 31, 2021.
[4]	For the Test Period ending June 30, 2021.
[5]	For the Test Periods ending September 30 and December 30, 2021.

Exhibit 6.6 - 9

ANNEX 3

TO COMPLIANCE CERTIFICATE6

This Annex 3 is attached to and made a part of the Compliance Certificate dated as of [•], 202[•] and pertains to the Test Period ended [________________], 202[__] (such Test Period, the “Applicable Test Period”).

INTEREST COVERAGE RATIO FOR THE APPLICABLE TEST PERIOD[7]
(1) Adjusted EBITDA for the Applicable Test Period:	$	_________________
(2) Cash Interest Expense for the Applicable Test Period:	$	_________________
(3) Ratio of Item (1) to Item (2):		___:___
Minimum Interest Coverage Ratio under Section 7.7(b) of the Credit Agreement:		[2.00][8] [2.25][9]:1.00

[6]	This Annex 3 is only required for any Test Period ending on or after March 31, 2022.
[7]

In the event that an Acquisition EBITDA Adjustment for any acquired or constructed Rig or Permitted Acquisition is included in Adjusted EBITDA for the Applicable Test Period and any Indebtedness was incurred in connection with such transaction, then for purposes of calculating the Interest Coverage Ratio for the Applicable Test Period (i) the amount of Interest Expense included in Adjusted EBITDA for the Applicable Test Period and (ii) the Cash Interest Expense for the Applicable Test Period shall be calculated on a pro forma basis as if such Indebtedness so incurred had been incurred as of the first day of the Applicable Test Period with a constant interest rate per annum equal to the rate in effect on the date of incurrence.

[8]	Commencing with the Test Period ending March 31, 2022 and ending with the Test Period ending June 30, 2024.
[9]	Commencing with the Test Period ending September 30, 2024 and thereafter.

Exhibit 6.6 - 10

ANNEX 4

TO COMPLIANCE CERTIFICATE10

This Annex 4 is attached to and made a part of a Compliance Certificate dated as of [•], 202[•] and pertains to the fiscal period ended [________________], 202[__] (such date, the “Financial Statement Date”).

ASSET COVERAGE RATIO AS OF THE FINANCIAL STATEMENT DATE

(1) Asset Coverage Aggregate Rig Value as of the Financial Statement Date:	$	_________________
(2) The sum of the Loans outstanding as of the Financial Statement Date:	$	_________________

(3)   The aggregate face amount of all outstanding Letters of Credit as of the Financial Statement Date (other than any Letter(s) of Credit with respect to which the Company has provided or caused to be provided Cash Collateral as specified in Section 8.2(c) of the Credit Agreement):

	$	_________________
(4) Sum of Item (2) and Item (3):	$	_________________
(5) Ratio of Item (1) to Item (4):		[___]:[___]
Minimum Asset Coverage Ratio under Section 7.7(c) of the Credit Agreement:		2.00:1.00

[10]	This Annex 3 is only required for any Test Period ending on or after June 30, 2021.

Exhibit 6.6 - 11

EXHIBIT 7.3

SUBORDINATION TERMS

This MASTER INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [__], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among (a) Noble Finance Company, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and each Subsidiary of the Company identified from time to time as a “Subordinated Lender” on its signature page hereto as of the date hereof or on a counterpart to this Agreement that is hereafter executed and delivered pursuant to Section 15 (the Company and each such Subsidiary referred to in this clause (a), collectively, the “Subordinated Lenders”), and (b) each Credit Party from time to time party hereto (collectively, the “Subordinated Borrowers”).

W I T N E S S E T H

A. Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of February [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Noble Finance Company, [a company incorporated under the laws of England and Wales] (the “Company”), as the Company and a Borrower, Noble International Finance Company, an exempted company incorporated in the Cayman Islands with limited liability (“NIFCO”), as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and the other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Administrative Agent, the other Agents, the Lenders, the Issuing Banks and each counterparty in respect of any Specified Cash Management Obligation or Specified Swap Agreement Obligation (collectively, the “Senior Lenders”) have agreed to extend credit and other financial accommodations to the Borrowers and the other Credit Parties subject to the terms and conditions set forth in the Credit Agreement and the other Credit Documents.

C. The Subordinated Lenders are Borrowers under the Credit Agreement and/or other Subsidiaries or Affiliates of the Borrowers, and each will derive substantial benefits from the extension of credit and other financial accommodations to the Borrowers and the other Credit Parties pursuant to the Credit Documents.

D. The Subordinated Lenders intend to make loans (collectively, the “Loans”) to each Subordinated Borrower, which loans are required by Section 7.3(c) of the Credit Agreement to be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent, and the Subordinated Borrowers may, from time to time, owe other liabilities (collectively, the “Liabilities”) to the Subordinated Lenders.

Accordingly, each Subordinated Lender and each Subordinated Borrower hereby agree as follows:

Exhibit 7.3 -1

1. Subordination.

(a) Each Subordinated Lender hereby agrees that the Loans and all other Liabilities of any type owing by any Subordinated Borrower to such Subordinated Lender (all such Loans and Liabilities, collectively, the “Subordinated Obligations”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the Obligations owing by any Subordinated Borrower to any Senior Lender (such Obligations, as used herein, the “Senior Obligations”).

(b) Each Subordinated Borrower and each Subordinated Lender agree (in each case solely with respect to the Subordinated Obligations in respect of which such Subordinated Borrower is the obligor and such Subordinated Lender is the obligee and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that, except to the extent otherwise expressly agreed to in writing by the Administrative Agent, no payment in respect of the Subordinated Obligations shall be made (in cash, securities, other property, by setoff or otherwise, other than Restructured Debt Securities (as defined below)) by such Subordinated Borrower or received, accepted or demanded by such Subordinated Lender after (i) the occurrence, and during the continuation, of an Event of Default and (ii) except in the case of any Event of Default described in Sections 8.1(h), (i) or (n) of the Credit Agreement, the Borrowers have received a written notice from the Administrative Agent specifying that pursuant to and in accordance with Section 8.2 of the Credit Agreement, the Administrative Agent is prohibiting any further payment in respect of the Subordinated Obligations so long as such Event of Default is continuing (any such Event of Default with respect to which such notice has been so received, a “Notified Event of Default”).

(c) (x) Upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any general assignment for the benefit of creditors or any other marshalling of all or any material portion of the assets and liabilities of any Subordinated Borrower (in any such case, other than any such event or transaction that is expressly permitted by the Credit Agreement), (y) if any other Event of Default has otherwise occurred and is continuing under Sections 8.1(h), (i) or (n) of the Credit Agreement, or (z) if a Notified Event of Default has occurred and is continuing, then, except to the extent otherwise expressly agreed to in writing by the Administrative Agent:

(i) the Senior Lenders shall first be entitled to receive (whether directly or indirectly), or make any demand for, any payment in full in cash of the Senior Obligations (other than any contingent indemnification obligations or other contingent obligations for which no claim has been made as at the relevant time of determination) (“Senior Payment in Full”) before any Subordinated Lender shall be entitled to receive, or make any demand for, any payment on account of the Subordinated Obligations of such Subordinated Borrower; and

(ii) until Senior Payment in Full has occurred, any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities, other property, by setoff or otherwise (other than debt securities of such Subordinated Borrower that are subordinated, to at least the same extent as the Subordinated Obligations, to the payment of all Senior Obligations then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”), to which any Subordinated Lender would be

Exhibit 7.3 - 2

entitled but for the effect of the provisions of this Section 1 shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations then owed to each of the Senior Lenders).

(d) At any time when payment in respect of the Subordinated Obligations is prohibited under this Agreement, each Subordinated Lender (i) agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities, other property by setoff or otherwise (other than Restructured Debt Securities) or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations and (ii) agrees that, in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law, the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), to demand, sue for, collect and receive every payment or distribution referred to in Section 1(c)(ii) and give acquittance therefor and to file claims and proofs of claim and take such other action as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders; provided, however, that the Administrative Agent shall have no obligation to do so.

(e) In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities, other property by setoff or otherwise (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise in respect of the Subordinated Obligations, shall be received by or on behalf of any Subordinated Lender at a time when such payment is expressly prohibited by this Agreement, such payment or distribution shall be held in trust by such Subordinated Lender for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations then owed to each of the Senior Lenders), until Senior Payment in Full has occurred.

(f) Each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities, other property by setoff or otherwise (other than Restructured Debt Securities) of each applicable Subordinated Borrower applicable to the Senior Obligations until Senior Payment in Full has occurred, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this Section 1(f) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(g) Each Subordinated Lender agrees that all the proceeds of any (i) security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or (ii) any guarantee, of any nature whatsoever, by any Subordinated Borrower of any Subordinated Obligations shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

Exhibit 7.3 - 3

(h) Nothing in this Agreement will prevent any Subordinated Borrower from paying, or any Subordinated Lender from receiving, non-cash payments of interest in kind (in the form of capitalized or additional interest) on the Subordinated Obligations at any time.

2. Waivers and Consents.

(a) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, in its capacity as a Subordinated Lender.

(b) Each Subordinated Lender, solely in its capacity as a Subordinated Lender, waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations.

3. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect until Facility Termination irrespective of:

(a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or the other Credit Documents;

(b) any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any guarantee of any of the Senior Obligations; provided that, notwithstanding anything to the contrary herein, should any Subordinated Borrower cease to be a Credit Party, such Subordinated Borrower shall automatically cease to be a Subordinated Borrower hereunder and shall automatically be released from its obligations as a Subordinated Borrower; or

(c) any assignment or purported assignment of any or all of the Senior Obligations by any or all of the Senior Lenders.

Exhibit 7.3 - 4

4. Subordination of Liens. The parties hereto agree that any Lien on any property of a Subordinated Borrower benefiting the Subordinated Obligations or any guaranty of any Credit Party in respect of the Subordinated Obligations, whether arising by statute, in law or equity or by contract, such Lien or guaranty shall be, and hereby is, expressly subordinated and made secondary and inferior to the Liens and guaranties now or hereafter securing or benefiting the Senior Obligations.

5. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders, on the one hand, and the Subordinated Lenders and the Subordinated Borrowers, on the other, and no other Person other than the Senior Lenders shall have any right, benefit or other interest under this Agreement or otherwise be a third party beneficiary thereof.

6. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 11.8 of the Credit Agreement (with any notice to any Subordinated Borrower or Subordinated Lender being given to the Company).

7. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified, except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender.

(b) No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

10. Termination. This Agreement will terminate (i) automatically upon Facility Termination or (ii) if earlier, upon the written agreement of the Administrative Agent, each Subordinated Borrower and each Subordinated Lender to terminate this Agreement.

11. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Exhibit 7.3 - 5

12. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and the successors and permitted assigns of each of the Subordinated Lenders.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

14. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15. Additional Parties. From time to time, one or more additional Subsidiaries of the Company may become Subordinated Lenders and/or Subordinated Borrowers hereunder (each, an “Additional Party”), by executing and delivering a counterpart to this Agreement in substantially the form of Annex I attached hereto (or such other form as is reasonably acceptable to the Administrative Agent or otherwise in accordance with the Agreed Security Principles). Upon the execution and delivery of any such counterpart, each such Additional Party shall be a Subordinated Lender and/or a Subordinated Borrower hereunder, as the case may be (as specified in such Additional Party’s counterpart to this Agreement), and shall be as fully a party hereto as if such Additional Party were an original signatory hereof.

16. Restrictions on Transfer. Except as otherwise permitted by the Credit Agreement or to the extent otherwise expressly agreed to in writing by the Administrative Agent from time to time, no Subordinated Lender may transfer (by sale, novation or otherwise) or pledge any of its rights or obligations in respect of the Subordinated Obligations to any other person other than to (i) the Collateral Agent pursuant to a Collateral Document or (ii) another Subordinated Lender party to this Agreement.

17. Subordination Agreement. This Agreement is a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code.

18. Legends. With respect to any of the following evidencing payment obligations of a Subordinated Borrower in excess of $250,000 individually or $1,000,000 in the aggregate, each party hereto agrees that any credit agreement, promissory note or other documentation evidencing the Subordinated Obligations shall bear a legend stating that such credit agreement, promissory note or other documentation is subject to the terms of this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

Exhibit 7.3 - 6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[SUBORDINATED BORROWER], as a Subordinated Borrower[1]

By:_
Name:
Title:

[SUBORDINATED LENDER], as a Subordinated Lender

By:
Name:
Title:

[1]	NTD: Each Borrower and Guarantor to sign as both a Subordinated Lender and a Subordinated Borrower.

Exhibit 7.3 - 7

Annex 1

Form of Counterpart

IN WITNESS WHEREOF, the undersigned has caused this counterpart to that certain Master Intercompany Subordination Agreement, dated as of [__], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), to be duly executed and delivered pursuant to Section 15 of the Agreement as of ________________, 20____, and by its execution and delivery hereof, the undersigned hereby joins the Agreement as an Additional Party and a [Subordinated Lender] [and] [Subordinated Borrower] in all respects as if it were an original signatory thereto.

[NAME OF ADDITIONAL PARTY], as a [Subordinated Lender] [and] [Subordinated Borrower]

By:
Name:
Title:

Exhibit 7.3 - 1

EXHIBIT 11.11

FORM OF ASSIGNMENT AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: _________________________________________

2. Assignee: _________________________________________

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s): Noble Finance Company[,] [and] [Noble International Finance Company] [and [insert other Designated Borrowers]]

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Senior Secured Revolving Credit Agreement, dated as of February [•], 2021, by and among NOBLE FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), as the Company and a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, an exempted company incorporated in the Cayman Islands with limited liability, as a Designated Borrower, the other Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties from time to time party thereto.

Exhibit 11.11 - 1

6. Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[25]
	$	$	%
	$	$	%
	$	$	%

[Remainder of page intentionally left blank; signature pages follow]

[25]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit 11.11 - 2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit 11.11 - 3

[Consented to:

[EACH ISSUING BANK], as an Issuing Bank

By:
Name:
Title:]

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent[26]

By:
Name:
Title:

[26]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit 11.11 - 4

[Consented to:][27]
NOBLE FINANCE COMPANY, as the Company
By:
Name:
Title:

[27]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Exhibit 11.11 - 5

ANNEX 1

NOBLE FINANCE COMPANY SENIOR SECURED REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) other than with respect to the representations and warranties of the Assignor contained herein, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.11 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.6(a) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code), attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) confirms, for the benefit of the Administrative Agent and the Borrowers, that it is [not a Qualifying Lender][a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender].

Exhibit 11.11 - 6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. Effectiveness. Notwithstanding any other provision hereof, if the consents of the Company and the Administrative Agent hereto are required under Section 11.11(b) of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained (including, in the case of the Company, its deemed consent pursuant to Section 11.11(b) of the Credit Agreement, if applicable).

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 11.11 - 7